Exhibit 10.1

Execution Version

ABL CREDIT AGREEMENT

among

NEWELL BRANDS INC.,

as the Company,

The IRISH BORROWER Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A. and J.P. MORGAN SE,

as Administrative Agent

dated as of July 30, 2026,

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA,

ROYAL BANK OF CANADA

and

WELLS FARGO BANK, N.A.

as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents

1

3.5	Reimbursement Obligation of the Borrowers	105
3.6	Obligations Absolute	106
3.7	Letter of Credit Payments	106
3.8	Applications	106
3.9	Replacement of an Issuing Lender	107

SECTION 4. REPRESENTATIONS AND WARRANTIES		107
4.1	Financial Condition	107
4.2	No Change	107
4.3	Existence; Compliance with Law	107
4.4	Power; Authorization; Enforceable Obligations	107
4.5	No Legal Bar; No Conflict	108
4.6	Litigation	108
4.7	No Default	108
4.8	Ownership of Property; Liens	108
4.9	Intellectual Property	108
4.10	Taxes	108
4.11	Federal Regulations	109
4.12	Labor Matters	109
4.13	ERISA	109
4.14	Investment Company Act	109
4.15	Subsidiaries; Capital Stock	109
4.16	Use of Proceeds	109
4.17	Environmental Matters	109
4.18	Accuracy of Information, etc.	110
4.19	Security Documents	110
4.20	Solvency	110
4.21	Anti-Corruption Laws, Anti-Money Laundering and Sanctions	110
4.22	Plan Assets; Prohibited Transactions	110
4.23	Borrowing Base Certificate	110
4.24	Centre of Main Interest	111
4.25	UK Pensions	111
4.26	DAC6	111
4.27	Canadian Pension Plans and Canadian MEPPs	111
4.28	Financial Assistance and Connected Persons	111
4.29	Relevant External Company	111
4.30	No Immunity	111
4.31	Commercial Benefit	111
4.32	No Trustee	112
4.33	Pari Passu Ranking (Australia)	112
4.34	Ranking (Australia)	112
4.35	Financial Assistance	112

SECTION 5. CONDITIONS PRECEDENT		112
5.1	Conditions to the Closing Date	112
5.2	Conditions to Each Extension of Credit	114

SECTION 6. AFFIRMATIVE COVENANTS		115
6.1	Financial Statements	115
6.2	Certificates; Borrowing Base; Other Information	116
6.3	Payment of Obligations	117

2

6.4	Maintenance of Existence; Compliance with Laws; Anti-Corruption and Sanctions	118
6.5	Maintenance of Property; Insurance	118
6.6	Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations	118
6.7	Notices	119
6.8	Environmental Laws	120
6.9	[Reserved]	120
6.10	Additional Collateral, etc; Further Assurances	120
6.11	[Reserved]	122
6.12	Cash Management Systems; Application of Proceeds of Accounts	122
6.13	Post-Closing	123
6.14	Canadian Pension Plans and Canadian MEPPs	123
6.15	[Reserved]	124
6.16	Financial Assistance	124
6.17	Centre of Main Interest	124
6.18	PPSA (Australia) Covenants	124

SECTION 7. NEGATIVE COVENANTS		125
7.1	Consolidated Fixed Charge Coverage Ratio	125
7.2	Indebtedness	125
7.3	Liens	127
7.4	Fundamental Changes	131
7.5	Disposition of Property	131
7.6	Restricted Payments	134
7.7	Investments	135
7.8	Optional Payments of Certain Debt Instruments	137
7.9	Transactions with Affiliates	138
7.10	Sales and Leasebacks	138
7.11	Swap Agreements	139
7.12	Changes in Fiscal Periods	139
7.13	Negative Pledge Clauses	139
7.14	Clauses Restricting Subsidiary Distributions	139
7.15	Lines of Business	140
7.16	Use of Proceeds	140
7.17	[Reserved]	140
7.18	Australian Tax Matters	141

SECTION 8. EVENTS OF DEFAULT		141
8.1	Events of Default	141
8.2	[Reserved]	144

SECTION 9. THE AGENT		144
9.1	Appointment	144
9.2	Administrative Agent’s Reliance, Indemnification, Etc.	146
9.3	Posting of Communications	147
9.4	The Administrative Agent Individually	149
9.5	Successor Administrative Agent	149
9.6	Acknowledgments of Lenders and Issuing Lenders	150
9.7	Collateral Matters	151
9.8	Credit Bidding	152
9.9	Certain ERISA Matters	153

3

9.10	Flood Insurance Laws	154
9.11	Administrative Agent as security trustee	154
9.12	Appointment of the Administrative Agent as Australian Security Trustee for the Australian Security Agreements	155

SECTION 10. MISCELLANEOUS		156
10.1	Amendments and Waivers	156
10.2	Notices	157
10.3	No Waiver; Cumulative Remedies	158
10.4	Survival of Representations and Warranties	159
10.5	Limitation of Liability; Payment of Expenses and Taxes	159
10.6	Successors and Assigns; Participations and Assignments	161
10.7	Adjustments; Set-off	164
10.8	Counterparts; Electronic Execution	165
10.9	Severability	166
10.10	Integration	166
10.11	GOVERNING LAW	166
10.12	Submission To Jurisdiction; Waivers	166
10.13	Acknowledgments	167
10.14	Releases of Guarantees and Liens	168
10.15	Confidentiality	169
10.16	WAIVERS OF JURY TRIAL	170
10.17	USA Patriot Act	171
10.18	Intercreditor Agreement	171
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	171
10.20	Acknowledgement Regarding Any Supported QFCs	171
10.21	[Reserved]	172
10.22	Judgment Currency	172
10.23	Collateral Limitations	172
10.24	Maximum Rate Limitation	173
10.25	Interest Act (Canada)	174
10.26	Exclusions of the PPSA (Australia)	174
10.27	PPSA (Australia) further Assurances	175

SCHEDULES:

1.1A	Commitments
1.1B	Agreed Security Principles
1.1C	Cash Pool Accounts
3.1	Existing Letters of Credit
4.10	Tax Matters
4.15	Subsidiary Loan Parties; Excluded Subsidiaries; Immaterial Subsidiaries
4.25	UK Pension Plans
4.27	Canadian Defined Benefit Pension Plans and Canadian MEPPs
6.13	Post-Closing
6.14	Canadian Pension Plans and Canadian MEPPs
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(l)	Scheduled Dispositions
7.7(k)	Existing Investments

4

EXHIBITS:

A	[Reserved]
B	Form of Interest Election Request
C	[Reserved]
D-1	Form of Guarantee Agreement
D-2	Form of U.S. Collateral Agreement
E	Form of Assignment and Assumption
F	Form of Compliance Certificate
G	[Reserved]
H-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
H-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
H-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
H-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
I-1	Form of Increased Facility Activation Notice—Incremental Revolving Commitments
I-2	Form of New Lender Supplement
J	Form of Borrowing Base Certificate
K	Form of Solvency Certificate

5

ABL CREDIT AGREEMENT (this “Agreement”), dated as of July 30, 2026 among NEWELL BRANDS INC., a Delaware corporation (the “Company”), the IRISH BORROWER, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents from time to time parties hereto.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2014 Indenture” means the Indenture, dated as of November 19, 2014, between the Company, as issuer, and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee, as further supplemented, amended or modified from time to time prior to the Closing Date.

“2014 Indenture Liens Basket” means clause (a)(xiii) of Section 1007 of the 2014 Indenture.

“2024 Supplemental Indentures” means (a) the First Supplemental Indenture, dated as of November 13, 2024, between the Company, as issuer and U.S. Bank Trust Company, National Association, as trustee, and (b) the Second Supplemental Indenture, dated as of November 13, 2024, between the Company, as issuer and U.S. Bank Trust Company, National Association, as trustee, in each case, as further supplemented, amended or modified from time to time prior to the Closing Date.

“2024 Supplemental Indentures Liens Basket” means clause (xxvii) of the definition of “Permitted Liens” in each of the 2024 Supplemental Indentures or, in the alternative, as provided for in Section 4.06(b) of each of the 2024 Supplemental Indentures, clause (a)(xiii) of section 1007 of the 2014 Indenture.

“2025 Indenture” means the Indenture, dated as of May 22, 2025, between the Company, as issuer, and U.S. Bank Trust Company, National Association, as trustee, as further supplemented, amended or modified from time to time prior to the Closing Date.

“2025 Indenture Liens Basket” means clause (27) of the definition of “Permitted Liens” in the 2025 Indenture or, in the alternative, as provided for in Section 4.13 of the 2025 Indenture, clause (a)(13) of Section 4.13 of the 2025 Indenture.

“ABR” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Accepting Lenders” has the meaning set forth in Section 2.25(a).

“Account” means, with respect to a Person, any of such Person’s now owned or hereafter acquired or arising Accounts (as defined in the Uniform Commercial Code, the PPSA or the PPSA (Australia), as applicable, or the equivalent concept under the applicable law of any relevant jurisdiction) and Receivables (as defined in the E&W Debenture).

“Account Control Agreement” means any tri-party control agreement or other documentation entered into between the Administrative Agent, the relevant Loan Party and the relevant account bank or any other similar documentation or requirement (including a notice and acknowledgement), in each case necessary or desirable (subject to the Agreed Security Principles) to perfect the Lien of the Administrative Agent or the Australian Security Trustee (as applicable) over bank accounts and to effect control over the bank and securities accounts of the relevant Loan Party pursuant to any relevant Security Document, in each case in form and substance satisfactory to the Administrative Agent.

“Account Debtor” means any Person obligated on an Account.

“Additional Commitment Lender” has the meaning set forth in Section 2.26.

“Additional Permitted Amount” has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Adjustment Date” has the meaning set forth in the Applicable Pricing Grid.

“Administrative Agent” means the U.S. Administrative Agent and/or the Non-U.S. Administrative Agent as the context requires or as the U.S. Administrative Agent and/or Non-U.S. Administrative Agent deems appropriate in its or their sole discretion, in each case, as Administrative Agent and security trustee or Australian Security Trustee (as applicable) for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person” has the meaning set forth in Section 10.4(c).

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the amount of such Lender’ Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Agreed Currency” means Dollars and each Agreed Foreign Currency.

“Agreed Foreign Currency” means, at any time, any of Euros, Canadian Dollars, Sterling and, with the agreement of each Lender and the Administrative Agent (and each Issuing Lender, as to any Letter of Credit requested to be issued by it), any other Foreign Currency, so long as, in respect of any such Specified Currency or other Foreign Currency, at such time (a) such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars and (b) no central bank or other governmental authorization in the country of issue of such currency (including, in the case of the euro, any authorization by the European Central Bank) is required to permit use of such currency by any Lender for making any Revolving Loan hereunder and/or to permit any Borrower to borrow and repay the principal thereof and to pay the interest thereon and/or, in the case of any Letter of Credit denominated in any such currency, to permit the applicable Issuing Lender to issue such Letter of Credit or make any disbursement with respect thereto hereunder and/or to permit any Borrower to reimburse the applicable Issuing Lender for any such disbursement or pay interest thereon and/or to permit any Lender to acquire a participation interest therein or make any payment to the applicable Issuing Lender in consideration thereof, unless, in each case, such authorization has been obtained and is in full force and effect.

“Agreed Security Principles” means, collectively, all of the provisions set forth in Schedule 1.1B, as may be amended, restated, supplemented or otherwise modified from time to time by the Administrative Agent and the Company.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Annual Appraisal” has the meaning set forth in Section 6.6(a).

“Annual Field Examination” has the meaning set forth in Section 6.6(b).

“AML Laws” means the applicable laws and regulations in any jurisdiction applicable to any Loan Party or any of their respective Subsidiaries that relates to the prevention and detection of money laundering, terrorist activity financing and/or sanctions evasion, including, without limitation: (i) in Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder and the guidance of the Financial Transactions and Reports Analysis Centre of Canada (FINTRAC), Part II.1 and sections 354 and 462.31 of the Criminal Code (Canada); (ii) in the United States, the Patriot Act, the U.S. Bank Secrecy Act, the U.S. Corporate Transparency Act and the regulations made thereunder and the guidance of the U.S. Financial Crimes Enforcement Network (FinCen); (iii) in Australia, the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Anti-Money Laundering and Counter-Terrorism Financing Rules of Australia; and (iv) in the United Kingdom, the Proceeds of Crime Act 2002, the Bribery Act 2010, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and the National Security and Investment Act 2021.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to bribery, corruption, money-laundering, or any financial record keeping and reporting requirements related thereto. This includes, but is not limited to, the United States Foreign Corrupt Practices Act of 1977, the 2010 UK Bribery Act, the Corruption of Foreign Public Officials Act (Canada) and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Anti-Money Laundering and Counter-Terrorism Financing Rules of Australia, and in each case, as may be amended from time to time.

“Applicable Margin” means the applicable rates set forth in the Applicable Pricing Grids (as defined below); provided, that the Applicable Margin until such time as the Borrowing Base Certificate with respect to the second full fiscal month following the Closing Date is required to be delivered pursuant to Section 6.2(g) shall be Level III of the Applicable Pricing Grids.

“Applicable Parties” has the meaning set forth in Section 9.3(c).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans or L/C Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment (provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Exposure at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Exposure, a percentage based upon its share of the Aggregate Exposure and the unused Commitments; provided that, solely with respect to the reallocation set forth in Section 2.23(c), so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.

“Applicable Pricing Grids” means the table set forth below:

Level	Availability	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans	Applicable Margin for RFR Loans
I	≥ 66% of the Line Cap	0.50%	1.50%	1.50%
II	<66% but ≥ 33% of the Line Cap	0.75%	1.75%	1.75%
III	<33% of the Line Cap	1.00%	2.00%	2.00%

Average Quarterly Availability	Commitment Fee Rate
<50%	0.25%
≥50%	0.30%

For the purposes of the Applicable Pricing Grid (a) changes in the Applicable Margin resulting from changes in the average daily Availability shall (i) become effective on the third Business Day (the “Adjustment Date”) after the Administrative Agent has received the applicable Borrowing Base Certificate and shall remain in effect until the next change to be effected pursuant to this paragraph and (ii) be based on the average daily Availability for the immediately preceding calendar month and (b) changes to the Commitment Fee Rate shall become effective on the third Business Day of each fiscal quarter based upon the Average Quarterly Availability during the most recently ended fiscal quarter and shall remain in effect until the next change to be effected pursuant to this paragraph. If, as of any date that a Borrowing Base Certificate is scheduled to be delivered pursuant to Section 6.2(g), any Borrowing Base Certificate required to be delivered on or prior to such date shall not have been delivered, then, until the Adjustment Date occurring after the date on which all required Borrowing Base Certificates are delivered, the Administrative Agent, acting at the direction of the Required Lenders, shall declare that the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Automatically, upon the occurrence and continuance of an Event of Default pursuant to Section 8.1(f), the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Applicable Reference Period” means as of any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended March 31, 2026).

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit, specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day) and the date on which such Letter of Credit is to expire and such other information as the Issuing Lender may request.

“Approved Borrower Portal” has the meaning set forth in Section 9.3(a).

“Approved Fund” has the meaning set forth in Section 10.6(a).

“Arranger” means each Joint Lead Arranger, Joint Bookrunner and Syndication Agent identified on the cover page of this Agreement.

“Article 21c CRD VI” has the meaning assigned to such term in Section 2.1(d).

“Assignee” has the meaning set forth in Section 10.6(a).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Australia” means the Commonwealth of Australia (and includes, where the context requires, any state or territory of Australia). “Australian” shall have a corresponding meaning.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Guarantor” means any Loan Party incorporated under the laws of Australia.

“Australian Pension Plan” means a superannuation, retirement benefit or pension fund (whether established by deed or under any statute of Australia) contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees and officers or former employees and officers.

“Australian Priority Payables Reserve” means those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion with respect to (i) amounts secured by any Liens, choate or inchoate, or with respect to any rights, whether imposed by applicable law in Australia or elsewhere (and including rights to the payment or reimbursement of any costs, charges or other amounts in connection with any insolvency proceeding), which rank or are capable of ranking in priority to (or pari passu) the Liens on the Collateral in favor of the Australian Security Trustee including, without limitation, to the extent applicable by operation of law, any such amounts due or which may become due and not paid for wages, long service leave, retrenchment, payment in lieu of notice, or vacation pay (including in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth)), (ii) any preferential claims as set out in the Australian Corporations Act, (iii)_ amounts due or which may become due and not paid under any legislation relating to workers’ compensation or to employment insurance, (iv) all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth) (but excluding Pay as You Go income withholding tax) and (v) amounts in the future, currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.

“Australian Security Documents” means each of:

(a) the Australian Specific Security Deed;

(b) the Australian Security Trust Deed; and

(c) any other Australian law governed security agreements, debentures, charges or similar agreements delivered pursuant to this Agreement and granted by any Loan Party, in each case relating to the grant to the Australian Security Trustee of a Lien in the Collateral owned by such Loan Party, or in which such Loan Party otherwise has rights, which agreements shall be granted in accordance with the Agreed Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Australian Security Trust Deed” means the security trust deed dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between the Australian Security Trustee and the Australian Guarantors from time to time party thereto.

“Australian Security Trustee” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates) in its capacity as security trustee for the Secured Parties and any of its successors and permitted assigns.

“Australian Specific Security Deed” means the specific security deed dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between the Australian Guarantors and the Australian Security Trustee.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), as relevant.

“Australian Tax Consolidated Group” means a “Consolidated Group” or an “MEC Group” as defined in the Australian Tax Act.

“Australian TFA” means a tax funding agreement between the members of an Australian Tax Consolidated Group which includes (a) reasonably appropriate arrangements for the funding of tax payments by the “head company” (as defined in the applicable Australian Tax Act) having regard to the position of each member of the applicable Australian Tax Consolidated Group; and (b) an undertaking from each member of the Australian Tax Consolidated Group to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of the Australian Tax Consolidated Group.

“Australian TSA” means an agreement between the members of an Australian Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the applicable Australian Tax Act and complies with the applicable Australian Tax Act and any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the applicable Australian Tax Act.

“Authorized Agent” has the meaning set forth in Section 10.12(f).

“Availability” means at any time, an amount equal to (a) the Line Cap minus (b) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding Revolving Loans).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Average Quarterly Availability” means, for any fiscal quarter of the Company, and amount equal to the average daily Availability during such fiscal quarter, as determined by the Administrative Agent’s system of records; provided, in order to determine Availability on any day for purposes of this definition, the Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any of the following bank products: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including controlled disbursement, automated clearinghouse transactions, wires, return items, overdrafts, interstate depository network services, merchant processing and supply chain finance services) or any similar transaction.

“Banking Services” means Bank Products provided to any Group Member by any Lender or any of its Affiliates.

“Banking Services Obligations” means with respect to the Group Members, any and all obligations of the Group Members, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, examiner, process adviser, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Borrowing in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Borrowing in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Agreed Foreign Currency, “Benchmark Replacement” means the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Daily Simple RFR applicable to Dollars;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Company) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent in consultation with the Company decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning set forth in Section 10.7(a).

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowers” means the Company and the Irish Borrower.

“Borrowing” means Revolving Loans of the same Facility and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time, the sum of:

(a)

100% of cash in USD of the U.S. Loan Parties held in deposit accounts in the United States, subject to a first-priority security interest in favor of the Administrative Agent pursuant to the Security Documents and a blocked Account Control Agreement (“Qualified Cash”), subject at all times to the Cash Cap; plus

(b)	85% of the book value of the Loan Parties’ Non-Investment Grade Eligible Accounts; plus

(c)	90% of the book value of the Loan Parties’ Investment Grade Eligible Accounts, plus

(d)	85% of the Net Orderly Liquidation Value of each Loan Party’s Eligible Inventory; plus

(e)	85% of the Net Orderly Liquidation Value of each U.S. Loan Party’s Eligible Equipment; plus

(f)	50% of the Net Orderly Liquidation Value of each U.S. Loan Party’s Eligible Intellectual Property; plus

(g)	at the Company’s election on and from the Secured Over Formula Advance Amount Closing Date, the Secured Over Formula Advance Amount, minus

(h)	Reserves;

provided, that the (1) sum of the value of Eligible Equipment and Eligible Intellectual Property included in the Borrowing Base and determined in accordance with the foregoing shall not account for more than the lesser of (i) $240,000,000 and (ii) 30% of the Line Cap; provided, further, that the dollar amount in the foregoing clause (i) shall be reduced automatically on the last day of each fiscal quarter based on a twenty-year straight-line amortization schedule (i.e., 1.25% per fiscal quarter); (2) no property of any Person formed or incorporated in the Republic of Ireland shall be included in the Borrowing Base; and (3) the sum of (i) Eligible Inventory located outside of an Eligible Guarantor Jurisdiction and (ii) Eligible Accounts owed by an Account Debtor organized in, or governed by the laws of, a jurisdiction other than an Eligible Guarantor Jurisdiction, shall not contribute to more than 25% of the total Borrowing Base.

The Administrative Agent may, in its Permitted Discretion reduce the advance rates set forth above or (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers) adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three days after delivery of notice thereof to the Borrowers and the Lenders; provided that if consultation with the Borrowers and/or notice to the Borrowers and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that, during such three day period, the Lenders and Issuing Lenders shall not be required to make new Revolving Loans, issue, amend, extend or renew a Letter of Credit or increase the stated amount of a Letter of Credit to the extent such Revolving Loans or Letters of Credit would cause the aggregate outstanding Loans, unreimbursed Letter of Credit drawings and undrawn Letters of Credit under the Facility to exceed the then current Availability after giving pro forma effect to such proposed changes. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g) of this Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Company, in substantially the form of Exhibit J or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date” means any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a request by the Borrowers for a Revolving Borrowing in accordance with Section 2.2, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Budget” has the meaning set forth in Section 6.2(c).

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (c) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (d) in relation to Loans denominated in Canadian Dollars and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans or any other dealings in Canadian Dollars, and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Canada, and (e) in relation to any interest rate settings, fundings, disbursements, settlements or payments of any Loans or any other dealings serviced out of the London branch of JPMCB, any day (other than a Saturday or a Sunday) on which banks are open for business in London, England.

“Canadian Collateral Agreement” means the Canadian Collateral Agreement, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, among the Canadian Guarantors, the Administrative Agent and the other parties from time to time party thereto (and including any new Canadian Collateral Agreement described in clause (b) of the definition of “Collateral and Guarantee Requirement”).

“Canadian DB Plan” means a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Debtor Relief Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of Canada or any province or territory thereof relating to bankruptcy, insolvency, assignments for the benefit of creditors, formal or informal moratoria, compositions, compromises or extensions generally with creditors, or proceedings seeking reorganization, recapitalization, arrangement, dissolution, liquidation, winding-up, or permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it, or other similar relief (including, without limitation, the Canadian corporate statutes when relied upon in connection with any of the foregoing).

“Canadian Dollars” and “Cdn$” means dollars in lawful currency of Canada.

“Canadian Guarantor” means any Loan Party incorporated in and organized under the laws of Canada or a province or territory thereof.

“Canadian MEPP” means a “multi-employer pension plan” or “multi-employer plan” as defined for purposes of Canadian Pension Legislation, that is established, adopted, acquired, assumed, registered, operated, maintained, administered, or contributed to by a Loan Party, or in respect of which any Loan Party otherwise has any liability or obligation.

“Canadian Pension Event” means the occurrence of any of the following: (a) the board of directors of any Loan Party (i) passing a resolution to terminate or wind up, in whole or in part, any Canadian DB Plan, or otherwise initiating any action or filing to voluntarily terminate or wind up, in whole or part, any Canadian DB Plan that will result, or would reasonably be expected to result, in a wind-up funding deficit to any Loan Party, or (ii) passing a resolution to withdraw from any Canadian MEPP, or otherwise initiating any action or filing to withdraw from any Canadian MEPP that will result, or would reasonably be expected to result in in a an unfunded liability to any Loan Party on withdrawal; (b) the termination or wind up, in whole or in part, of a Canadian DB Plan that will result, or would reasonably be expected to result in a an unfunded liability to any Loan Party on withdrawal; (c) the withdrawal of any Loan Party from a Canadian MEPP that will result, or would reasonably be expected to result, in a an unfunded liability to any Loan Party on withdrawal; (d) the improper withdrawal or application of assets of a Canadian Pension Plan by any Loan Party; (e) notification to any Loan Party regarding the Chief Executive Officer of the Financial Services Regulatory Authority of Ontario, or a similar Governmental Authority, (i) refusing or revoking the registration of any Canadian DB Plan, (ii) instituting proceedings to terminate or wind up, in whole or in part, any Canadian DB Plan, or (iii) causing a trustee to be appointed to administer any Canadian DB Plan; (f) a contribution failure by any Loan Party in respect of any Canadian Pension Plan or Canadian MEPP sufficient to give rise to a Lien (other than Liens permitted by Section 7.3(dd)); or (g) the occurrence of any other event or condition which would reasonably be expected to constitute grounds for a Governmental Authority to take steps to cause (i) any Loan Party to terminate or wind up, in whole or in part, any Canadian DB Plan, or to issue a notice (or notice of intent to issue such a notice) to any Loan Party to terminate, in whole or in part any, Canadian DB Plan, or (ii) the appointment of a trustee to administer any Canadian DB Plan or Canadian MEPP that is sponsored or administered by a Loan Party.

“Canadian Pension Legislation” means the Pension Benefits Act (Ontario) or other applicable provincial or federal pension standards legislation in Canada.

“Canadian Pension Plan” means a “registered pension plan” as defined for purposes of Canadian Pension Legislation (but shall not include a Canadian MEPP) that is established, adopted, acquired, assumed, registered, operated, maintained, administered, or contributed to by a Loan Party, or in respect of which any Loan Party otherwise has any liability or obligation.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the Term CORRA for a one month Interest Period on such day plus 1.0%; provided, that if the above rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Security Documents” means the security documents governed by Canadian law, including the Canadian Collateral Agreement, any Deed of Hypothec, and each of the security agreements, pledge agreements and other instruments and documents governed by Canadian law and executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10 and 6.12.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to Equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that any lease (or other arrangement) of such Person that is or would have been treated as an operating lease as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as a Capital Lease Obligation under this Agreement and the other Loan Documents, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations in the financial statements of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Cap” means that the aggregate amount of Qualified Cash included in the Borrowing Base shall not exceed 10% of the Borrowing Base at any time (determined after giving effect to the inclusion of such Qualified Cash in the Borrowing Base).

“Cash Collateral” has the meaning assigned to that term in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Lenders (as applicable) and the Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if any Issuing Lender benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and/or each applicable Issuing Lender, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or the government of Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any bank listed on Schedule 1 of the Bank Act (Canada) having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or the government of

Canada; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, commonwealth, province or territory or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Pool Accounts” means any deposit accounts formed solely for the purpose of funding or maintaining intercompany cash pooling arrangements or functionally equivalent arrangements, including, on the Closing Date, those accounts set forth on Schedule 1.1C.

Central Bank Rate” means, the greater of (A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Agreed Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (B) the Floor.

“Centre of Main Interests” means “centre of main interests” within the meaning of Article 3(1) of the Insolvency Regulation.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person.

“CFC Holding Company” means each Domestic Subsidiary, substantially all of the assets of which consist of Capital Stock (including, for this purpose, any indebtedness treated as equity for U.S. federal income tax purposes) of one or more (a) CFCs or (b) Persons described in this definition.

“Change in Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than: (i) any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; (ii) any change arising in consequence of, or in connection with, the United Kingdom ceasing to be a member state of the European Union; or (iii) any change that occurs pursuant to, or in connection with the implementation of, Council Directive (EU) 2016/1164 of 12 July 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market and / or Council Directive (EU) 2017/952 of 29 May 2017 amending Directive (EU) 2016/1164 as regards hybrid mismatches with third countries.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power or economic interests of the issued and outstanding Equity Interests of the Company; (b) the acquisition of direct or indirect control of the Company by any Person or group. Notwithstanding the foregoing, any such acquisition shall not constitute a change of control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company, (ii)(A) the direct or indirect holders of the voting Equity Interests of such holding company immediately following such transaction are substantially the same as the holders of the Company’s voting Equity Interests immediately prior to such transaction or (B) immediately following such transaction no Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, beneficially or of record of more than 35% of the aggregate ordinary voting power represented by the issued and outstanding voting Equity Interests of such holding company and (iii) no Person or group other than such holding company shall have acquired control of the Company; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of the Existing Notes or any other Material Indebtedness of the Company or any of its Subsidiaries, the effect of which occurrence is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice and/or lapse of time if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable.

“Closing Date” means July 30, 2026.

“Closing Date Refinancing” means the repayment in full of all outstanding indebtedness under that certain Credit Agreement, dated as of August 31, 2022 (as amended from time to time), among the Company, the several banks and other financial institutions from time to time party thereto and the termination of all commitments thereunder and all security interests and guarantees in connection therewith, together with the payment of all fees, costs, premiums and expenses related thereto.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Security Document and shall also include all property that is subject or purported to be subject to any Lien in favor of the Administrative Agent, the Australian Security Trustee or any subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agreement” means the U.S. Collateral Agreement, dated as of the Closing Date, executed and delivered by the U.S. Loan Parties, substantially in the form of Exhibit D-2, the Canadian Collateral Agreement and any Deed of Hypothec.

“Collateral and Guarantee Requirement” means the requirement that (in each case subject to Section 6.10, Section 6.12, Section 6.13, and any applicable Intercreditor Agreement and the Agreed Security Principles):

(a) on the Closing Date, the Administrative Agent shall have received (i) from each Loan Party, a counterpart of the Guarantee Agreement, (ii) from each U.S. Loan Party, a counterpart of the U.S. Collateral Agreement, (iii) from each Canadian Guarantor, a counterpart of the Canadian Collateral Agreement, (iv) from each Australian Guarantor, a counterpart to the Australian Security Documents referred to in clause (a) and (b) of that definition, (v) from each E&W Guarantor, a counterpart to the E&W Security Documents and (vi) from each Loan Party having its domicile (within the meaning of the Civil Code of Quebec) in the Province of Quebec or having a place of business or tangible property situated in the Province of Quebec with an aggregate fair market or book value, together with the value of each other Loan Party’s tangible property situated in the Province of Quebec, exceeding $5,000,000, a Deed of Hypothec;

(b) in the case of (i) any Subsidiary (other than an Excluded Subsidiary) formed or organized in an Eligible Guarantor Jurisdiction and required to become a Subsidiary Guarantor pursuant to Section 6.10 or (ii) any Discretionary Guarantor, the Administrative Agent shall have received (i) a supplement to the Guarantee Agreement (or, at the option of the applicable Subsidiary, a new Guarantee Agreement, or a joinder to the existing Guarantee Agreement, in each case, in substantially similar form or such other form reasonably satisfactory to the Administrative Agent), (ii) counterparts to the other Security Documents (or, at the option of the Loan Party and the Administrative Agent, new Security Documents or a joinder to the existing Security Documents, in each case, in substantially similar form or such other form reasonably satisfactory to the Administrative Agent), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Loan Party, (iii) [reserved], and (iv) to the extent any Loan Party has a deposit or securities account that is not an Excluded Account, an Account Control Agreement with respect to such deposit or securities account (or, at the option of the applicable Subsidiary, a new Account Control Agreement, or a supplement or joinder to the existing Account Control Agreement, in each case, in substantially similar form or such other form reasonably satisfactory to the Administrative Agent) in accordance with the terms of Section 6.12;

(c) except as otherwise contemplated by this Agreement or any Security Document, all documents, forms and instruments, including, without limitation, Uniform Commercial Code, PPSA or PPSA (Australia) financing statements, financing change statements and equivalent filings in the Eligible Guarantor Jurisdictions, and all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered, recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(d) the Administrative Agent shall have received evidence of the insurance required by the terms of Section 6.5 hereof;

(e) (i) after the Closing Date, the Administrative Agent shall have received such other Security Documents as may be required to be delivered pursuant to Section 6.10 and 6.12, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 6.10 and 6.12;

(f) on the Closing Date, the Administrative Agent shall have received one or more completed Perfection Certificates, dated the Closing Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code, the PPSA, the PPSA (Australia), the Bank Act (Canada), bankruptcy and insolvency, winding up, tax and execution or judgment, and other equivalent searches and filings in the Eligible Guarantor Jurisdictions, as applicable, made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

“Collection Account” means individually and collectively, each deposit or securities account into which any Account Debtor makes, or is directed to make, payment in respect of any Accounts of a Loan Party, other than, (a) any such account for which the aggregate collections for any trailing 30-day period for all such accounts does not at any time exceed $1,000,000 and (b) for the avoidance of doubt, any Permitted Securitization Collection Account.

“Commitment” means as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit and Protective Advances in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Increased Facility Activation Notice pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Fee Rate” means, initially 0.25% per annum for the period beginning on the Closing Date and ending on the last day of the second full fiscal quarter ending after the Closing Date and, thereafter, subject to adjustment based on Average Quarterly Availability in accordance with the Applicable Pricing Grids.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Borrower Portal.

“Company” has the meaning set forth in the preamble hereto.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer of the Company substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) and other debt extinguishment charges, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash extraordinary, unusual or non-recurring charges (including impairment charges), expenses or losses (including, without limitation, restructuring and other charges related to the sale, disposition or other transfer or winding down of any business or assets), (f) cash charges, expenses or losses (including, without limitation, restructuring, and other charges related to the sale, disposition or other transfer or winding down of any business or assets) (collectively, “Cash Charges”) not exceeding $200,000,000 in the aggregate incurred on or after the Closing Date (provided that for any fiscal quarter during any consecutive four fiscal quarter period, in the event that the Company elects not to add back any Cash Charges for any fiscal quarter immediately following such fiscal quarter, the Company may still elect to add back such Cash Charges for such fiscal quarter during any period within such four consecutive fiscal quarter period) and (g) non-cash expenses resulting from the grant of stock, stock units and stock options (including, without limitation, restricted stock units) as compensation to directors, officers, employees or consultants of the Company or any of its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) non-cash extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrowers and their Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than Revolving Loans) incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for any period, the sum (without duplication) of (a) Consolidated Interest Expense paid in cash for such period, (b) scheduled principal payments made during such period on account of principal of Indebtedness of the Borrowers or any Subsidiary (excluding, for the avoidance of doubt, (i) mandatory prepayments of any kind on account thereof, (ii) the payment in full of any remaining outstanding principal amount of such Indebtedness on the scheduled maturity date thereof to the extent refinanced with the proceeds of Indebtedness on such scheduled maturity date and (iii) payments in respect of Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Subsidiaries), (c) payments for taxes made in cash during such period, (d) Restricted Payments made in cash during such period, (e) without duplication, Capital Lease Obligation payments and (f) mandatory cash contributions to any Plan, all calculated for the Borrowers and their Subsidiaries on a consolidated basis and, to the extent applicable, in accordance with GAAP.

“Consolidated Interest Expense” means for any period, total cash interest expense (including imputed interest expense attributable to Capital Lease Obligations) of the Borrowers and their Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or amalgamated or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any security issued by the Company or any of its Subsidiaries or of any agreement, instrument or other undertaking to which the Company or any of its Subsidiaries is a party or by which any of them or their respective property is bound (other than under the Loan Documents) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Assets” means at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrowers for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account” means any bank account of any Borrower or any Subsidiary Guarantor subject to an Account Control Agreement.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.20.

“Credit Party” means the Administrative Agent, the Australian Security Trustee, the Issuing Lender or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any Arranger.

“Currency Valuation Notice” has the meaning assigned to such term in Section 2.11(f).

“Customs Broker Agreement” means an agreement in such form as may be reasonably satisfactory to the Administrative Agent and the Company among a Loan Party, a customs broker, freight forwarder, shipping company or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code, the Canadian Debtor Relief Laws, the UK Insolvency Act 1986, the UK Companies Act 2006 (to the extent the relief thereunder relates to reorganization by way of voluntary arrangement or scheme of arrangement), the Insolvency Regulation, the Retained Insolvency Regulation, the Australian Corporations Act and all other liquidation, conservatorship, bankruptcy, administration, administrative receivership, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, rescue process, reorganization, restructuring or similar debtor relief laws of the U.S., Australia, Canada, England & Wales, the Republic of Ireland and the other Eligible Jurisdictions or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Hypothec” means any deed of hypothec creating a hypothec in favor of the Administrative Agent, as hypothecary representative for the benefit of the Secured Parties, pursuant to the laws of the Province of Quebec on the assets of any Loan Party existing under the laws of the Province of Quebec, having its domicile (within the meaning of the Civil Code of Quebec) in the Province of Quebec or having a place of business or tangible property situated in the Province of Quebec.

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Protective Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Protective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification in form and substance satisfactory to it and the Administrative Agent, or (d) has a direct or indirect parent company that has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“De Minimis Collection Account” has the meaning set forth in Section 6.12(h).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrowers or one of their Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Company, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (in one transaction or in a series of related transactions) of any property by any Person (including any sale and leaseback transaction and any issuance of Capital Stock by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Borrowers or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy the exercise price of a stock options or applicable statutory or regulatory obligations (including tax withholding) or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Borrowers prior to the Closing Date, (b) competitors of the Borrowers and their Subsidiaries and any affiliate of such competitor, in each case, that is identified in writing to the Administrative Agent by the Borrowers from time to time and (c) any affiliates of the entities described in the foregoing clauses (a) or (b) that are clearly identifiable as affiliates of such entities solely on the basis of the similarity of their names (other than affiliates that constitute bona fide debt funds primarily investing in loans). In no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrowers from time to time). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition) or is otherwise party to a pending trade as of the date of such notice, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.

“Documents” has the meaning set forth in the relevant Security Document.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Agreed Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of dollars with the Agreed Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Agreed Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion and to the extent practicable in consultation with the Company) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion and to the extent practicable in consultation with the Company.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrowers organized under the laws of any jurisdiction within the United States.

“E&W Debenture” means the English law governed all assets debenture dated as of the Closing Date (as may be amended, restated, supplemented or otherwise modified from time to time) between the relevant Loan Parties party thereto and the Administrative Agent for itself and as trustee for the Secured Parties.

“E&W Guarantor” means any Loan Party incorporated under the laws of England and Wales.

“E&W Priority Payables Reserve” means reserves established in the Permitted Discretion of the Administrative Agent for amounts which would rank or are capable of ranking in priority to, or pari passu with, the Liens of the Administrative Agent granted under the E&W Security Documents on such Collateral and/or for amounts which may represent costs relating to the enforcement of the Liens of the Administrative Agent granted under the E&W Security Documents on such Collateral including, without limitation, reserves for PAYE and VAT, reserves for the prescribed part of an E&W Guarantor’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the UK Insolvency Act 1986, as amended or supplemented and reserves with respect to liabilities of an E&W Guarantor which constitute preferential debts pursuant to Sections 174A, 175, 176ZA, 386 or Schedule 6 of the UK Insolvency Act 1986, as amended or supplemented and reserves for extended or extendible retention of title over Accounts.

“E&W Security Documents” means the E&W Debenture and any other English law governed security agreements, deeds, debentures, charges or similar agreements delivered pursuant to this Agreement and granted by any Loan Party, in each case relating to the grant to the Administrative Agent for itself and as trustee for the Secured Parties of a Lien in the Collateral owned by such Loan Party, or in which such Loan Party otherwise has rights, which agreements shall be granted in accordance with the Agreed Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means at any time, the Accounts of the Loan Parties formed or incorporated (as applicable) in an Eligible Guarantor Jurisdiction which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Company) are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent or the Australian Security Trustee;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or the Australian Security Trustee and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or the Australian Security Trustee;

(c) (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days from the date of the original invoice therefor or more than 60 days from the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by (x) Amazon.com, Inc. and its Affiliates to the extent the aggregate amount of Accounts owing from Amazon.com, Inc. and its Affiliates to the Loan Parties exceeds 35% of the aggregate Eligible Accounts and (y) any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 20% of the aggregate Eligible Accounts, in each case of clauses (x) and (y), only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in this Agreement, in the Guarantee Agreement or in any Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent (utilizing its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Company)) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest, fees or late charges (but only to the extent of such interest, fees or late charges), or (vii) which constitutes customer prepayments or unearned revenue;

(h) (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Loan Party or if such Account was invoiced more than once or (ii) for which the goods giving rise to such Account have been shipped to the Account Debtor by FOB destination and such goods have not yet been received by the Account Debtor;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, monitor, custodian, trustee, administrator, insolvency officer, liquidator, process adviser or other controller of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, monitor, custodian, trustee, administrator, insolvency officer, liquidator or other controller (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, restructuring, compromise, arrangement, stay of proceedings, adjustment of debts, adjudication as bankrupt, winding-up, administration, administrative receivership or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code or other applicable Debtor Relief Law and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent under the laws of its jurisdiction of incorporation or establishment, (vi) ceased operation of its business or (g) any analogous event or procedure in any jurisdiction;

(k) which is owed by any Account Debtor that has sold all or a substantially all of its assets;

(l) which is owed in any currency other than Dollars, Canadian Dollars, Sterling, Euros and Australian Dollars;

(m) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction or (iii) any Governmental Authority of Canada, or any province, territory, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or any other legislation of similar purpose and effect restricting the assignment of such Account and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent’s satisfaction in its Permitted Discretion;

(n) which is an intercompany receivable or owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s) with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) which is a Foreign Account unless such Account is backed by (i) a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and which is, if requested by the Administrative Agent, in the possession of, and is directly drawable by, the Administrative Agent or (ii) other credit support acceptable to the Administrative Agent in its sole discretion;

(x) which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers) may not be paid by reason of the Account Debtor’s inability to pay; or

(y) which is owed by an Account Debtor for which any accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables owing by such Account Debtor or its Affiliates are subject to a Permitted Securitization;

(z) as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than an Eligible Guarantor Jurisdiction (or any political subdivision thereof);

(aa) which is subject to any limitation on charging or assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of prohibiting or restricting the assignment for or by way of security or the creation of security generally, in each case, unless any required permission or consent to enable such creation of security or trust has been obtained to the satisfaction of the Administrative Agent in its Permitted Discretion or the Administrative Agent has determined that such limitation is not enforceable; or

(bb) [reserved];

(cc) which is Excluded Property; or

(dd) which are Accounts owned by a target acquired in connection with a Permitted Acquisition or permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an acceptable appraisal of such Accounts and the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers), be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrowers and the Lenders; provided that if consultation with the Borrowers and/or notice to the Borrowers and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

Any Account that is not an Eligible Account shall nevertheless be part of the Collateral unless it constitutes Excluded Property.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person, (ii) the Borrowers, any Subsidiary or any other Affiliate of the Borrowers, (iii) a Defaulting Lender or (iv) a Disqualified Lender.

“Eligible Counterparty” means any Person that is counterparty to and provider of any Secured Swap Agreement or any Secured Banking Services Obligations to the extent the obligations thereunder constitute Secured Swap Obligations or Secured Banking Services Obligations, as applicable (and, in each case, such Person shall continue to constitute an Eligible Counterparty even if it ceases at any time to be an Agent, an Issuing Lender, a Lender or an Affiliate of any of the foregoing).

“Eligible Equipment” means at any time, the Equipment owned by a U.S. Loan Party and pledged under the Security Documents which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Company) is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Equipment must satisfy each of the following requirements to constitute Eligible Equipment:

(a) such Loan Party has good title to such Equipment;

(b) such Loan Party has the right to subject such Equipment to a Lien in favor of the Administrative Agent;

(c) such Equipment is located in the United States and is subject to a perfected first priority Lien pursuant to the Security Documents in favor of the Administrative Agent and which is not subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(d) the full purchase price for such Equipment has been paid by such Loan Party;

(e) such Equipment is (i) located on premises either owned or leased by such Loan Party or (ii) located in any third party warehouse or is in the possession of a bailee (other than a third party processor) so long as (x) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (y) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(f) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(g) such Equipment (i) is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person;

(h) such Equipment does not constitute a “fixture” under the applicable laws of the jurisdiction in which such Equipment is located;

(i) such Equipment does not use and operation does not require proprietary software that is not freely assignable to the Administrative Agent; and

(j) in respect of Equipment owned by a target acquired in connection with a Permitted Acquisition or permitted Investment, or Equipment owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, an acceptable appraisal and field exam in respect of such Equipment, in each case, satisfactory to Agent in its Permitted Discretion, has been completed.

“Eligible Future Inventory Jurisdiction” means New Zealand, Germany, Belgium, the Netherlands, the Czech Republic and other jurisdictions to be mutually agreed among the Company, the Administrative Agent and each Lender.

“Eligible Guarantor Jurisdiction” means the United States, Canada, England and Wales, the Republic of Ireland and Australia.

“Eligible Intellectual Property” means at any time, the United States located or registered Intellectual Property that is owned by a U.S. Loan Party and subject to a perfected first-priority Lien in favor of the Administrative Agent pursuant to the Security Documents which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Company) is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, no Intellectual Property shall constitute Eligible Intellectual Property if it is (1) subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or (2) in respect of Intellectual Property owned by a target acquired in connection with a Permitted Acquisition or permitted Investment, or Intellectual Property owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an acceptable appraisal of such Intellectual Property and the completion of a field examination with respect to such Intellectual Property, in each case, satisfactory to Agent in its Permitted Discretion.

“Eligible In-Transit Inventory” means Inventory that would be Eligible Inventory if it were not in transit from outside of a Loan Party’s jurisdiction of organization or incorporation. Without limiting the foregoing, (i) during the period beginning on the Closing Date and ending 90 days after the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), Inventory that would be Eligible Inventory if it were not in transit from outside of a Loan Party’s jurisdiction of organization or incorporation to such Loan Party’s jurisdiction of organization or incorporation shall be deemed Eligible In-Transit Inventory and (ii) after such 90 day period following the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), no Inventory shall be Eligible In-Transit Inventory unless, subject to Section 6.13 and Schedule 6.13, it:

(a) is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation, marine cargo insurance and satisfactory casualty insurance naming the Administrative Agent as lender loss payable and otherwise covering such risks as the Administrative Agent may reasonably request in its Permitted Discretion;

(b) for which purchase order and other sale documentation is in the name of such Loan Party and title has passed to the applicable Loan Party;

(c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory or with respect to whom any Loan Party is in default of any obligations;

(d) is subject to customary purchase orders and other sale documentation satisfactory to the Administrative Agent in its Permitted Discretion;

(e) is shipped by a common carrier that is not affiliated with the vendor;

(f) has not been in transit for more than forty-five (45) days,

(g) either (i) such Inventory is subject to a negotiable document of title or negotiable bill of lading in form reasonably satisfactory to the Administrative Agent which shall, except otherwise agreed by the Administrative Agent in its Permitted Discretion, have been endorsed to the Administrative Agent or an agent acting on its behalf or as to which the Administrative Agent otherwise has control (such as, if requested by the Administrative Agent, by the delivery of a Customs Broker Agreement), or (ii) such Inventory is subject to a waybill or other non-negotiable document of title which designates a Loan Party, the Administrative Agent or its freight forwarder or other agent as “shipper” and/or the co-signor and reflects a Loan Party as consignee;

(h) if requested by the Administrative Agent in its Permitted Discretion, as to which each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession or control of such Inventory and/or the documents relating to such Inventory shall have entered into a Customs Broker Agreement; and

(i) such Inventory is subject, to a valid and perfected first-priority Lien in favor of the Administrative Agent or Australian Security Trustee, pursuant to the relevant Security Documents (as and to the extent provided therein) (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Loan Party) (the foregoing not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such Liens);

provided, that the amount of Eligible In-Transit Inventory included in the determination of Eligible Inventory shall not exceed $80 million at any time.

“Eligible Inventory” means at any time, the Inventory of the Loan Parties which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers) is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first-priority perfected Lien in favor of the Administrative Agent or the Australian Security Trustee governed by the laws of the jurisdiction in which the Inventory in question is located;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or the Australian Security Trustee and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent or the Australian Security Trustee;

(c) which is, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers), slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement, in the Guarantee Agreement or in any Security Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having an interest therein;

(f) which is not raw materials or finished goods;

(g) which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(h) which is (x) in transit from outside of that Loan Party’s jurisdiction of organization or incorporation, other than Eligible In-Transit Inventory or (y) located in a jurisdiction other than an Eligible Guarantor Jurisdiction, provided that Inventory that is located in an Eligible Future Inventory Jurisdiction and owned by a Loan Party formed in an Eligible Guarantor Jurisdiction shall be included in the Borrowing Base (subject to the terms of this Agreement) on and from the date that local law security documents have been entered into pursuant to which the Administrative Agent is granted a perfected first-priority Lien over such Inventory and other customary conditions with respect to asset based lending in such Eligible Future Inventory Jurisdiction, in the Administrative Agent’s Permitted Discretion, have been satisfied (including, without limitation, the delivery of all customary opinions, the completion of all field examinations, appraisals, audits and diligence, and the execution of such amendments to this Agreement as may be required by the Administrative Agent in its Permitted Discretion);

(i) [reserved];

(j) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers);

(k) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(l) which is a discontinued product or component thereof;

(m) which is the subject of a consignment by the applicable Loan Party as consignor;

(n) which is perishable;

(o) which contains or bears any Intellectual Property licensed to the applicable Loan Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(p) which is not reflected in a current perpetual inventory report or on the general ledger of the Loan Parties (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(q) for which reclamation rights have been asserted by the seller;

(r) which has been acquired from a Sanctioned Person;

(s) (i) which is subject to retention of title rights in favor of the vendor or supplier thereof, (ii) in relation to which, under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof, or (iii) in relation to which, any contract relating to such Inventory (or other Inventory supplied by the same vendor) of the applicable Loan Party does not address retention of title and the relevant Loan Party has not represented to the Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof which the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrowers) determines is unacceptable;

(t) [reserved]; or

(u) Inventory owned by a target acquired in connection with a Permitted Acquisition or permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an acceptable appraisal of such Inventory and the completion of a field examination with respect to such Inventory, in each case, satisfactory to Agent in its Permitted Discretion; or

(v) Inventory subject to repossession on account of the “30-day goods” rule under Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or subject to reclamation or repossession under any similar law of any other jurisdiction, except to the extent the applicable vendor has entered into an agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, waiving its right to repossession.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, after consultation (to the extent practicable) with the Borrowers, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrowers and the Lenders; provided that if consultation with the Borrowers and/or notice to the Borrowers and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral unless it constitutes Excluded Property.

“Eligible Jurisdiction” means the United States, Canada, England and Wales, Ireland, Australia, New Zealand, Germany, Belgium, the Netherlands, the Czech Republic and other jurisdictions to be mutually agreed between the Borrowers, the Administrative Agent and each Lender.

“Entitled Person” has the meaning assigned to such term in Section 10.22.

“Environmental Laws” means any and all foreign, Federal, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equal and Ratable Clause” has the meaning assigned to such term in Section 10.23(a).

“Equipment” means all “Equipment” (as defined in the New York Uniform Commercial Code) (in each case, other than fixtures, tooling, rolling stock or any Equipment subject to special perfection requirements under applicable law).

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers or any of their respective Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrowers or any of their ERISA Affiliates from any Plan or Multiemployer Plan; (g) a lien imposed under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Plan or Multiemployer Plan, or (h) the receipt by the Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrowers or any ERISA Affiliate of any notice, concerning the imposition upon the Borrowers or any of their ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Borrower” has the meaning assigned to such term in Section 2.1(d).

“EU Borrowing Request” has the meaning assigned to such term in Section 2.2.

“EU Funding Obligations” has the meaning assigned to such term in Section 2.1(e).

“EU Lender” has the meaning assigned to such term in Section 2.1(d).

“EU Lender Provisions” means, collectively, Sections 2.1(c) through (i) and the final paragraph of Section 2.2.

“EU Notice” has the meaning assigned to such term in Section 2.1(d).

“EURIBOR Rate” and “EURIBOR” mean, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period; provided that if the EURIBOR Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“EURIBOR Screen Rate” means, for any Interest Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time on the applicable date of determination. If such page or service ceases to be available for any reason other than the occurrence of a Benchmark Transition Event, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” means any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any (a) payroll and other employee healthcare, wage and benefit accounts, including any accounts the sole purpose of which is to hold the Investments permitted by Section 7.7(r), (b) tax accounts (including sales tax accounts), (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, (e) zero balance accounts, (f) other accounts in which the aggregate average daily balance for the trailing 30-day period for all such accounts does not at any time exceed $15,000,000 and (g) the Cash Pool Accounts and any Permitted Securitization Collection Account, but only for so long as the cash pool account bank or counterparty to any Permitted Securitization restricts the grant of a Lien over such account(s); provided, that no Collection Account (other than, subject to clause (g), a Permitted Securitization Collection Account) shall constitute an Excluded Account.

“Excluded Property” means (1) with respect to any Loan Party formed or organized in the U.S. or Canada(a) any fee-owned real property, (b) all leasehold interests in real property, (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code, the PPSA, the PPSA (Australia) or similar applicable law of any applicable jurisdiction), (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority, (e) any Equity Interests in any Person, (f) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrowers or one of its Subsidiaries as reasonably determined by the Borrowers in consultation with the Administrative Agent, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law or otherwise violate applicable law, (h) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or the PPSA, the PPSA (Australia) or similar applicable law of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code, the PPSA, the PPSA (Australia) or similar applicable law of any applicable jurisdiction notwithstanding such prohibition, (i) any trademark license, solely to the extent that the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant (other than an Affiliate of the Company), unless any required consent shall have been obtained (it being understood that, for the avoidance of doubt, such Loan Party shall not be required to obtain any such consent), (y) give any other party to such trademark license (other than an Affiliate of the Company) the right to terminate its obligations thereunder, or (z) otherwise cause such Loan Party to lose material rights thereunder, (j) receivables, and related assets (or interests therein) pledged, factored, transferred or sold in connection with any Permitted Securitization, and any subordinated Indebtedness of a Receivables Subsidiary owed to a Subsidiary in respect of the purchase price of Accounts and related assets sold under a Permitted Securitization and any related Instruments (including, without limitation, promissory notes) evidencing such subordinated Indebtedness, (k) letter-of-credit rights (except to the extent a security interest therein can be perfected by a Uniform Commercial Code or similar filing in the applicable jurisdiction without any scheduling requirement), (l) vehicles and other assets subject to certificates of title, (m) any aircraft, airframes, aircraft engines or helicopters, or any Equipment or other assets constituting a part thereof and (n) any and all assets and personal property owned by any Subsidiary that is not a Loan Party; and (2) only with respect to any Subsidiary incorporated, formed, registered and/or organized (as applicable) in any jurisdiction other than the U.S. or Canada, any asset that is not required to be pledged or secured pursuant to the Agreed Security Principles; provided, that (i) no Accounts, Inventory, Equipment, Intellectual Property or Qualified Cash included in the calculation of the Borrowing Base or any Collection Account of a Loan Party shall constitute Excluded Property; and (ii) no property of any Loan Party (other than the Cash Pool Accounts for such time as they are Excluded Accounts) shall constitute Excluded Property for the purposes of any floating charge granted under the E&W Security Documents or Irish Security Documents or any featherweight charge granted under the Australian Security Documents.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any non-Wholly Owned Subsidiary, (c) any Subsidiary that is prohibited or restricted by (1) applicable law, rule or regulation or (2) any contractual obligation existing on the Closing Date or on the date such Subsidiary was acquired (so long as such contractual obligation was not entered into in contemplation of such acquisition) from guaranteeing the Obligations or which would require a non-ministerial governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, licensor authorization has been received (the Loan Parties being under no obligation to obtain such consent, approval or licensor authorization), (d) any CFC or CFC Holding Company (other than in respect of any Discretionary Guarantor or any Foreign Subsidiary established in an Eligible Guarantor Jurisdiction), (e) any Domestic Subsidiary of a Foreign Subsidiary (other than any Discretionary Guarantor or any Foreign Subsidiary established in an Eligible Jurisdiction), (f) not-for-profit Subsidiaries and captive insurance companies, (g) any Subsidiary whose provision of a guarantee would have a cost (including tax cost), burden, difficulty or consequence that is excessive in relation to the value afforded thereby as agreed between the Company and Administrative Agent, (h) any Receivables Subsidiary, (i) any Subsidiary that does not own assets that are included in the determination of the Borrowing Base and (j) any Subsidiary acquired pursuant to a Permitted Acquisition with Indebtedness permitted to be incurred pursuant to the Loan Documents as assumed Indebtedness and any Subsidiary thereof that guarantees such assumed Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Subsidiary Guarantor. Notwithstanding anything in this Agreement or Loan Document to the contrary, (x) no Borrower or Subsidiary Guarantor (including any Discretionary Guarantor) shall be an Excluded Subsidiary and (y) no Subsidiary that guarantees the Existing Notes, any Material Indebtedness or any Permitted Refinancing Indebtedness of the same shall constitute an Excluded Subsidiary. Each Excluded Subsidiary organized in an Eligible Guarantor Jurisdiction as of the Closing Date is set forth on Schedule 4.15.

“Excluded Swap Obligation” means with respect to any Loan Party (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of such Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any Irish withholding Taxes imposed on amounts payable to a Lender where on the date on which the payment falls due (i) the payment could have been made to such Lender without a deduction or withholding if such Lender had been a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of a Change in Law or (ii) the relevant Lender is a Treaty Lender, and the Irish Borrower is able to demonstrate that the payment could have been made to such Lender without the deduction or withholding had such Lender complied with its obligations under Clause 2.19(k).

“Existing Factoring Facility” means the Receivables Purchase Agreement dated as of June 18, 2019, among the Company, as administrative servicer, the various Subsidiaries of the Company party thereto, as sellers, and Wells Fargo Bank, N.A., as purchaser, as supplemented, amended, restated or modified from time to time prior to the Closing Date.

“Existing Letters of Credit” means the letters of credit existing on the Closing Date and identified on Schedule 3.1.

“Existing Maturity Date” has the meaning set forth in Section 2.26(a).

“Existing Notes” means, collectively, the following debt instruments of the Company: (a) 6.375% Notes due 2027, issued pursuant to the 2014 Indenture; (b) 8.500% Senior Notes due 2028, issued pursuant to the 2025 Indenture; (c) 6.625% Notes due 2029, issued pursuant to the 2014 Indenture; (d) 6.375% Notes due 2030, issued pursuant to the 2014 Indenture, (e) 6.625% Notes due 2032, issued pursuant to the 2014 Indenture; (f) 5.375% Notes due 2036, issued pursuant to the 2014 Indenture; and (g) 5.500% Notes due 2046, issued pursuant to the 2014 Indenture, in each case, in the form of each in effect as of the Closing Date other than any changes that are not materially prejudicial to the interests of the Lenders (it being understood that, without limitation, any increase to the principal outstanding under the Existing Notes, the granting of any security or any change to the Equal and Ratable Clause shall be deemed to be materially prejudicial).

“Existing Receivables Facility” means the receivables facility evidenced by (i) the Receivables Purchase Agreement, dated as of October 2, 2023, among Jarden Receivables, LLC, the various purchasers and group agents party thereto, and Royal Bank of Canada, as administrative agent and (ii) the Receivables Sale Agreement, dated as of October 2, 2023, among Jarden Receivables, LLC and the various originators party thereto, in each case, as supplemented, amended, restated or modified from time to time prior to the Closing Date.

“Extending Lender” has the meaning set forth in Section 2.26(d).

“Extension Date” has the meaning set forth in Section 2.26(a).

“Extension Request” means a written request from the Company to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.26, which request shall set forth the terms of such extension.

“Facility” means each of the Commitments and the Revolving Loans made hereunder. Additional facilities may be established pursuant to Section 2.25.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means each fee letter between (i) the Administrative Agent and the Company and (ii) the Lenders and the Company.

“Fee Payment Date” means (a) 15 days following the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenant Compliance Period” means any period (a) beginning on any date on which Specified Availability is less than the greater of (x) 10% of the Line Cap and (y) $60 million and ending on the subsequent date on which Specified Availability is greater than or equal to the greater of (x) 10% of the Line Cap and (y) $60 million for at least 20 consecutive days or (b) following the occurrence and during the continuance of an Event of Default.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, EURIBOR Rate, Term CORRA, each Daily Simple RFR, the Canadian Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of Term SOFR Rate, EURIBOR Rate, Term CORRA, each Daily Simple RFR, the Canadian Prime Rate or the Central Bank Rate shall be 0%.

“Foreign Account” means an Account that is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. (including any territory thereof) or (ii) is not organized or incorporated under applicable law of the U.S., any state of the U.S., or the District of Columbia or an Eligible Guarantor Jurisdiction.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Currency” means any currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not such plan is subject to ERISA) that is not subject to US or Canadian law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Benefit Arrangement or Foreign Plan (other than a Canadian Pension Plan or Canadian MEPP), (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Security Documents” means, collectively, the Canadian Security Documents, the Australian Security Documents, the Irish Security Documents and the E&W Security Documents.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Full Cash Dominion Period” means any period commencing (a) on the day on which Specified Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $80,000,000 for three consecutive business days and ending on the date on which Specified Availability is greater than the greater of (i) 12.5% of the Line Cap and (ii) $80,000,000 for 20 consecutive days or (b) upon the occurrence of an Event of Default and ending when no Event of Default is continuing.

“Funding Office” means the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means the government of the United States of America, Canada, Australia, the United Kingdom, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to the Borrowers and their Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, executed and delivered by each Loan Party, substantially in the form of Exhibit D-1.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary and that is designated by the Company in writing to the Administrative Agent as an “Immaterial Subsidiary”; provided that if (i) as of the last day of the most recently ended fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 6.1(a) or (b), the aggregate Consolidated Total Assets of all Immaterial Subsidiaries, as of the last day of such fiscal quarter, exceeds 5.0% of Consolidated Total Assets of the Borrowers and their Subsidiaries or (ii) the aggregate contribution of Consolidated EBITDA of all Immaterial Subsidiaries to Consolidated EBITDA for the Applicable Reference Period exceeds 5.0% of Consolidated EBITDA of the Borrowers and their Subsidiaries for such Applicable Reference Period, then one or more Subsidiaries that are not Material Subsidiaries shall promptly be designated by the Company in writing to the Administrative Agent as a “Material Subsidiary” until such excess has been eliminated. Each Immaterial Subsidiary as of the Closing Date is set forth on Schedule 4.15.

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Commitments” has the meaning set forth in Section 2.24(a).

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business or consistent with industry or past practice, (ii) deferred compensation payable to directors, officers or employees of any Group Member, (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iv) accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of such Person’s business, and (v) prepaid or deferred revenue arising in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8.1(f) only, after taking into account the effect of any legally enforceable netting agreement relating to Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in the immediately preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Regulation” means the Council Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended.

“Insolvent” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, industrial design licenses, trademarks, trademark licenses, technology, software, trade secrets, proprietary information, know-how, processes and other intellectual property rights, all registrations and applications therefor, and all other licenses for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means any intercreditor agreements executed in connection with the incurrence of any Indebtedness secured by Liens ranking (x) pari passu with the Liens securing the Obligations and/or (y) junior to the Liens securing the Obligations, in each case, requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, and one or more senior representatives of Indebtedness or any other party, as the case may be, and acknowledged by the each Loan Party, conforming substantially to the Intercreditor Terms or otherwise reasonably acceptable to the Administrative Agent and the Company.

“Intercreditor Terms” means (x) terms that are reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the Company in respect of Indebtedness secured by Liens in a crossing Lien structure with the Liens securing the Obligations or (y) terms reasonably agreed terms that are reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the Company in respect of Indebtedness secured by Liens ranking junior to the Liens securing the Obligations; provided, for the avoidance of doubt, that any Indebtedness incurred in reliance upon Section 7.3(y) secured by the Collateral shall be secured on a junior basis to the Liens securing the Obligations.

“Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.12 and the definition of “Interest Period”, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) as to any ABR Loan or Canadian Prime Rate Loan, the first day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (d) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (e) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, with respect to (i) any Term Benchmark Borrowing denominated in Dollars or Euros, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency other than Canadian Dollars), as the Company may elect, and (ii) any Term Benchmark Borrowing denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Canadian Dollars), as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning set forth in each applicable Security Document.

“Investment Grade Eligible Accounts” means Eligible Accounts owing by an Account Debtor (a) whose securities are rated BBB- or better by S&P or Baa3 or better by Moody’s at such time or (b) is a wholly-owned subsidiary of a Person whose securities are rated BBB- or better by S&P or Baa3 or better by Moody’s at such time.

“Investments” has the meaning set forth in Section 7.7.

“Ireland” means Ireland, exclusive of Northern Ireland.

“Irish Borrower” means Newell Brands Ireland Services Designated Activity Company.

“Irish Companies Act” means the Irish Companies Act 2014 (as amended).

“Irish Debenture” means the Irish law governed debenture dated as of the Closing Date (as may be amended, restated, supplemented or otherwise modified from time to time) between the relevant Irish Guarantors thereto and the Administrative Agent.

“Irish Guarantor” means any Loan Party incorporated under the laws of Ireland.

“Irish Security Documents” means the Irish Debenture and any other Irish law governed security agreements, debentures, charges or similar agreements delivered pursuant to this Agreement and granted by any Loan Party, in each case relating to the grant to the Administrative Agent of a security interest in the Collateral owned by such Loan Party, or in which such Loan Party otherwise has rights, which agreements shall be granted in accordance with the Agreed Security Principles, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Irish Sublimit” means $200,000,000.

“IRS” means the United States Internal Revenue Service.

“Issuer Document” means, with respect to any Letter of Credit, the Application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by the Borrowers in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means, subject to Section 3.9, each of JPMCB, J.P. Morgan SE, each Lender with a Letter of Credit Commitment and each other Lender reasonably approved by the Administrative Agent and the Borrowers that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by the Borrowers or any Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Indebtedness” means any Indebtedness of a Group Member (other than intercompany Indebtedness among the Loan Parties) that (i) is secured by a Lien on the Collateral that ranks junior to the Lien securing the Obligations, (ii) is subordinated in right of payment or security to the Obligations or (iii) that is unsecured.

“L/C Commitment” means $150,000,000, as such amount may be reduced from time to time by the mutual agreement of the Administrative Agent and the Borrowers.

“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit, including in respect of a time draft presented thereunder.

“L/C Exposure” means at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Loan Parties and each Lender shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“Latest Maturity Date” means at any date of determination, the latest scheduled maturity date applicable to any Loan hereunder at such time.

“LCT Election” has the meaning set forth in Section 1.6.

“LCT Test Date” has the meaning set forth in Section 1.6.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender-Related Person” has the meaning set forth in Section 10.5(a).

“Lenders” means the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Lenders.

“Letters of Credit” has the meaning set forth in Section 3.1(a).

“Letter of Credit Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1 in an amount no greater than the amount set forth opposite such Issuing Lender’s name under the column entitled “Letter of Credit Commitment” on Schedule 1.1A, unless agreed by such Issuing Lender.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, any mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, security transfer or other security interest or any preference, priority or other Security Document or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) (including, without limitation, any “security interest” as defined in Sections 12(1) and 12(2) of the PPSA (Australia)), but excluding section 12(3) of the PPSA (Australia)).

“Limited Condition Transaction” means any Specified Transaction that the Borrowers or a Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the applicable agreement) within 365 days and whose consummation is not conditioned on the availability or, or on obtaining, third party financing.

“Line Cap” means at any time, an amount equal to the lesser of (a) the Total Commitments and (b) the Borrowing Base.

“Loan” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including Protective Advances.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, the Guarantee Agreement, each Security Document, each Fee Letter, each Intercreditor Agreement, the Notes, the Letters of Credit, any Applications, any Issuer Documents and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, among the Borrowers, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.25.

“Loan Modification Offer” has the meaning set forth in Section 2.25(a).

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Local Time” means (a) in the case of Loans or Letters of Credit provided to the Irish Borrower or dealings with any Collection Account located outside of the United States, London time and (b) in all other cases, New York time.

“Majority Facility Lenders” means, in respect of a Facility, Lenders having more than 50% of the Commitments then in effect under such Facility or, if the Commitments have been terminated, the Revolving Extensions of Credit of the Lenders then outstanding under such Facility; provided that, the Majority Facility Lenders must include (a) at any time there are two (2) or fewer un-affiliated Lenders, all of the Lenders and (b) at any time there are more than two (2) un-affiliated Lenders, two or more un-affiliated Lenders.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, property, assets, liabilities (actual or contingent), operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform the obligations under the Loan Documents to which they are a party or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Australian Security Trustee or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and other than any intercompany Indebtedness between or among any Group Members) of any one or more of the Borrowers and the Subsidiaries in an aggregate principal amount of $125,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers and/or any applicable Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is material to the business of the Company and its Subsidiaries as determined by the Company in good faith.

“Material Subsidiary” means, as of any date of determination, each Subsidiary (a) with total assets (including the value of Capital Stock of its subsidiaries) on such date of determination equal to or greater than 5.0% of Consolidated Total Assets, (b) whose contribution to Consolidated EBITDA for the Applicable Reference Period exceeds 5.0% of Consolidated EBITDA for the Applicable Reference Period or (c) that is designated as a “Material Subsidiary” pursuant to the definition of Immaterial Subsidiary.

“Maturity Date” means, as the context may require, the earlier of (x) July 30, 2031, as such date may be extended in accordance with Section 2.26 (the “Scheduled Maturity Date”) and (y) solely to the extent that any Material Indebtedness is outstanding as of the 91st day prior to the then earliest scheduled maturity date of such Material Indebtedness and each day thereafter until and including the scheduled maturity date of such Material Indebtedness, the date that is 91 days prior to the then-stated maturity date of such Material Indebtedness (the date determined in accordance with this clause (y), the “Springing Maturity Date”), the Maturity Date shall be the Springing Maturity Date.

“Minimum Extension Condition” has the meaning set forth in Section 2.25(a).

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of the direct costs relating to such Disposition or Recovery Event including attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness (other than the Loans, any pari passu secured Indebtedness or any Junior Indebtedness) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any (i) reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceed and (ii) any reasonable reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Borrowers after such sale or other disposition thereof, including, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds; provided, further, that no such net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year for all such Dispositions and Recovery Events generating net cash proceeds shall exceed $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, Eligible Equipment or Eligible Intellectual Property of any Person, the orderly liquidation value thereof expected to be realized at an orderly, negotiated sale held within a reasonable period of time as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Lender” has the meaning set forth in Section 2.24(b).

“New Lender Supplement” has the meaning set forth in Section 2.24(b).

“Non-Extending Lender” has the meaning set forth in Section 2.26(b).

“Non-Guarantor Debt Limit” means an amount equal to the greater of $325.8 million and 3.0% of Consolidated Total Assets.

“Non-Guarantor Sublimit” means an amount equal to the greater of $217.2 million and 2.0% of Consolidated Total Assets.

“Non-Investment Grade Eligible Accounts” means Eligible Accounts that are not Investment Grade Eligible Accounts.

“Non-U.S. Administrative Agent” means J.P. Morgan SE (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Non-U.S. Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Not Otherwise Applied” means in respect of any amount, such amount has not previously been (and is not currently being) applied to any other use or transaction.

“Notes” means the collective reference to any promissory note evidencing Loans.

“Notice Date” has the meaning set forth in Section 2.26(b).

“Non-EEA Agented Borrower(s)” means each Borrower that is not an EEA Agented Borrower.

“Notifying Lender” has the meaning assigned to such term in Section 2.1(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means collectively, (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and Reimbursement Obligations, all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto including with respect to Letters of Credit) or otherwise, (b) all Secured Banking Services Obligations and (c) all Secured Swap Obligations.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.6(b).

“Participant Register” has the meaning set forth in Section 10.6(b).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Party” means a party to this Agreement.

“Patriot Act” has the meaning set forth in Section 10.17.

“Payment and Collateralization Requirements” has the meaning set forth in Section 2.11(e).

“Payment Conditions” means (a) no Event of Default has occurred and is continuing or would occur immediately following the relevant event or transaction and (b) either (i) after giving effect to the proposed event or transaction as if it occurred on the first day of the Pro Forma Period, daily pro forma average Availability during the Pro Forma Period is at least equal to the greater of (x) 20% of the Line Cap at all times during the Pro Forma Period and (y) $140 million, or (ii) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, (A) daily pro forma average Availability during the Pro Forma Period is at least equal to the greater of (x) 15% of the Line Cap at all times during the Pro Forma Period and (y) $100 million and (B) the Consolidated Fixed Charge Coverage Ratio for the most recently ended Reference Period is greater than or equal to 1.00:1.00.

“Payment Notice” has the meaning set forth in Section 9.6(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Perfection Certificate” means (x) in respect of each U.S. Loan Party, a certificate substantially in the form of Exhibit C to the U.S. Collateral Agreement (with any changes that the Administrative Agent shall have approved), completed and supplemented with the schedules contemplated thereby to the satisfaction of the Administrative Agent, and signed by an officer of the Company or the applicable Loan Party and (y) in respect of any Loan Party that is not a U.S. Loan Party, one or more perfection certificates in respect of each such Loan Party covering such matters as customary in such jurisdiction, completed and supplemented with the schedules to the satisfaction of the Administrative Agent, and signed by an officer of the Company or the applicable Loan Party.

“Permitted Acquisition” means the purchase or other acquisition by the Borrowers or any Subsidiary of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business, line of business, product line or division of any Person; provided that with respect to each purchase or other acquisition (i) after giving effect thereto, the Borrowers and their Subsidiaries are in compliance with Section 7.15, (ii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (iii) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10 and (iv) if the Payment Conditions are not satisfied at the time of such acquisition, the value of any assets acquired that do not become Collateral and the value of Persons that do not become Loan Parties shall be subject to, and not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to Sections 7.2(c), 7.6(a), 7.7(c), 7.7(e), 7.7(g), 7.7(v) and 7.7(w) (without duplication), the Non-Guarantor Sublimit.

“Permitted Amendment” means an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.25, providing for an extension of the commitments and scheduled maturity date applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (c) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are no more favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Discretion” means in respect of the adjustment of eligibility criteria and other exclusionary criteria and (without duplication) Reserves with respect to the Borrowing Base or Collateral, a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment following (to the extent practicable) reasonable prior notice to, and consultation with, the Company and in accordance with customary business practices for asset-based transactions.

“Permitted Encumbrances” means Liens permitted pursuant to Section 7.3(a), (b), (c), (d), (e) or (n); provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than with respect to Section 7.3(n)).

“Permitted Liens” means Liens permitted pursuant to Section 7.3.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing

Indebtedness, (ii) the final maturity of such Indebtedness is no sooner and the weighted average life to maturity of such Indebtedness, if applicable, is no shorter than such Original Indebtedness, (iii) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount in respect of the Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (iv) for the avoidance of doubt, the Original Indebtedness is paid down (or, with respect to revolving credit facilities, commitments in respect thereof are reduced (together with, if applicable, payments of principal)) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (v) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vi) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent, and if the Original Indebtedness was subject to an Intercreditor Agreement, such Permitted Refinancing Indebtedness shall be subject to such Intercreditor Agreement on the same terms as the Original Indebtedness, or such other Intercreditor Agreement reasonably acceptable to the Administrative Agent.

“Permitted Reorganizations” means any reorganization, restructuring or other activity undertaken in for primary purposes of tax planning, repatriation of cash, entity consolidation, and optimization of cash management and capital allocation, or to improve the tax efficiency of the Group Members (including any conversion, exchange, capitalization, contribution, settlement, set-off, netting, cancellation, forgiveness, reassignment, transfer, elimination or other reduction of intercompany balances among the Group) so long as (a) such reorganization and/or activities are not materially adverse to the interests of the Lenders and do not impair in any material respect the guaranty or the security interests in favor of the Administrative Agent or the Australian Security Trustee, for the benefit of the Secured Parties, (b) after giving effect thereto, the Company and its Subsidiaries are in compliance with Sections 6.10 and 6.12 and (c) immediately before and immediately after giving effect to such Permitted Reorganization, no Default or Event of Default shall have occurred and be continuing; provided further, that no Permitted Reorganization may result in the re-domiciliation of any Borrower.

“Permitted Securitization” means (i) the Existing Receivables Facility, (ii) the Existing Factoring Facility and (iii) one or more accounts receivable facilities in respect of the Accounts of the U.S. Loan Parties, the obligations in respect of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Subsidiaries (other than a Receivables Subsidiary), pursuant to which the Company or a Subsidiary sells its accounts receivable to either (a) a Person that is not an Affiliate of the Company or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not an Affiliate of the Company or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case as amended, supplemented, amended and restated or otherwise modified from time to time; provided, for the avoidance of doubt, that the proceeds of any asset (including Accounts) or any payment from any Account Debtor in respect of Accounts, in each case, the subject of a Permitted Securitization must be deposited into a Permitted Securitization Collection Account.

“Permitted Securitization Collection Account” means individually and collectively, each deposit or securities account into which any Account Debtor makes, or is directed to make, payment in respect of any Accounts the subject of a Permitted Securitization or any such account into which the proceeds of any asset the subject of a Permitted Securitization are deposited or required to be deposited, which, for the avoidance of doubt must be accounts that are separate from and not commingled with any deposit account or securities account holding comprising (or holding the proceeds of) the Collateral.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act (British Columbia), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a Canadian jurisdiction other than British Columbia, then “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including without limitation the Quebec Civil Code) for purposes of applicable provisions relating to such perfection, effect of perfection or non-perfection or priority.

“PPSA (Australia)” means the Personal Property Securities Act 2009 (Commonwealth of Australia), including the regulations thereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means with respect to the calculation of any test or covenant hereunder that requires such test or covenant to be tested on a “Pro Forma Basis”, such test or covenant being calculated after giving effect to any Specified Event (or other event that by the terms of this Agreement requires “pro forma compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”), including any related financing transactions, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Borrowers and their Subsidiaries, which shall be reformulated as if all Specified Events during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include any adjustments calculated in accordance with (and subject to the requirements and limitations of) the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of

Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrowers may designate. For the avoidance of doubt, in calculating Consolidated Fixed Charges, (x) the Consolidated Fixed Charges attributable to any Indebtedness assumed or incurred in connection with an acquisition consummated during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be included and (y) the Consolidated Fixed Charges attributable to any Indebtedness repaid or otherwise Disposed of pursuant to a Disposition consummated during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be excluded.

“Pro Forma Period” means with respect to any merger, Disposition, Restricted Payment, Investment or prepayment or modification of Indebtedness (any of the foregoing, a “Specified Event”), the period (a) commencing 30 days prior to the date such Specified Event is proposed by the Borrowers to occur and (b) ending on the date such Specified Event is proposed by the Borrowers to occur.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Protective Advance Exposure” means at any time, the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Revolving Percentage of the total Protective Advance Exposure at such time.

“Protective Advances” has the meaning set forth in Section 2.3.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” means a “qualified financial contract” has the meaning set forth in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.20.

“Qualified Capital Stock” means Capital Stock of the Borrowers other than Disqualified Capital Stock.

“Qualified Cash” has the meaning assigned to that term in the definition of “Borrowing Base”.

“Qualified Cash Account” means any account in which Qualified Cash is deposited.

“Qualifying Jurisdiction” means:

(a)	a member state of the European Communities other than Ireland;

(b)	a jurisdiction with which Ireland has entered into a Tax Treaty that has the force of law; or

(c)	a jurisdiction with which Ireland has entered into a Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.

“Qualifying Lender” means, in respect of the Irish Borrower, a Lender which is beneficially entitled to the interest payable to that Lender in respect of an advance under this Agreement and is:

(a)

a bank which is authorised or licensed pursuant to section 9 or section 9A of the Central Bank Act of Ireland to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland;

(b)	a building society (within the meaning of section 256(1) TCA) which is carrying on a bona fide banking business in Ireland;

(c)

an authorised credit institution (under the terms of Directive 2013/36/EU) which has duly established a branch in Ireland, having made all necessary notifications to its home state competent authorities (as required under Directive 2013/36/EU and, where applicable, under Council Regulation No 1024/2013) in relation to its intention to carry on banking business in Ireland, and such credit institution is carrying on a bona fide banking business in Ireland;

(d)	a body corporate:

i.

which, by virtue of the law of a Qualifying Jurisdiction, is resident in the Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax which corresponds to Irish income tax or Irish corporation tax and which generally applies to interest receivable in that Qualifying Jurisdiction by companies from sources outside that Qualifying Jurisdiction;

ii.

which is a US corporation which is incorporated in the United States and is taxed in the United States on its worldwide income except where interest is paid under a Loan Document to the US corporation in connection with a trade or business which is carried on by it in Ireland through a branch or agency;

iii.

which is a US limited liability company (“LLC”) where (I) the ultimate recipients of the interest would themselves be Qualifying Lenders under sub-paragraphs (i), (ii) or (iv) of this paragraph (d), and (II) business is conducted through the US limited liability company for non-tax commercial reasons and not for tax avoidance purposes except where interest is paid under a Loan Document to the LLC or the ultimate recipients of the interest in connection with a trade or business which is carried on by it or them in Ireland through a branch or agency; or

iv.	where the interest:

(1)	is exempted from the charge to Irish income tax under a Tax Treaty in force on the date the interest is paid; or

(2)	would be exempted from the charge to Irish income tax if a Tax Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid,

except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under this Agreement is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;

(e)

a body corporate which advances money in the ordinary course of a trade which includes the lending of money where the interest on the advance under this Agreement is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5) TCA;

(f)	a qualifying company (within the meaning of section 110 TCA);

(g)	an investment undertaking (within the meaning of section 739B TCA); or

(h)	a Treaty Lender.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Permitted Securitizations and that in each case engages only in activities reasonably related or incidental thereto; provided that the Equity Interests of each Receivables Subsidiary shall at all times be 100% owned, directly or indirectly, by a Loan Party.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period” means each period of four consecutive fiscal quarters of the Company.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (c) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (d) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.6(a).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Daily Simple RFR and (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA.

“Relevant Screen Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the Closing Date (no matter how such notice requirement may be changed in the future).

“Reported Banking Services Obligations” means Secured Banking Services Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Banking Services Obligations solely to the extent that the Lender party thereto or its Affiliate (other than JPMCB) and the Company shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 15 days of the Closing Date such Lender or Affiliate and the Company shall have reported the amount of such outstanding obligations as of the Closing Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate and the Company shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent) and the Administrative Agent shall be entitled in its Permitted Discretion to establish Banking Services Reserves in respect of such amounts; provided, further, that no Secured Banking Services Obligations shall constitute Reported Banking Services Obligations if it would result in the Availability (pro forma for any Banking Services Reserves) being less than zero.

“Reported Secured Swap Obligations” means Secured Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Secured Swap Obligations solely to the extent that as of any date of determination, such Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding Secured Swap Obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 30 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding Secured Swap Obligations as of any other date reasonably requested by the Administrative Agent) and the Administrative Agent shall be entitled in its Permitted Discretion to establish Secured Swap Reserves in respect of such amounts; provided, further, that no Secured Swap Obligations shall constitute Reported Secured Swap Obligations if it would result in the Availability (pro forma for any Secured Swap Reserves) being less than zero.

“Required Lenders” means Lenders having more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, the Required Lenders must include (a) at any time there are two (2) or fewer un-affiliated Lenders, all of the Lenders and (b) at any time there are more than two (2) un-affiliated Lenders, two (2) or more un-affiliated Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws, articles of association, memorandum of association or other organizational, constitutional or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, the E&W Priority Payables Reserves, the Australian Priority Payables Reserves, an availability reserve, reserves for accrued and unpaid interest on the Obligations, cash management reserves and Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for secured hedging obligations and Secured

Swap Reserves, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Loan Party). Notwithstanding anything herein to the contrary, the Administrative Agent may, in its Permitted Discretion, establish, increase or decrease Reserves, without duplication, against the Borrowing Base. To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Inventory, Eligible Intellectual Property or Eligible Equipment is addressed pursuant to the treatment thereof within the applicable definition of such terms, the Administrative Agent shall not also establish a reserve to address the same event, condition or matter. The amount of any Reserve (including, for the avoidance of doubt, the E&W Priority Payables Reserves and the Australian Priority Payables Reserves) established and/or maintained by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and currently maintained. The Administrative Agent will provide notice to the Company three days prior to the establishment of or increase or decrease in Reserves, except that, the Administrative Agent shall have the right to establish or increase a Reserve without such notice to the Company in response to the occurrence of an Event of Default and shall provide notice thereof to the Company as soon as practicable thereafter; provided, that, during such three day period, the Lenders and Issuing Lenders shall not be required to make new Revolving Loans, issue, amend, extend or renew a Letter of Credit or increase the stated amount of a Letter of Credit to the extent such Revolving Loans or Letters of Credit would cause the aggregate outstanding Loans, unreimbursed Letter of Credit drawings and undrawn Letters of Credit under the Facility to exceed the then current Availability after giving pro forma effect to such proposed Reserves. After the Administrative Agent has provided the Company with notice of any increase in Reserves, the Company may not disregard such Reserve in calculating the Borrowing Base in connection with any Borrowing during the three day period between notice of the Reserve and the effectiveness of the Reserve. Upon the establishment or increase in any Reserve, the Administrative Agent agrees to make itself available to discuss the Reserve or increase, and the Loan Parties may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of the Administrative Agent to establish or change such Reserves, unless the Administrative Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserves or such change no longer exists or has otherwise been adequately addressed by the Loan Parties.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, any executive vice president, in the case of any Foreign Subsidiary, a director, manager or legal representative, or any Financial Officer of such Person and, for purposes of the delivery of and incumbency certificates and any secretary’s certificate (or the equivalent), the secretary or any assistant secretary (or the equivalent) of the applicable Person.

“Restricted Payments” has the meaning set forth in Section 7.6.

“Retained Insolvency Regulation” means the Insolvency Regulation as it applies under English law, taking into account: (i) its having become part of English domestic law on and after 11:00 p.m. (UK time) on 31 December 2020 (“IP completion day”) pursuant to the European Union (Withdrawal) Act 2018 (“EUWA”); and (ii) any modifications to it that have taken effect on or after IP completion day pursuant to the EUWA or otherwise under English law (but not, for the avoidance of doubt, any modifications to it that have taken effect on or after IP completion day under European Union law).

“Returns” means, with respect to any Investment, any dividends, interest, distributions, return of capital, sale proceeds and other amounts received or realized in respect of such Investment.

“Revolving Commitment Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its L/C Exposure at such time.

“Revolving Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the Protective Advances then outstanding.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Percentage” means as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day, and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom including His Majesty’s Treasury of the United Kingdom, Canada, Australia (including that administered by the Australian Department of Foreign Affairs and Trade) or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), including but not limited to any Person deemed to be controlled under the definition of section 2.1 of the Special Economic Measures Act (Canada), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom including His Majesty’s Treasury of the United Kingdom, Canada, Australia (including that administered by the Australian Department of Foreign Affairs and Trade) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority of the United States of America.

“Second Currency” has the meaning assigned to such term in Section 10.22.

“Secured Obligation Aggregate Amount” means the aggregate amount of Obligations secured by the Collateral.

“Secured Obligations Maximum Amount” has the meaning set forth in Section 10.23.

“Secured Over Formula Advance Amount” means an amount equal to 2.5% of the Eligible Accounts and Eligible Inventory as of the date written notice is delivered to the Administrative Agent, which amount shall be included in the Borrowing Base on the date that is three business days after the Administrative Agent’s receipt of such notice from the Company (the “Secured Over Formula Advance Amount Closing Date”) until (but not including) the date that is the four month anniversary of such notice; provided that the Company may only deliver such notice once per calendar year in respect of the same four month period in each calendar year, which period shall be March through June; provided, further, that the Company may change such four month period for any subsequent calendar year with the consent of the Administrative Agent.

“Secured Over Formula Advance Amount Closing Date” has the meaning set forth in the definition of “Secured Over Formula Advance Amount”.

“Secured Parties” means, collectively, the Administrative Agent, the Australian Security Trustee, the Lenders, the Issuing Lenders, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Loan Documents, each Eligible Counterparty, and the successors and assigns of each of the foregoing.

“Secured Banking Services Obligations” means Banking Services Obligations of any Group Member owing to one or more Lenders or their respective Affiliates so long as, at or prior to the time that any transaction relating to such Banking Services Obligation is executed (or, if later, the Closing Date), the Company (other than for transactions with JPMCB and its Affiliates) and the Lender party thereto or its Affiliate (other than JPMCB) have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Banking Services Obligation entitled to the benefits of the Security Documents.

“Secured Swap Obligations” means Swap Obligations of any Group Member owing to one or more Lenders or their respective Affiliates permitted hereunder; provided that Swap Obligations shall not constitute Secured Swap Obligations until the Company (other than for Swap Agreements with JPMCB and its Affiliates) and the Lender party thereto or its Affiliate (other than JPMCB) have delivered written notice to the Administrative Agent that such a Swap Agreement has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Security Documents.

“Secured Swap Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Secured Swap Obligations then provided or outstanding.

“Security Documents” means the security documents governed by U.S. law, the Foreign Security Documents and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10 and 6.12.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, continent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Availability” means the sum of Availability plus the lesser of (x) Suppressed Availability and (y) 2.5% of the Line Cap.

“Specified Currency” has the meaning assigned to such term in Section 10.22.

“Specified Event” has the meaning assigned to such term in the definition of “Pro Forma Period”.

“Specified Event of Default” means an Event of Default under clauses (a), (b) (solely to the extent arising from the inaccuracy of representations and warranties in Section 4.23 or made in any Borrowing Base Certificate), (c) (solely to the extent relating to a breach of Sections 6.4(a) (solely with respect to any Loan Party), 6.12 or 7.1), (d), or (g) (solely with respect to any Loan Party) of Section 8.1.

“Specified Place” has the meaning assigned to such term in Section 10.22.

“Springing Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Standard Letter of Credit Practice” means, for Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP, UCP or eUCP, as chosen in the applicable Letter of Credit.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means subject to Section 10.14, each Subsidiary that has executed and delivered a Guarantee Agreement (or has otherwise become party to a Guarantee Agreement pursuant to supplement, joinder or otherwise).

“Supermajority Lenders” means Lenders having more than 66 2/3% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, the Supermajority Lenders must include (a) at any time there are two (2) or fewer un-affiliated Lenders, all of the Lenders and (b) at any time there are more than two (2) un-affiliated Lenders, two or more un-affiliated Lenders.

“Supported QFC” has the meaning set forth in Section 10.20.

“Suppressed Availability” means the lesser of (i) an amount, if positive, equal to the Borrowing Base minus the Total Commitments, provided that any cash included in the determination of such amount shall not exceed the Cash Cap and (ii) 2.5% of the Line Cap.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of their Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation” means with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document, other than a FATCA Deduction.

“Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the EURIBOR Rate or the Term CORRA.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day, the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16(a) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Commitments” means at any time, the aggregate amount of the Commitments then in effect. The original amount of the Total Commitments on the Closing Date is $800,000,000.

“Total Revolving Extensions of Credit” means at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transactions” means the execution, delivery and performance by the Borrowers and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof, including the Closing Date Refinancing.

“Transferee” means any Assignee or Participant.

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of a Tax Treaty which makes provision for full exemption from tax imposed by Ireland on interest or income from debt claims;

(b)	does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c)	fulfils all conditions of the Tax Treaty which must be fulfilled for residents of that Treaty State to be paid interest without the deduction of Irish Tax; and

(d)

fulfils all conditions of the Tax Treaty which must be fulfilled for residents of that Treaty State to be paid interest without the deduction of Irish tax including the completion of procedural formalities necessary for the Borrower to obtain authorization to make a payment without a Tax Deduction.

“Treaty State” means a jurisdiction which has entered into a Tax Treaty with Ireland which has the force of law.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Trigger Reporting Period” shall occur at any time that (a) Availability is less than the greater of (i) 15% of the Line Cap and (ii) $100,000,000 for three consecutive Business Days and ending on the date on which Availability is greater than or equal to the greater of (i) 15% of the Line Cap and (ii) $100,000,000 for 20 consecutive days or (b) a Specified Event of Default has occurred and is continuing.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the EURIBOR Rate, the Daily Simple RFR, the Canadian Prime Rate, the Term CORRA or the ABR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute of another jurisdiction), to the extent it may be required to apply to any item or items of Collateral.

“United States” or “U.S.” means the United States of America.

“U.S. Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder and, as the context requires, as the Australian Security Trustee.

“U.S. Collateral Agreement” means the U.S. Security Agreement, dated as of the Closing Date, executed and delivered by the U.S. Loan Parties, substantially in the form of Exhibit D-2.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party organized in the United States.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 10.20.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.19(f)(ii)(B)(3).

“VAT” means (a) any value added taxes imposed by the United Kingdom’s Value Added Tax Act 1994; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) and (b) above, or imposed elsewhere.

“VAT Group” means a group for VAT purposes within the meaning of section 15 of VATCA, and otherwise as applicable a group for VAT purposes under any applicable law implementing Article 11 of Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112).

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”, “RFR Loan”, “Term SOFR Rate Loan”, “Adjusted EURIBOR Rate Loan” or “Daily Simple RFR Loan”) or by class and Type (e.g., a “Term Benchmark Revolving Loan” or “RFR Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”, “RFR Borrowing”, “Term SOFR Rate Borrowing”, “Adjusted EURIBOR Rate Borrowing” or “Daily Simple RFR Borrowing”) or by class and Type (e.g., a “Term Benchmark Revolving Borrowing” or “RFR Revolving Borrowing”).

1.3 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) (A) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and (B) for the avoidance of doubt, it is agreed that for all purposes under this Agreement, Capital Lease Obligations shall be calculated in accordance with GAAP as of December 14, 2018 unless otherwise agreed by the Company and the Required Lenders, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the concept of “letters of credit” shall be construed to include banker’s acceptances.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code, the PPSA or the PPSA (Australia) as applicable, are used in this Agreement, including its preamble and recitals, with such meanings.

1.4 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in an Agreed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn (without regard to any conditions contained in such Letter of Credit); provided that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For clarity, the calculation of the amount of such Letter of Credit shall take into account any reduction on account of (a) any permanent reduction of such Letter of Credit or (b) any amount that is drawn, reimbursed and no longer available under such Letter of Credit.

1.6 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary when (i) calculating any applicable ratio or financial test or determining whether any Default or Event of Default has occurred, is continuing or would result from any action, in each case, pursuant to Section 7.2, Section 7.3, Section 7.5, Section 7.6 or Section 7.7 in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment or the repayment of Indebtedness (each, a “Specified Transaction”) or (ii) determining the accuracy of any representation or warranty, in each case of clauses (i) and (ii), in connection with a Limited Condition Transaction, the date of determination of such ratio or financial test, the accuracy of such representation or warranty (but taking into account any earlier date specified therein) or whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios, financial tests, representations and warranties and absence of defaults are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Reference Period ending prior to the LCT Test Date for which financial statements are available, the Borrowers could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios, financial tests, representations and warranties or absence of defaults are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, representations and warranties and absence of defaults will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrowers have made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any subsequent Specified Transaction that the Borrowers or a Subsidiary is contractually committed to consummate on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited

Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis both (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. For the avoidance of doubt, this Section 1.6 does not apply for any purpose to the calculation or determination of the “Availability”, “Specified Availability” or “Suppressed Availability” at any time.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.8 Currencies; Currency Equivalents.

(a) At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.17(h), for purposes of determining (1) whether the amount of any Borrowing or Letter of Credit, together with all other Borrowings then outstanding or to be borrowed thereunder at the same time as such Borrowing, would exceed the total Commitments, (2) the aggregate unutilized amount of the Commitments, (3) the Revolving Credit Exposure, (4) the L/C Exposure and (5) whether the face amount of outstanding Letters of Credit issued by any Issuing Lender exceeds such Issuing Lender’s Letter of Credit Commitment, the outstanding principal or undrawn face amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”) or of such Letter of Credit determined as of the date of the issuance thereof, as the case may be.

(b) Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

(c) Each obligation hereunder of any party hereto that is denominated in a Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euro or such Currency, such party shall be entitled to pay or repay such amount either in euro or in such Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such Currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Loan Parties to the Lenders and the Issuing Lenders and of the Lenders and the Issuing Lenders to the Loan Parties under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify in writing to the Company to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof.

1.9 Irish Provisions. In this Agreement and in each other Loan Document, where it relates to an Irish Guarantor, a reference to:

(a) “examiner” means an examiner (including an interim examiner) appointed under section 509 of the Irish Companies Act and the term “examinership” shall be construed accordingly;

(b) “organized” shall be deemed to refer to “incorporated” and “organizational” shall be deemed to refer to “incorporation”;

(c) “process advisor” means a person appointed or acting as process advisor within the meaning of section 558A(1) of the Irish Companies Act;

(d) “rescue process” means the rescue process for small and micro companies contemplated by Part 10A of the Irish Companies Act; and

(e) “Subsidiary”, in relation to an Irish Guarantor, shall include the meaning given to it under Section 7 of the Irish Companies Act.

For the avoidance of doubt, any references to Ireland exclude Northern Ireland.

1.10 Australian Provisions. For the purposes of any assets, liabilities or entities located in Australia and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of Australia or a court or tribunal exercising jurisdiction in Australia:

(a) [reserved];

(b) in relation to where the PPSA (Australia) applies, a reference to a security interest includes any “security interest” as defined in sections 12(1) or 12(2) of the PPSA (Australia), and excluding section 12(3) of the PPSA (Australia);

(c) where it relates to any Australian company, a reference to: (i) bankruptcy includes administration; (ii) liquidation includes winding-up; (iii) a receiver includes a controller and a managing controller, each as defined in the Australian Corporations Act (and a reference to receivership has a corresponding meaning); (iv) insolvency proceeding includes any corporate action, legal proceedings or other formal procedure, filing or step under Chapter 5 and Part 5C.9 of the Australian Corporations Act in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization or the appointment of a liquidator, receiver, administrator, compulsory manager or other similar officer; (v) such Australian company being insolvent or unable, or admitting inability, to pay its debts as they become due includes such Australian company being, or being presumed or deemed under applicable law to be, insolvent; and (vi) such Australian company being solvent includes such Australian company being able to pay all its debts, as and when they become due and payable;

(d) a reference to any consent or approval of, registration or filing with, or any other action by, any governmental authority includes, in relation to anything which will be fully or partly prohibited or restricted by Australian law if a governmental authority in or of Australia intervenes or acts in any way within a specified period after lodgment, filing, registration or notification, the expiry of that period without intervention or action;

(e) the parties to this Agreement agree that the Banking Code of Practice of the Australian Banking Association does not apply to the Loan Documents or any transactions or banking service provided under them; and

(f) “Account Debtor” also includes any “account debtor” as defined in section 10 of the PPSA (Australia); “Affiliate” also includes the meaning given to the term “associated entity” in section 50AA of the Australian Corporations Act; “document” also includes the meaning given to the term “document of title” as defined in section 10 of the PPSA (Australia); “general intangibles” also includes the meaning given to the term “intangible property” as defined in section 10 of the PPSA (Australia); and “Subsidiary” means a subsidiary within the meaning given in Part 1.2 Division 6 of the Australian Corporations Act.

1.11 England & Wales Provisions. The obligations of each Subsidiary Guarantor incorporated under the laws of England and Wales does not apply to any liability to the extent that it would result in the relevant guarantee constituting unlawful financial assistance within the meaning of sections 678 and 679 of the Companies Act 2006; provided that any such person shall not be considered an Borrower, Loan Party or Subsidiary Guarantor for such time as this provision applies to such person.

1.12 Quebec Provisions. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of the Loan Documents may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under a Personal Property Security Act shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary” as well a “hypothecary representative” within the meaning of Article 2692 of the Civil Code of Quebec, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall include “holding title on behalf of an owner as mandatary or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.13 Appointment of Company as Agent for the Borrowers.

(a) Each of the Company and the Irish Borrower (solely for purposes of this Section 1.13 (other than clause (d) below), each a “Borrower” and collectively the “Borrowers”) accepts joint and several liability hereunder with respect to all Obligations in consideration of the financial accommodation provided or to be provided by the Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other such person.

(b) Each Borrower’s obligations with respect to Loans made or allocated to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of, the Loan Obligations, without first proceeding against any other Borrower or any other person, or against any security or collateral for the Loan Obligations. Each Borrower waives all suretyship defenses and consents and agrees that the Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(d) The Irish Borrower hereby appoints the Company as the administrative borrower hereunder, and the Company irrevocably accepts such appoint, and agrees that it shall act under this Agreement and the other Loan Documents as the agent, attorney-in-fact and legal representative of the Borrowers for all purposes, including receiving account statements, giving and receiving all notices and consents hereunder or under any other Loan Documents, taking all other actions (including in respect of compliance with covenants and certificates) and communications to the Borrowers from the Administrative Agent, the Lenders, the Issuing Lenders or any other Secured Party. The Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties may rely, and shall be fully protected in relying, on any certificate, report, information or any notice or communication made or given by the Company, whether in its own name or on behalf of the other Borrower, and neither the Administrative Agent, the Lenders, the Issuing Lenders nor any other Secured Party shall have any obligation to make any inquiry or request any confirmation from or on behalf of either Borrower as to the binding effect on it of any such notice or request.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in USD or an Agreed Foreign Currency in an aggregate principal amount at any one time outstanding which would not result in either (i) the Revolving Loans of such Lender when added to the sum of (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (y) [reserved] and (z) such Lender’s Protective Advance Exposure then outstanding, exceeding the amount of such Lender’s Commitment, (ii) the Total Revolving Extensions of Credit exceeding the Line Cap, or (iii) the Total Revolving Extensions of Credit to the Irish Borrower exceeding the lesser of (x) Availability and (y) the Irish Sublimit (the “Borrowing Limits”), subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3. During the Revolving Commitment Period the Borrowers may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans, RFR Loans or, in respect of the Company only, ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Maturity Date.

(c) Subject to the EU Lender Provisions, each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) To the extent any Commitment or Loan is contemplated to any Borrower in an EEA Member Country within the meaning of Article 21c of Directive (EU) 2024/1619 amending Directive (EU) 2013/36 (as amended, supplemented or replaced from time to time “Article 21c CRD VI”) (each such Borrower, an “EU Borrower”), each Lender, in its capacity as a Lender and, where applicable, as an Issuing Lender (each, a “Notifying Lender”), may identify one or more of its lending offices, branches or subsidiaries established in an EEA Member Country (each, an “EU Lender”) to make Commitments and Loans to one or more EU Borrowers by delivering a notice (an “EU Notice”) to the Administrative Agent and the Borrower, prior to or simultaneously with the establishment of such Commitment or the making of such Loan, duly executed by the Notifying Lender and its corresponding EU Lender identifying one or more EU Borrowers for which such EU Notice shall apply. An EU Notice may bifurcate the applicable Commitments among different EU Lenders and EU Borrowers in a single EU Notice, provided such notice clearly identifies each applicable EU Lender and its corresponding EU Borrower. An EU Notice delivered on the date hereof shall be deemed simultaneous with the Notifying Lender’s execution of this Agreement, and a Notifying Lender executing this Agreement on the date hereof may either (i) deliver an EU Notice simultaneously with such execution or (ii) note on its signature page that it is executing as both a Lender and a Notifying Lender and appointing the corresponding EU Lender, which EU Lender shall countersign as an EU Lender for all purposes of the EU Lender Provisions. Each EU Notice shall (i) designate the applicable EU Lender as the party responsible for making the Commitments and/or Loans to the EU Borrower identified under this clause (d), (ii) [reserved], (iii) specify the name and address of each EU Lender and (iv) specify the corresponding EU Borrower for each EU Lender. Each EU Notice shall be accompanied by an administrative questionnaire and any tax compliance certificates required under Section 2.19(f)(ii)(B), in each case, with respect to such EU Lender. No consent of the Borrower, the Administrative Agent or any Issuing Lender shall be required to deliver or revoke any EU Notice. Upon delivery of an EU Notice or revocation notice pursuant to the terms of this clause (d), the Administrative Agent shall annotate the Register to identify, as applicable, the Notifying Lender’s EU Lenders and/or any revocations in respect of such Notifying Lender, and any Commitment schedule shall be deemed annotated to reflect each applicable EU Lender’s Commitment to the applicable EU Borrower. For the avoidance of doubt, no Lender is required to deliver an EU Notice or otherwise utilize the EU Lender Provisions, nor deliver an EU Notice for all EU Borrowers hereunder.

(e) Upon execution and delivery of an EU Notice: (i) each EU Lender shall be deemed a Lender and, where applicable, an Issuing Lender hereunder and under the other Loan Documents with respect to the Commitments and Loans to the applicable EU Borrower (and for avoidance of doubt the Notifying Lender in respect of such EU Lender shall not be deemed to hold any Commitments or Loans to such EU Borrower), (ii) the Notifying Lender’s other Commitments, if any, to other Borrowers shall remain in full force and effect, and (iii) each EU Lender shall be subject to, afforded and extended any and all rights, obligations and duties arising as a Lender or, where applicable Issuing Lender in respect of the Commitments or Loans to such EU Borrower hereunder and under the other Loan Documents. The rights, obligations and duties described in clause (iii) shall severally include, without limitation, (x) the obligations to make any and all Commitments or Loans to such EU Borrower, on a ratable basis as among the EU Lenders holding Commitments to such EU Borrower, and provide any other related funding services such EU Borrower requests pursuant to the terms and conditions of this Agreement required by a Lender or, where applicable, Issuing Lender in connection with such Commitment or Loans (the “EU Funding Obligations”) and (y) the obligation to comply with the terms hereof and to receive the contractual rights and ability to exercise the rights and remedies conferred hereunder.

(f) By delivery of an EU Notice (i) each EU Lender shall, to the fullest extent permitted by applicable law, act through its Notifying Lender in connection with the EU Lender Provisions (other than with respect to its EU Funding Obligations), and hereby irrevocably appoints such Notifying Lender as its agent under this Agreement to administer such provisions on its behalf and (ii) the Borrower and Administrative Agent shall treat such Notifying Lender and any corresponding EU Lender as a single Lender for all purposes hereunder (including, but not limited to, calculation of Commitments, delivery of payments and notices, Defaulting Lender determinations, and voting), except for purposes of the EU Funding Obligations, which shall not be performed by such Notifying Lender. In no event shall an EU Lender and its Notifying Lender be treated as a single Lender for purposes of such EU Lender’s EU Funding Obligations.

(g) Upon delivery to the Company and the Administrative Agent of a revocation notice signed by both a Notifying Lender and its applicable EU Lender and identifying one or more EU Borrowers for which revocation is applicable, the identified EU Lender shall cease to hold the applicable Commitments to each such identified EU Borrower, shall no longer be deemed a Lender hereunder with respect to each such identified EU Borrower or under the other Loan Documents, and shall be released from its obligations under this Agreement with respect to each such identified EU Borrower; provided that such EU Lender shall retain the benefits of Sections 2.17, 2.18, 2.19, 2.20 and 10.5 with respect to facts and circumstances arising prior to such release.

(h) In no event shall a Notifying Lender and its applicable EU Lenders be required to fund Loans in an aggregate amount exceeding the initial Commitment of such Notifying Lender as of the Closing Date, as adjusted from time to time pursuant to the terms of this Agreement, including (i) assignments or transfers or (ii) reductions or termination, in each case, pursuant to this Agreement.

(i) The Administrative Agent shall endeavor to remit all payments from an EU Borrower for which an EU Lender has been appointed (including prepayments, premiums, interest, and penalties) directly to the applicable EU Lender. If any such funds are received by the Notifying Lender, the Notifying Lender shall promptly turn such funds over to any such applicable EU Lender; provided that delivery of such funds to the Notifying Lender in compliance with the terms hereof shall discharge the applicable EU Borrower’s obligations with respect to the relevant Loans as if paid directly to such EU Lender.

2.2 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrowers shall submit a Borrowing Request to the Administrative Agent through an electronic system or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the

Administrative Agent (which notice must be received by the Administrative Agent prior to (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars, 10:00 a.m., Local Time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or, in the case of any Borrowing to occur on the Closing Date, two (2) U.S. Government Securities Business Day before the date of the proposed Borrowing or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) or (y) in the case of an RFR Borrowing denominated in Dollars, 10:00 a.m., Local Time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (iii) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, and (iv) in the case of an RFR Borrowing denominated in Sterling, 10:00 a.m., Local Time, five (5) RFR Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing by the Company, noon, Local Time, on the date of the proposed Borrowing. If no election as to the currency of a Revolving Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Loan unless an Agreed Foreign Currency has been specified, in which case the requested Revolving Borrowing shall be, in the case of a Revolving Borrowing denominated in any other Agreed Foreign Currency, a Term Benchmark Revolving Borrowing denominated in such Agreed Foreign Currency. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing denominated in Dollars or an Agreed Foreign Currency, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the applicable Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

If an EU Lender has been appointed for an EU Borrower in accordance with the EU Lender Provisions set forth in Section 2.1, any Borrowing Request from the Administrative Agent with respect to such EU Borrower for which such EU Lender has been appointed shall be deemed made to such EU Lender. The Notifying Lender shall promptly forward each such Borrowing Request (each, an “EU Borrowing Request”) to such EU Lender, specifying the aggregate amount requested for the applicable EU Borrower’s account, and such EU Lender shall fund such amount in accordance with the terms of such EU Borrowing Request and this Agreement.

2.3 Protective Advances(a) . (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not exceed 10% of the Commitments outstanding as of such date; provided, further that, the Total Revolving Extensions of Credit after giving effect to the Protective Advances being made shall not breach or exceed the Borrowing Limits. Protective Advances may be made even if the conditions precedent set forth in Section 5.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent or the Australian Security Trustee (as applicable) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Loans and shall be made only in Dollars to the Company and not the Irish Borrower. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 5.2 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.3(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Revolving Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Protective Advances then due).

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved]

2.7 Repayment of Revolving Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of and ratable benefit of each Lender the aggregate outstanding principal amount of the Revolving Loans on the Maturity Date.

2.8 Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, equal to the Commitment Fee Rate multiplied by the daily amount of unused Total Commitments during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any Fee Letter with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Line Cap. Any such reduction shall be in an amount equal to $3,000,000, or a whole multiple thereof, and shall permanently reduce the Commitments then in effect by the amount of such reduction.

2.10 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (x) 11:00 a.m., Local Time, three Business Days prior thereto in the case of Term Benchmark Loans, (y) 11:00 a.m., Local Time, five Business Days prior thereto in the case of RFR Loans, and (z) 12:00 Noon, Local Time, one Business Day prior thereto, in the case of ABR Loans and Canadian Prime Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loan or ABR Loans; provided, that if a Term Borrowing Loan or RFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20; provided, further, that a notice of termination or reduction of the Commitments delivered by any Borrower may state that such notice is conditioned upon the occurrence of a Permitted Acquisition or similar Investment, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. The application of any prepayment pursuant to this Section 2.10 shall be made first, to ABR Loans and second, to Term Benchmark Loans and RFR Loans.

2.11 Mandatory Prepayment of Loans (a) In the event and on such occasion that (i) the Total Revolving Extensions of Credit exceed the Total Commitments or (ii) the Total Revolving Extensions of Credit (excluding for such purposes Protective Advances) exceed the Borrowing Base, the Borrowers shall promptly (and in any event within two Business Days) prepay (or in the case of L/C Exposure, cash collateralize) the Revolving Loans, L/C Exposure and/or (in the case of clause (i) above) the Protective Advances in an aggregate amount equal to such excess (it being understood that the Borrowers shall prepay Revolving Loans and/or Protective Advances prior to cash collateralization of L/C Exposure).

(b) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrowers or any Loan Party in respect of any Disposition made in reliance upon any of Section 7.5(n) or Recovery Event, in each case of assets included in the Borrowing Base, the Borrowers shall, within 5 (five) Business Days after such Net Cash Proceeds are received by the Borrowers or any Loan Party, first, prepay the Revolving Loans and, second, cash collateralize the L/C Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, no prepayment shall be required under this Section 2.11(b) if the Payment Conditions are satisfied at the time of receipt of such Net Cash Proceeds and so long as no Full Cash Dominion Period is in effect; provided, further, that, for so long as a no Full Cash Dominion Period is in effect, no prepayment under this Section 2.11(b) shall be required if such Net Cash Proceeds are reinvested in assets customarily used or useful in the Company’s and/or the Company’s Subsidiaries’ business (including, without limitation, inventory) within the 180-day period following the receipt of Net Cash Proceeds of any such Disposition or Recovery Event (or if, within such 180-day period, the Company or such Subsidiary enters into a legally binding commitment to reinvest the Net Cash Proceeds, the date that is three hundred sixty (360) days after the date of the receipt of Net Cash Proceeds of such Disposition or Recovery Event; and provided, further, that (i) to the extent of any such Net Cash Proceeds therefrom that have not been so applied within the time frames contemplated by the immediately preceding proviso, a prepayment shall be required promptly following the end of such applicable period in an amount equal to such Net Cash Proceeds that have not been so applied and (ii) to the extent a Full Cash Dominion Period is in effect at any time during the relevant time period, a prepayment shall be required promptly following the commencement of such Full Cash Dominion Period in amount equal to such Net Cash Proceeds that have not been so applied.

(c) [reserved].

(d) The application of any prepayment pursuant to this Section 2.11 shall be applied first, to ABR Loans, second, to Term Benchmark Loans and RFR Loans and third, to cash collateralize L/C Obligations.

(e) On each Business Day during any Full Cash Dominion Period, the Administrative Agent shall apply, subject to Section 2.17(b), all funds credited to any applicable Collection Account as of 10:00 a.m., Local Time, on such Business Day (whether or not immediately available) and first to prepay any Protective Advances that may be outstanding, second to prepay other Revolving Loans (without a corresponding reduction in Commitments). All amounts received in the Collections Accounts shall be applied in accordance with the foregoing first against Protective Advances, overadvances and Revolving Loans denominated in like currency to the currency of the funds credited to such Collection Accounts. In the event and to the extent that any Loans remain unpaid (and/or L/C Obligations is not fully cash collateralized, if applicable (the “Payment and Collateralization Requirements”), following such application as a result of a mismatch between the currencies of the amounts in the Collection Accounts and the currencies in which the outstanding Payment and Collateralization Requirements are denominated, the Borrowers shall be deemed to have requested that the Administrative Agent convert any excess funds remaining in the Collection Accounts to the currency or currencies of the outstanding Payment and Collateralization Requirements and apply such converted amounts to such outstanding Payment and Collateralization Requirements.

(f) Currency Fluctuations. On the last Business Day of each month prior to the Maturity Date and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate outstanding principal or face amount of all Revolving Loans and Letters of Credit denominated in Foreign Currencies. For the purpose of this determination, the outstanding principal or face amount of any Revolving Loan or Letter of Credit, as the case may be, denominated in a Foreign Currency shall be deemed to be the Dollar Equivalent of such Revolving Loan or Letter of Credit determined as of such date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 10:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrowers thereof. For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the Dollar Equivalent of the then outstanding Revolving Loans and Letters of Credit denominated in Foreign Currencies. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any month. If, on the date of such determination, the total Revolving Credit Exposure (including the Dollar Equivalent of the Revolving Credit Exposure denominated in Foreign Currencies) exceeds 103% of the total Commitments, each Borrower shall immediately prepay its Revolving Loans (whether denominated in Dollars or Foreign Currencies) in an amount sufficient to eliminate such excess. If, on the date of such determination, the L/C Exposure (including the Dollar Equivalent of the L/C Exposure denominated in Foreign Currencies) exceeds the L/C Commitment, each Borrower shall, if requested by the Required Lenders (through the Administrative Agent), provide Cash Collateral in Dollars in respect of the L/C Exposure in an amount at least equal to such excess. Without duplication of any Cash Collateral provided pursuant to the immediately preceding sentence, if, on the date of such determination, the face amount of outstanding Letters of Credit (including the Dollar Equivalent of any such face amount denominated in Foreign Currencies) issued by any Issuing Lender exceeds such Issuing Lender’s Letter of Credit Commitment, each Borrower shall provide Cash Collateral in Dollars in an amount at least equal to such excess.

2.12 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Term Benchmark Loans and RFR Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election by delivering an Interest Election Request no later than 2:00 p.m., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans or RFR Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Term SOFR Rate Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 PM, New York City time, on the third U.S. Government Securities Business Day preceding the proposed conversion date (which Interest Election Request shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular facility may be converted into a Term SOFR Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term Benchmark Loan or RFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice by submitting an Interest Election Request to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan or RFR Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if a Specified Event of Default is in existence, and provided, further, that if the Borrowers shall fail to give any required Interest Election Request as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Term Benchmark Borrowings and RFR Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and RFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans and RFR Loans comprising each such Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 15 Term Benchmark Loans or RFR Loans shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. Subject to Section 2.16, (a) the Loans comprising ABR Loans shall bear interest at the ABR plus the Applicable Margin for ABR Loans. The Loans comprising Canadian Prime Rate Borrowings shall bear interest at the Canadian Prime Rate plus the Applicable Margin for ABR Loans.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate with respect to any Term Benchmark Borrowing denominated in Dollars, the EURIBOR Rate with respect to any Term Benchmark Borrowing denominated in Euros, or Term CORRA with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin for Term Benchmark Loans. Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR, being SONIA for RFR

Loans denominated in Sterling and Dollars for RFR Loans denominated in Dollars, plus the Applicable Margin for RFR Loans. (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, after taking into account any grace period), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, after taking into account any grace period), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clauses (i) and (ii) of paragraph (b) of this Section 2.14 shall be payable from time to time on demand.

(d) Interest shall be payable (i) for Loans denominated in Dollars, in Dollars and (ii) for Loans denominated in an Agreed Foreign Currency, in the applicable Agreed Foreign Currency.

2.15 Computation of Interest and Fees. Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate, SONIA, the Daily Simple SOFR or the Alternate Base Rate (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Term CORRA shall be computed on the basis of a year of 365 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate and the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Relevant Rate or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.16 Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, (A) prior to the commencement of any Interest Period for any Term Benchmark Borrowing in any currency, that adequate and reasonable means do not exist for ascertaining the applicable Relevant Rate for the applicable currency and such Interest Period, including, without limitation, because the Relevant Screen Rate is not available or published on a current basis, for the applicable currency for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Relevant Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.12 or a new Borrowing Request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing in Dollars shall, in each case, be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Loan and (B) for Loans denominated in an Agreed Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.12 or a new Borrowing Request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Agreed Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or, in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Required Lenders pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to sub-clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company or any other Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Company or any other applicable Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Agreed Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.16, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Agreed Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately or (B) be prepaid in full immediately.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders, in each case unless otherwise provided in this Agreement.

(b) Any proceeds of Collateral of any Loan Party received by the Administrative Agent (i) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (ii) at any other time, not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11(a))

or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.11(e)), shall be applied, subject to an Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements then owing to the Administrative Agent and any Issuing Lender from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then owing to the Lenders from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances owing by or guaranteed by such Loan Party, fourth, to pay the principal of the Protective Advances owing by or guaranteed by such Loan Party, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements, in each case owing or guaranteed by such Loan Party, ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements owing or guaranteed by such Loan Party, to the payment of any amounts owing with respect to Reported Banking Services Obligations (but, in the case of any Reported Banking Services Obligations, only up to the amount of Banking Services Reserves then in effect with respect to such Reported Banking Services Obligations) and Reported Secured Swap Obligations (but, in the case of any Secured Swap Obligations, only up to the amount of Secured Swap Reserves then in effect with respect to such Reported Secured Swap Obligations) owing or guaranteed by such Loan Party and to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit issued on behalf of, or guaranteed by, such Loan Party, to be held as cash collateral for such Obligations, ratably, seventh, [reserved], eighth, to the payment of any amounts owing with respect to Secured Banking Services Obligations (other than Reported Banking Services Obligations paid pursuant to clause sixth above) and Secured Swap Obligations (other than Reported Secured Swap Obligations paid pursuant to clause sixth above) owing or guaranteed by such Loan Party, ratably, ninth, to the payment of any other Obligations owing to the Administrative Agent or any Lender by, or guaranteed by, such Loan Party, ratably, and tenth, any balance remaining after the Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its account designated for such purpose by written notice by such Loan Party to the Administrative Agent or to whomsoever else may be lawfully entitled to receive the same. The application of any payment pursuant to this Section 2.17(b) shall be made first, to ABR Loans and second, to Term Benchmark Loans and RFR Loans. Each of the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall be payments be made pursuant to levels “eighth” or “ninth” above prior to the payment in full of all obligations described in levels “first” through “seventh” above). Notwithstanding the foregoing, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party.

(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders, unless otherwise provided by this Agreement.

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on Term Benchmark Loans or RFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan or RFR Loan becomes due and payable on a day other than a

Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.11(e)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations as of 10:00 a.m., New York City time, on the Business Day of receipt, subject to actual collection.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans that are ABR Loans, on demand, from the Borrowers.

(f) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by the Borrowers pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrowers to the Administrative Agent pursuant to Section 2.10) that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(e), 2.17(f), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(h) Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when due, the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if any Borrower shall fail to pay any interest on any Loan or L/C Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i)

shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of Term SOFR Rate; or

(iii)	shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then an additional amount is payable by the applicable Loan Party as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.19), the amounts received by the Credit Parties with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Without duplication of payments made pursuant to Section 2.19(a) above, the Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.19(e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)

any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)

any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)

to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)

any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) Each Lender party to this Agreement on the Closing Date confirms that it is a Qualifying Lender. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party to this Agreement, and without liability to any Lender, which of the following categories it falls in:

(i). not a Qualifying Lender;

(ii). a Qualifying Lender (other than a Treaty Lender); or

(iii). a Treaty Lender.

(j) If a Lender fails to indicate its status in accordance with this Section 2.19, then such Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Borrower which category applies. For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with Section 2.19(i). A Lender shall promptly notify the Irish Borrower if there is any change in the position from that set out in the confirmation given by such Lender pursuant to Section 2.19(i).

(k) In the case of a Lender that is a Qualifying Lender solely by reason of being a Treaty Lender, such Lender will be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time that it has provided evidence to the Borrower that it holds a current valid authorization from the Revenue Commissioners of Ireland which provides that interest under this Agreement may be paid to the Lender by the Borrower without deduction of Irish Tax and has completed all associated procedural formalities.

(l) VAT.

(i). All amounts expressed to be payable under a Loan Document by any Party to a Credit Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply or supplies made by any Credit Party to any Party under a Loan Document (i) if such Credit Party is required to account to the relevant tax authority for the VAT, unless the amount payable for the supply is already stated to be inclusive of VAT, that Party must pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply or supplies) an amount equal to the amount of the VAT upon such Credit Party providing an appropriate VAT invoice to such Party; or (ii) if such Party is required to directly account for such VAT under the reverse charge procedure provided for by article 44 of the Council Directive 2006/112/EC or section 7A of the United Kingdom’s Value Added Tax Act 1994, in each case as amended, or any relevant VAT provisions of the jurisdiction in which such Party received such supply, then the Party shall account for the VAT at the appropriate rate (and the relevant Credit Party must promptly provide an appropriate VAT invoice to such Party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

(ii). If VAT is or becomes chargeable on any supply made by any Credit Party (the “Supplier”) to any other Credit Party (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT, unless the amount payable is already stated to be inclusive of VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply, unless the amount payable is already stated to be inclusive of VAT, but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii). Where a Loan Document requires any Party to reimburse or indemnify a Credit Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv). Any reference in this Section 2.19(l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) (including, for the avoidance of doubt, in accordance with section 43 of the United Kingdom’s Value Added Tax Act 1994) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(m) In relation to any supply made by a Credit Party to any Party under a Loan Document, if reasonably requested by such Credit Party, that Party must promptly provide such Credit Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply.

(n) For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

2.20 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Term Benchmark Loans or RFR Loans after the Borrowers has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Term Benchmark Loans or RFR Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans or RFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21 Change of Lending Office; Irish Borrower.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to a payment pursuant to Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19(a), as the case may be, in the future, and (ii) would cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) In order to make Loans and Letter of Credit available to the Irish Borrower, each Lender agrees that, upon the occurrence of any event giving rise to a payment pursuant to Section 2.18 or 2.19(a) with respect to such Lender, to the extent necessary, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. At their sole expense and effort, the Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of the Supermajority Lenders, each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Term Benchmark Loan or RFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Exposure or Protective Advance Exposure exists at the time such Lender becomes a Defaulting Lender then:

all or any part of the L/C Exposure and Protective Advance Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure and Protective Advance Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Protective Advance Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

if the Borrowers cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure and Protective Advance Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24 Incremental Facilities. (a) The Borrowers and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Commitments (any such new or increased Commitments, “Incremental Commitments”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (x) the amount of such Incremental Commitments and (y) the applicable Increased Facility Closing Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the

Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)); provided that (i) with respect to any Increased Facility Closing Date, the Incremental Commitments shall be in a minimum amount of $20,000,000 and (ii) the aggregate amount of Incremental Commitments obtained after the Closing Date pursuant to this Section 2.24 shall not exceed $500,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Company, the Issuing Lenders and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed or otherwise directed by the Administrative Agent, on each Increased Facility Closing Date, the Borrowers shall borrow Revolving Loans under the relevant Incremental Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Term Benchmark Loans or RFR Loans, of each Term SOFR Rate Borrowing or RFR Borrowing) which would then have been outstanding from such Lender if (i) each such Type or Term Benchmark Borrowing or RFR Borrowing had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Term Benchmark Borrowing or RFR Borrowing requested to be so borrowed or effected had been proportionately increased. The Relevant Rate applicable to any Borrowing borrowed pursuant to the preceding sentence shall equal the Relevant Rate then applicable to then outstanding Loans of the other Lenders in the same Borrowing (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Company and the relevant Lenders participating in such new Borrowing).

(d) It shall be a condition precedent to the occurrence of any Increased Facility Closing Date that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Commitments, (ii) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Increased Facility Closing Date immediately prior to and immediately after giving effect to the making of such Incremental Commitments, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) the Loan Parties shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Commitments.

2.25 Loan Modification Offers

(a) The Borrowers may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any

Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Borrowers pursuant to this Section 2.25, such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Borrowers may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Loans of any or all Affected Facilities be extended. If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the Borrowers pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrowers, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (other than Section 4.7 as to no Default or Event of Default) shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Borrowers shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iii) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrowers). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans on the relevant scheduled maturity date in respect thereof. The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.25. This Section 2.25 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

2.26 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders) request that the Lenders extend the Scheduled Maturity Date then in effect (the “Existing Maturity Date”) to the first anniversary of such Existing Maturity Date; provided that (i) no more than two Extension Requests may be delivered pursuant to this Section 2.26, (ii) no such Extension Request shall be permitted to be delivered during the twelve-month period immediately prior to the Existing Maturity Date and (iii) each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches. Subject to the provisions in this Section 2.26, such extension shall become effective on the date specified in the Extension Request (such date, the “Extension Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the 20th day (or such later date as shall be acceptable to the Company and the Administrative Agent) (the “Notice Date”) following the date of the Company’s notice, advise the Company and the Administrative Agent whether or not such Lender agrees to such extension, and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Company and the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to extend such Lender’s Maturity Date and any election to do so shall be in the sole discretion of each Lender, and the election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender at any time with, and add as “Lenders” under this Agreement in place thereof, one or more Persons that are Eligible Assignees and/or one or more existing Lenders (each, an “Additional Commitment Lender”); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption or a joinder or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, as applicable, pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Notwithstanding anything herein to the contrary, each Lender (including each Eligible Assignee that shall become an Additional Commitment Lender) undertaking such a Commitment shall be subject to the consent of the Administrative Agent and each Issuing Lender to the extent consent would be required under the terms of Section 10.6(b) in connection with an assignment to such Lender or Eligible Assignee (which consents shall not be unreasonably withheld).

(d) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Existing Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender (if it is not already a Lender) shall thereupon become a “Lender” for all purposes of this Agreement.

(e) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, (1) the Loan Parties, the Administrative Agent (for itself and each Non-Extending Lender) and each Extending Lender and Additional Commitment Lender shall enter into an amendment to this Agreement, which shall be consistent with the provisions set forth in this Section 2.26, and (2) the Administrative Agent shall have received (i) a certificate of each Borrower dated as of the Extension Date duly executed by each such Borrower certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and certifying that, before and after giving effect to such extension, (x) the representations and warranties of the Loan Parties in this Agreement and the other Loan Documents are true and correct in all material respects (except in the case of such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of the satisfaction or waiver of the conditions precedent to such extension as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and except that, for purposes of this Section, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and 6.1(b), as applicable, and (y) no Default shall have occurred and be continuing; and (ii) a joinder or other agreement referred to in paragraph (c) of this Section from each Additional Commitment Lender pursuant to which such Lender shall, effective as of the Extension Date, undertake a Commitment, executed by each such Lender and the Company (which shall be acknowledged by the Administrative Agent). On each Extension Date (or any other date thereafter on which a Non-Extending Lender shall be replaced pursuant to paragraph (c) of this Section), each Borrower shall prepay on a nonratable basis any Revolving Loans required to be paid by it and outstanding on such date (and pay any additional amounts required pursuant to this Agreement), and/or borrow on a nonratable basis from each Additional Commitment Lender which is providing a new Commitment on such date, such that, after giving effect thereto, all outstanding Revolving Loans shall be held by the Lenders in accordance with their respective revised Revolving Percentages.

(f) Non-Extending Lenders. Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not agreed to extend its Existing Maturity Date, the Maturity Date and the terms of the Facility in effect as of the Closing Date shall remain unchanged.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lenders, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agree to issue letters of credit (“Letters of Credit”) in USD and the other Agreed Foreign Currencies during the Revolving Commitment Period for the account of the Borrowers and their Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender. Each Letter of Credit shall (i) be denominated in Dollars or any Agreed Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance (or such longer period as agreed to by the applicable Issuing Lender in its sole discretion) and (y) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above unless such Letter of Credit has been cash collateralized or other arrangements backstopping such Letter of Credit have been made, in each case, reasonably satisfactory to the Issuing Lender). No Issuing Lender shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding, provided, further, that the Company hereby irrevocably agrees to reimburse the applicable Issuing Lender for amounts drawn on any Letters of Credit issued for the account of the Irish Borrower and any other Subsidiary on a joint and several basis with the Irish Borrower or such Subsidiary and shall be a co-applicant for each such Letter of Credit issued for the account of the Irish Borrower or such Subsidiary, as applicable. For the avoidance of doubt, Bank of America, N.A. will only be required to issue Letters of Credit for the account of the Company and notwithstanding anything to the contrary contained herein, to the extent any Borrower in an EEA Member Country has any obligation under this Section 3 to reimburse Bank of America or any of its Affiliates, any such obligation shall be owed to Bank of America Europe DAC only.

(b) No Issuing Lender shall have any obligation to issue a Letter of Credit (x) that is not a standby Letter of Credit or (y) if after giving effect to the requested issuance (i) the Total Revolving Extensions of Credit would exceed the Line Cap, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3, (ii) any Lender’s Revolving Credit Exposure would exceed such Lender’s Commitment or (iii) the aggregate amount of outstanding Letters of Credit issued by such Issuing Lender (including any unreimbursed L/C Disbursements) or its L/C Exposure would be greater than such Issuing Lender’s Commitment or its Letter of Credit Commitment, unless in the case of clause (iii) otherwise agreed to by such Issuing Lender. Additionally, no Issuing Lender shall at any time be obligated to issue, amend or extend any Letter of Credit if (i) the issuance, amendment or extension of such Letter of Credit would violate one or more policies or procedures of the Issuing Lender applicable to letters of credit generally (including any restriction on issuing a Letter of Credit directly for the account of a Subsidiary of the Company if the policies and procedures of such Issuing Lender do not permit such issuance directly for the account of a Subsidiary) or (ii) any Requirement of Law shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or extending such Letter of Credit, or request that such Issuing Lender refrain from issuing, amending or extending such Letter of Credit, or any Requirement of Law shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such Requirement of Law shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the effective date of this Agreement, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the effective date of this Agreement and that such Issuing Lender in good faith deems material to it. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrowers may from time to time request, so long as no Lender’s Revolving Credit Exposure would exceed such Lender’s Commitment, that an Issuing Lender issue Letters of Credit in excess of such Issuing Lender’s Letter of Credit Commitment in effect at the time of such request, and each Issuing Lender agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Lender in excess of its Letter of Credit Commitment then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Letter of Credit Commitment of any other Issuing Lender.

(c) The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers, the Issuing Lender or any other Person.

3.2 Procedure for Issuance of Letter of Credit.

(a) The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) by delivering to the Issuing Lender at its address for notices specified herein, with a copy to the Administrative Agent, an Application therefor, and such other certificates, documents and other papers and information as the Issuing Lender may request. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and be made in writing pursuant to an Application by a Responsible Officer of the Company, (ii) delivered to the applicable Issuing Lender and the Administrative Agent via telefacsimile or other electronic method of transmission reasonably acceptable to such Issuing Lender not later than 11:00 a.m. at least three (3) Business Days (five (5) Business Days in the case of a Letter of Credit issued in an Agreed Foreign Currency) (or such other date and time as the

Administrative Agent and such Issuing Lender may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment or extension, and (iii) subject to such Issuing Lender’s authentication procedures with results reasonably satisfactory to such Issuing Lender. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit related Issuing Lender documents as the Administrative Agent or such Issuing Lender may request or require. The Administrative Agent’s records of the content of any such request will be conclusive. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue, amended, renew or extend any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) Unless otherwise expressly agreed by Issuing Lender and Borrowers when a Letter of Credit is issued, (i) the substantive laws of the jurisdiction specified in the applicable Letter of Credit shall govern such Letter of Credit, or if no governing law is so specified, then the substantive laws of the jurisdiction of the office of the Issuing Lender that issued the applicable Letter of Credit shall govern, including in either case, the UCC as in effect from time to time in such jurisdiction but excluding any choice of law rules that would apply the law of a different jurisdiction, (ii) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP or eUCP shall apply to each commercial Letter of Credit.

(c) The ISP, the UCP and eUCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(d) In the event of a direct conflict between (i) the provisions of this Section 3.2 and any provision contained in any Issuer Document or Standard Letter of Credit Practice, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other, but in the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.2 shall control and govern, (ii) the ISP and the UCC or other Standard of Letter of Credit Practice, the ISP shall control and govern, (iii) the UCP or eUCP, as applicable, and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP or eUCP, as applicable, the UCP and the eUCP shall control and govern, and (iv) the eUCP and the UCP if the Letter of Credit is governed by the eUCP, the eUCP shall control and govern.

(e) Notwithstanding the foregoing, no Issuing Lender shall be responsible to any Borrower for, and such Issuing Lender’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Lender required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(f) For the purposes of this Section 3.2, “renewal” shall mean to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both.

(g) Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

3.3 Fees and Other Charges. (a) The Borrowers will pay to the Administrative Agent in Dollars a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to each Issuing Lender in Dollars for its own account a fronting fee equal to 0.125% per annum multiplied by the daily undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date.

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit, in the applicable currency of such Letter of Credit (or Dollars, if specified by the applicable Issuing Lender) on demand from the Issuing Lender and are nonrefundable.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of Section 3.5 (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the greater of (x) the daily average NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to the Alternate Base Rate plus the Applicable Margin. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrowers receive notice of such draft, if such notice is received on such day prior to 10:00 a.m., New York City time and JPMCB is the applicable Issuing Lender, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrowers receive such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the relevant Agreed Currency and in immediately available funds, unless (A) such Issuing Lender (at its option) shall have specified in the aforementioned notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrowers shall have notified such Issuing Lender promptly following receipt of the notice of drawing that the Borrowers will reimburse such Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Agreed Foreign Currency, the applicable Issuing Lender shall notify the Borrowers of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee, (d) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (e) any adverse change in the relevant exchange rates or in the availability of the relevant Agreed Foreign Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally or (f) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent of the date and amount thereof and the Administrative Agent shall provide such notice to the Borrowers; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Lender and the Lenders pursuant to Section 3.5. The Borrowers may request that a Revolving Loan be made to provide funds for the payment required by this Section 3.7; provided that, after giving effect to any such Revolving Loan, the Line Cap would not be exceeded at such time. The proceeds of such Revolving Loan shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Replacement of an Issuing Lender. An Issuing Lender may be replaced at any time by (a) the Borrowers in their sole discretion upon written notice to the Administrative Agent; provided that there are no outstanding Letters of Credit issued by such Issuing Lender which are not cash collateralized by the Borrowers or (b) written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3. From and after the effective date of any such replacement, (a) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2025, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2026 certified by a Financial Officer of the Company. Such financial statements present fairly the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

4.2 No Change. Since December 31, 2025, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly incorporated, organized or formed, validly existing and in good standing (to the extent such concept is recognized in such jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to carry on its business as now conducted, (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, subject to any necessary stamping (in the case of the Australian Loan Documents), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) in any jurisdiction.

4.5 No Legal Bar; No Conflict. The execution, delivery and performance of the Loan Documents by the Loan Parties (a) and the validity, admissibility and enforceability of the Loan Documents do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect or that the failure of which to be obtained or made would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law or Contractual Obligations, except any such violation that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under the Existing Notes or any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets and evidencing Material Indebtedness, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien (other than a Lien otherwise permitted hereunder) on any asset of the Company or any of its Subsidiaries.

4.6 Litigation. Except as disclosed in the Company’s periodic reports filed prior to the Closing Date under the Exchange Act, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of the Borrowers, threatened by or against any Group Member or against any of their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has such title in fee simple or valid leasehold to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property owned by it, in each case, subject to Permitted Liens.

4.9 Intellectual Property. The Company and its Subsidiaries, own, or are licensed to use, all Material Intellectual Property and all Intellectual Property constituting Collateral, free and clear of all Liens, except as permitted by Section 7.3, and the use thereof and conduct of such business by the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate the rights of any other Person, except for any such infringements, misappropriations or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do the Borrowers know of any valid basis for any such claim.

4.10 Taxes. (a) Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves as required by GAAP with respect thereto or (ii) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 4.10, the Australian Guarantor is not a member of an Australian Tax Consolidated Group.

(b)

Except as disclosed on Schedule 4.10, neither any transaction contemplated by the Loan Documents, nor any transaction to be carried out in connection with any transaction contemplated thereby, meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

(c)	Except as disclosed on Schedule 4.10, no Loan Party is a member of a VAT Group or tax consolidation scheme (other than a group made up solely of Loan Parties).

4.11 Federal Regulations. Neither the Company nor any of its Subsidiaries is engaged, nor will it or any of them engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulation T, Regulation U and Regulation X.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and Foreign Plan Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

4.14 Investment Company Act. No Loan Party or any other Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15 Subsidiaries; Capital Stock.. As of the Closing Date, Schedule 4.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of its Subsidiaries that are Loan Parties and (b) the type of entity of the Company and such other Loan Parties.

4.16 Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit, shall be used for working capital needs and for general corporate purposes (including to finance the Transactions).

4.17 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of the Company, has become subject to any liability under any Environmental Law or (iii) has received written notice of any claim with respect to any liability under any Environmental Law.

4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, and the other material documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, in writing, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished), taken together as a whole, did not contain as of the date such written statements, information, documents or certificates were so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents. Subject to the limitations, exceptions and filing requirements otherwise set forth in this Agreement and the other Loan Documents, the Security Documents are effective to create in favor of the Administrative Agent or the Australian Security Trustee (as applicable), for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests and hypothecs in, the Collateral described therein to the extent required thereby, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.20 Solvency. As of the Closing Date and after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

4.21 Anti-Corruption Laws, Anti-Money Laundering and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their controlled Affiliates and their respective directors, officers, employees, agents and advisors with AML Laws, Anti-Corruption Laws and applicable Sanctions. The Company, its Subsidiaries and their respective officers and, to the knowledge of the Company, its and its Subsidiaries’ respective directors, employees and agents, are in compliance with Anti-Corruption Laws, AML Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary, or (b) to the knowledge of the Company, any directors, officers or employees of the Company or any Subsidiary, or any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Revolving Extensions of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, AML Laws or applicable Sanctions.

4.22 Plan Assets; Prohibited Transactions. None of the Borrowers or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

4.23 Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects as of the date of delivery of such Borrowing Base Certificate and has been prepared in all material respects in accordance with the requirements of this Agreement.

4.24 Centre of Main Interest. (a) For the purposes of the Insolvency Regulation, each Loan Party incorporated, formed, registered and/or organized (as applicable) under the laws of a country that is a member of the European Union has its Centre of Main Interests situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(b) For the purposes of the Retained Insolvency Regulation (i) each of the E&W Guarantors’ centre of main interests (as that term is used in Article 3(1) of the Retained Insolvency Regulation) is situated in its jurisdiction of incorporation and (ii) none of the E&W Guarantors have an “establishment” (as that term is used in Article 2(10) of the Retained Insolvency Regulation) in any other jurisdiction.

4.25 UK Pensions Except as set forth on Schedule 4.25, no E&W Guarantor nor any of its Subsidiaries or Affiliates is: (i) an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993 (UK))), or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) of such an employer.

4.26 DAC6. No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets any hallmark set out in Annex IV of DAC6.

4.27 Canadian Pension Plans and Canadian MEPPs. Except as set forth on Schedule 4.27, no Loan Party sponsors, administers, contributes to, is required to contribute to, or otherwise has any actual or contingent obligation or liability in respect of, any Canadian DB Plan or any Canadian MEPP that contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada). With respect to each Canadian Pension Plan or Canadian MEPP that is established, adopted, acquired, assumed, registered, operated, maintained, administered, or contributed to by a Loan Party, or in respect of which any Loan Party otherwise has any liability or obligation: except as would not reasonably be expected to result in a Material Adverse Effect, (a) such Canadian Pension Plan and such Canadian MEPP has been registered, administered and funded in compliance with the terms of such Canadian Pension Plan or Canadian MEPP, all applicable laws, and any applicable collective bargaining agreements, (b) all Canadian Pension Plan and all Canadian MEPP contributions required to be made by a Loan Party have been made at or before coming due in accordance with Canadian Pension Legislation, and, (c) there are no actual or, to the knowledge of any Loan Party, pending investigations, examinations, audits, proceedings, actions, lawsuits or claims by any Governmental Authority or other Person against any Loan Party relating to any Canadian Pension Plan or Canadian MEPP.

4.28 Financial Assistance and Connected Persons. No Irish Guarantor has contravened or will contravene Section 239 or Section 82 of the Companies Act by entering into any Loan Document or by carrying out any transaction contemplated by such Loan Document.

4.29 Relevant External Company. No Loan Party is a relevant external company, as that term is defined in section 1301 of the Irish Companies Act.

4.30 No Immunity. No Loan Party has any right of immunity from set-off, legal action, suit or proceeding, attachment or execution of the jurisdiction of any court with respect to the Collateral owned by the Loan Party or its obligation under this Agreement or the Loan Documents to which it is a party.

4.31 Commercial Benefit. In relation to each Loan Party, the entry into this Agreement and each Loan Document to which it is a party is for its commercial benefit.

4.32 No Trustee. No Loan Party has entered into this Agreement or any Loan Document or holds any property as trustee.

4.33 Pari Passu Ranking (Australia). Each Australian Guarantor’s payment obligations under this Agreement and the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.34 Ranking (Australia). Each Australian Security Document has or will have the ranking in priority which it is expressed to have in the relevant Australian Security Document and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien, except for any prior ranking or pari passu ranking Lien mandatorily preferred by law applying to companies generally.

4.35 Financial Assistance. No Australian Guarantor is prevented by Chapter 2E of the Australian Corporations Act from entering into and performing any of the Loan Documents to which it is expressed to be a party.

4.36 Equal and Ratable Clause. As of the Closing Date, and assuming for purposes of the Section 4.36 that the Total Commitments are fully funded on the Closing Date and without giving effect to Section 10.23 hereto, no event or circumstance has triggered application of any Equal and Ratable Clause.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to the Closing Date. The obligations of the Lenders to make Loans (and each Issuing Lender to issue a Letter of Credit) hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived by each Lender):

(a) Credit Agreement; Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) any promissory notes requested by a payable to the order of each such requesting Lender.

(b) Collateral and Guarantee Requirement. Except as set forth in Section 6.10, Section 6.12 and Section 6.13 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” and subject to the grace periods and post-closing periods set forth in such definition), the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Company and its consolidated Subsidiaries for 2023, 2024 and 2025 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrowers for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a duly executed certificate of each Loan Party, dated the Closing Date, which shall (A) certify the resolutions (or in relation to an Australian Guarantor, an extract of resolutions) of its Board of Directors, members, shareholders and/or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, its Financial Officers, (C) contain appropriate attachments, including the certificate and articles of incorporation (including any certificate of incorporation or change of name), amalgamation, continuance, formation or organization, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of incorporation, amalgamation, continuance, formation or organization, as applicable, of such Loan Party (if available in the jurisdiction) and a true and correct copy of its by-laws or operating, management or partnership agreement, articles of association, constitution or other organizational, constitutional or governing documents and (D) in respect of the Irish Guarantors, certify that the entry into and performance by it of the Loan Documents to which it is a party is not prohibited and will not breach Section 239 of the Irish Companies Act and will not constitute financial assistance within the meaning of, and is not prohibited by, Section 82 of the Irish Companies Act and (ii) a good standing certificate (to the extent applicable in the relevant jurisdiction) for each Loan Party from its jurisdiction of incorporation, amalgamation, continuance, formation or organization, as applicable, or the substantive equivalent available in the jurisdiction of incorporation, amalgamation, continuance, formation or organization, as applicable, for each Loan Party from the appropriate governmental officer in such jurisdiction.

(e) Upfront Fee; Fees. The Company agrees to pay to the Administrative Agent (for the ratable account of the Lenders as of the Closing Date) an upfront fee in an amount agreed between the Company and JPMCB on the Closing Date. In addition, the Lenders and the Administrative Agent (and its counsel) shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts owing to the Lenders and the Administrative Agent may be paid with proceeds of Loans made on the Closing Date and may be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

(f) Searches. The Administrative Agent shall have received the results of the searches set forth in clause (f) of the “Collateral and Guarantee Requirement”, in form and substance satisfactory to it.

(g) Legal Opinions. The Administrative Agent shall have received the following legal opinions in form and substance satisfactory to it: (i) Jones Day as to New York law; (ii) Mayer Brown International LLP as to English law; (iv) Matheson LLP as to Irish law; (v) Norton Rose Fulbright Australia as to Australian law, (vi) Stewart McKelvey as to Nova Scotia law and (vii) Gowling WLG (Canada) LLP, as to Alberta, British Columbia and Ontario law.

(h) Closing Date Refinancing. The Administrative Agent shall have received satisfactory evidence to it that the Closing Date Refinancing has occurred or shall occur substantially contemporaneously with the other Transactions contemplated to occur on the Closing Date.

(i) Solvency. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit K signed by a Financial Officer of the Company dated the Closing Date.

(j) Field Examination. The Administrative Agent or its designee shall have conducted a supplemental field examination of the Loan Parties’ Accounts, Inventory, Equipment, Intellectual Property and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(k) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(l) AML Laws, Etc. (i) The Administrative Agent and each Lender shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” rules and regulations and other AML Laws, including the USA Patriot Act and anti-money laundering rules and regulations applicable in the Eligible Jurisdictions, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Closing Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(m) Availability. The Availability on a pro forma basis for any Loans or Letters of Credit issued on the Closing Date (including giving effect to the Closing Date Refinancing) is at least 20% of the aggregate Commitments.

(n) Officer Certificate. The Company shall have delivered to the Administrative Agent a certificate dated as of the Closing Date from a Responsible Officer of the Company, confirming satisfaction of each of the conditions set forth in Sections 5.2(a) and (b) below.

(o) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, certifying as to the initial Borrowing Base on the Closing Date.

(p) Insurances. Subject to Section 6.13, the Administrative Agent shall have received a certificate from the Loan Parties’ insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Administrative Agent, for the benefit of the Secured Parties, has been named as additional insured and lender loss payee thereunder to the extent required under Section 6.5.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, for the avoidance of doubt, the making of its Commitments and the making of any initial extension of credit on the Closing Date, but excluding any Protective Advance) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrower Limits. No Borrowing Limits would be breached or exceeded on or after giving effect to the extensions of credit requested to be made on such date.

(d) Equal and Ratable Clause. The extensions of credit requested to be made on such date, without giving effect to Section 10.23 hereto, would not trigger application of any Equal and Ratable Clause on or after giving effect to such extensions of credit.

(e) Borrowing Request. The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.2 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Lender and the Administrative Agent shall have received an Application requesting the issuance of such Letter of Credit as required by Section 3.2.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder (other than the initial extensions of credit on the Closing Date and other than with respect to a Protective Advance) shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (or is otherwise subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Lenders) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted), the Borrowers shall and, in the case of Sections 6.3 through 6.8, 6.10 and 6.13, shall, to the extent applicable, cause each of its Subsidiaries to and, in the case of Section 6.12, shall cause each of the Loan Parties to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing acceptable to the Administrative Agent;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrowers, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the fiscal year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) during a Trigger Reporting Period, as soon as available, but in any event not later than 20 days after the end of each calendar month, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments), it being understood that, for the avoidance of doubt, no such monthly financial statements shall be required to be delivered if the Trigger Reporting Period that triggered the requirement to deliver monthly financial statements pursuant to this Section 6.1(c) has ended, until the occurrence of the next Trigger Reporting Period, if any; and

(d) [reserved].

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding the foregoing and the immediately succeeding sentence, the Borrowers’ obligations to deliver documents or information required under any of Section 6.1(a), (b) or (c) or Section 6.2(c) or (e) shall be deemed to be satisfied upon the relevant documents or information being publicly available on the Company’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause and thereafter being continuously so available. Documents required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks/IntraAgency or a similar site to which Lenders have been granted access. Each Lender shall be solely responsible for timely accessing posted documents and maintaining copies of such documents.

6.2 Certificates; Borrowing Base; Other Information. Furnish to the Administrative Agent for delivery to each Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer of the Company, which Compliance Certificate shall (x) include a statement that, to such Responsible Officer’s knowledge, that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) in the case of quarterly or annual financial statements, set forth, in reasonable detail, the calculation of the Consolidated Fixed Charge Coverage Ratio for the Reference Period ending as of the last day of the fiscal year or fiscal quarter for which financial statements are being delivered pursuant to Section 6.1 and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (x) a description of any change in the jurisdiction of organization of any Loan Party and (y) a list of all Material Intellectual Property and any Intellectual Property that is or is intended to comprise part of the Collateral in each Eligible Guarantor Jurisdiction, in each case, acquired or created by any Loan Party not previously disclosed;

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrowers, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income, and a quarter-by-quarter breakdown for the first year of such financial projection in form in form reasonably satisfactory to the Administrative Agent and a description of the underlying assumptions applicable thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions as at the time of preparation of such Budget;

(d) [reserved];

(e) promptly after the same are sent, copies of all financial statements and reports that the Borrowers send to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Borrowers may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g) as soon as available but in any event within 20 calendar days of the end of each calendar month (or within three Business Days of the end of each week during any Trigger Reporting Period), as of the last day of the period then ended, a Borrowing Base Certificate and the information supporting the Borrowing Base calculation required by the Borrowing Base Certificate (including the information set forth on the schedule of reporting requirements attached thereto (as such schedule of reporting requirements may be modified from time to time by the Administrative Agent in its Permitted Discretion)), an inventory report (including aging), an accounts receivable report (including aging) and any additional reports or information with respect to the Borrowing Base as the Administrative Agent may reasonably request. The Borrowers shall be required to update the aggregate amount and schedule, in each case, related to ineligible Accounts and ineligible Inventory concurrently with the delivery of each Borrowing Base Certificate.

(h) (i) an annex with each Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g) if, subsequent to the Closing Date, a Loan Party shall acquire or obtain any Inventory that is, or is intended to be, included in the calculation of the Borrowing Base and that contains or bears intellectual property rights licensed to any Loan Party not previously disclosed to the Administrative Agent (other than any such license of intellectual property rights (x) between or among the Group Members or (y) evidencing the grant of name, image, likeness or similar rights to a Loan Party, in the case of either clause (x) or (y), that does not restrict the sale or disposition of the related Inventory), which annex identifies the Inventory so acquired or obtained and (ii) a copy of each license or other instrument or agreement evidencing any such license relating to such Inventory.

(i) promptly, such (x) additional financial and other information as the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” rules and regulations and other AML Laws, including the Patriot Act.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance with Laws; Anti-Corruption and Sanctions. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4, Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Maintain and keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard and business interruption insurance) and (c) cause, as requested by the Administrative Agent, each property or casualty insurance policy to be endorsed to the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as lender loss payee and/or additional insured). If the Borrowers or any other Loan Party shall fail to maintain insurance in accordance with this Section 6.5, or if the Borrowers or any other Loan Party shall fail to so endorse such policies, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

6.6 Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations. (i) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) upon reasonable prior notice, during normal business hours permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at reasonable times and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers of the Group Members and, accompanied by one or more officers or designees of the Borrowers if requested by the Borrowers, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (x) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(a) and (y) the Administrative Agent shall not exercise rights under this Section 6.6(a) more often than one time during any calendar year.

(a) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide an appraisal (or update thereof) for each of the Inventory, Equipment and Intellectual Property classes of property (the “Annual Appraisal”), each such Annual Appraisal prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include information required by applicable law and regulations; provided that (i) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (ii) in addition to the Annual Appraisal, if Availability is less than or equal to the greater of (x) 17.5% of the Total Commitments and (y) $120,000,000 for a period of three consecutive Business Days, the Loan Parties will cooperate with the Administrative Agent to provide such appraisals (at the request of the Administrative Agent) on one additional occasion for each of the Inventory, Equipment and Intellectual Property classes of property during such twelve month period. For purposes of this Section 6.6(b), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be commenced upon reasonable notice to the Borrowers and performed during normal business hours of the relevant Loan Parties, and all reasonable out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties.

(b) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent or its designee to conduct a field examination (the “Annual Field Examination”) to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems and determine any variance between the Loan Parties’ general ledger and perpetual inventory report; provided that (i) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such field examinations and (ii) in addition to the Annual Field Examination, if Availability is less than or equal to the greater of (x) 17.5% of the Total Commitments and (y) $120,000,000 for a period of three consecutive Business Days, the Loan Parties will permit the Administrative Agent to conduct such examinations (at the request of the Administrative Agent) on one additional occasion during such twelve month period. For purposes of this Section 6.6(b), it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Administrative Agent shall use commercially reasonable efforts to coordinate any such field exams. All such field examinations shall be commenced upon reasonable notice to the Borrowers and performed during normal business hours of the relevant Loan Parties, and all reasonable out-of-pocket costs of such field examinations shall be at the sole expense of the Loan Parties.

(c) Concurrently with the Annual Field Examination the Borrowers will provide, an updated customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Responsible Officer of the Company;

6.7 Notices. Promptly give notice to the Administrative Agent, on behalf of each Lender, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case of clauses (i) and (ii), if not cured, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member which relates to any Loan Document;

(d) (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, Canadian Pension Event or Foreign Plan Event, a written notice specifying the nature thereof, what action the Borrowers, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor, the PBGC or other Governmental Authority with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrowers, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; and (2) all notices received by the Borrowers, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event, Canadian Pension Event or Foreign Plan Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request; and

(e) any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all Environmental Permits. It being understood that any noncompliance with this Section 6.8(a) shall be deemed not to constitute a breach of this covenant provided that, such noncompliance with Environmental Laws or failure to obtain and comply with and maintain such Environmental Permits, individually or in the aggregate, would not reasonably be expected to give rise to a Material Adverse Effect.

(b) Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals would not reasonably be expected to give rise to a Material Adverse Effect.

6.9 [Reserved].

6.10 Additional Collateral, etc; Further Assurances. Subject to the Agreed Security Principles:

(a) Execute any and all further documents, financing statements, financing change statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, financing change statements and Account Control Agreements (to the extent required by Section 6.12) and other documents), that the Administrative Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent, evidence readily available to the Loan Parties that is reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) [Reserved].

(c) If, at any time, (i) any Subsidiary of the Company either becomes or becomes required to be a borrower, issuer or guarantor in respect of any of the Existing Notes or any other Material Indebtedness for borrowed money of the Company or any Permitted Refinancing Indebtedness of the same and (ii) any additional Subsidiary of the Company (other than an Excluded Subsidiary) in an Eligible Guarantor Jurisdiction (x) is formed or acquired or (y) ceases to constitute an Excluded Subsidiary, within 15 Business Days following such occurrence (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Administrative Agent thereof and, within 30 days following such occurrence in the case of clauses (i) and (ii) above (or such longer period as the Administrative Agent may agree in its reasonable discretion), as applicable or, in respect of a Foreign Subsidiary, as set forth in the Agreed Security Principles, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary. In addition, the Company may, in its sole discretion, elect to cause any Wholly Owned Subsidiary that is an Excluded Subsidiary (any such Person, a “Discretionary Guarantor”) that is not otherwise required to be a Subsidiary Guarantor to satisfy the Collateral and Guarantee Requirement, and any such Person shall constitute a Subsidiary Guarantor and a Loan Party for all purposes hereunder, it being understood and agreed that such Person must grant a security interest in such categories of assets as the other Loan Parties on substantially the same terms pursuant to such documentation as the Company and the Administrative Agent may reasonably agree (and the Agreed Security Principles may be amended on terms acceptable to the Company and the Administrative Agent in a manner not adverse to the Lenders to the extent necessary to reflect the joinder of such Discretionary Guarantor); provided, in each case the following conditions are satisfied: (1) the Company shall have provided the Administrative Agent not less than twenty (20) Business Days’ prior written notice of the proposed joinder of any such Discretionary Guarantor and (2) the joinder of such Discretionary Guarantor would not result in material adverse tax consequences for the Lenders, cause any illegality on the part of or contravene any internal policy of the Administrative Agent or Lenders, or otherwise impair in any material respect the guaranty or the security interests in favor of the Administrative Agent or the Australian Security Trustee, for the benefit of the Secured Parties and (3) in the case of any Discretionary Guarantor organized in any jurisdiction other than an Eligible Guarantor Jurisdiction, the jurisdiction of such Person is reasonably acceptable to the Administrative Agent and each Lender. To the extent requested in writing by the Administrative Agent or any Lender not less than ten (10) Business Days prior to the date of effectiveness of the joinder of any Subsidiary of the Company as a Loan Party, as a condition to the effectiveness of such joinder, the Administrative Agent and any requesting Lender shall have received not less than (3) Business Days prior to the proposed date of effectiveness of such joinder, all information or documentation reasonably required in connection with the satisfaction of the Administrative Agent and/or such Lender’s requirements under applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation.

(d) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate, constitutional or organizational name, (B) in any Loan Party’s identity or constitutional or organizational structure, (C) in any Loan Party’s jurisdiction of incorporation, formation, registration and/or organization (as applicable); provided, that no Loan Party shall change its jurisdiction of incorporation, formation, registration and/or organization (as applicable) to any jurisdiction other than (1) another jurisdiction within the same country as the jurisdiction in which such Loan Party is incorporated, registered or organized at the time such Loan Party becomes a Loan Party or (2) the U.S. or Canada or any other Eligible Guarantor Jurisdiction, (D) in the location of the chief executive office, registered office or domicile of any Canadian Guarantor, (E) in the Canadian jurisdictions in which any Loan Party maintains tangible assets or (F) in the location of the chief executive office of any domestic Loan Party that is not a registered organization; provided, in each case, that the Loan Parties shall not effect or permit any such change unless (x) all relevant Security Documents have been entered into in the relevant new or redomicile jurisdiction necessary to ensure that the Secured Parties benefit from security interests over the property of such Loan Party that are substantially similar to those as in effect immediately prior to the change or redomicile (subject to the Collateral and Guarantee Requirement and this Section 6.10) and (y) all filings have been made, or will have been made within 30 days (or, in the case of Canada, 15 days) following such change (or such longer period as the Administrative Agent may agree in its reasonable discretion), under the Uniform Commercial Code, PPSA or PPSA (Australia) (or similar filings under applicable law) that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

6.11 [Reserved].

6.12 Cash Management Systems; Application of Proceeds of Accounts.

(a) Within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrowers and each other Loan Party shall (i) ensure that each Collection Account is subject to an Account Control Agreement and (ii) use commercially reasonable efforts to ensure that each other deposit account and/or securities account of a U.S. Loan Party or a Canadian Guarantor or deposit accounts and/or securities accounts of Loan Parties located in the U.S. or Canada (in each case, other than accounts constituting Excluded Accounts) is subject to an Account Control Agreement. In the event that such Account Control Agreements are not entered into within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have the right to require that the Loan Parties move such accounts to the Administrative Agent or another bank that will provide such Account Control Agreements. In addition, the Company and each applicable Loan Party shall ensure that any new Collection Account (other than a Permitted Securitization Collection Account) is subject to, and use commercially reasonable efforts to enter into an Account Control Agreement with respect to any new primary concentration account or any other new deposit or securities account located in the U.S. or Canada of a Loan Party that is not a Collection Account, or any account that ceases to be, an Excluded Account, in each case, within 90 days (or such longer period as the Administrative Agent may reasonably agree) after such person becomes a Loan Party or such account is established, acquired or ceases to be an Excluded Account, as applicable; provided that, in the event that such Account Control Agreements are not entered into within 90 days after such account is established, acquired or ceases to be an Excluded Account (or such longer period as the Administrative Agent may agree in its reasonable discretion, such extensions not to be unreasonably withheld or delayed), the Administrative Agent shall have the right to require that the Borrowers move such accounts to the Administrative Agent or another bank that will provide such Account Control Agreements.

(b) When a Full Cash Dominion Period is in effect, the Administrative Agent shall have the right to deliver an Access Termination Notice or Notice of Exclusive Control (or similar term, as defined in each Account Control Agreement) with respect to each Collection Account and other Controlled Account (and, in the case of any Collection Account of a E&W Guarantor, have the right to require that the E&W Guarantors enter into a supplemental fixed charge in relation to the Collection Accounts subject to the E&W Security Documents to create a first fixed charge over such Collection Accounts) and to transfer or cause to be transferred all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Controlled Account net of such minimum balance (not to exceed (i) in the case of any Collection Account, $1,000,000 individually and $5,000,000 in the aggregate and (ii) in the case of any other Controlled Account, $1,000,000, individually and $5,000,000 in the aggregate) or, in each case, such other amount approved by the Administrative Agent in its Permitted Discretion), if any, to an account of, and maintained by, the Administrative Agent (the “Administrative Agent Account”). Subject to the terms of this Agreement, all amounts received in the Administrative Agent Account shall be distributed and applied on a daily basis by the Administrative Agent to repay outstanding Loans and, if an Event of Default has occurred and is continuing, to Cash Collateralize any L/C Exposure).

(c) The Administrative Agent Account and the Qualified Cash Account shall at all times be under the sole dominion and control of the Administrative Agent. The funds on deposit in the Administrative Agent Account shall be applied in accordance with this Agreement.

(d) So long as no Full Cash Dominion Period is in effect or Event of Default has occurred and is continuing, the Loan Parties may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution subject to the applicable requirements of Section 6.12(a).

(e) Subject to Section 6.12(g) below, so long as no Full Cash Dominion Period is in effect, the Loan Parties shall have full and complete access to, and may direct, and shall have sole control over, the manner of disposition of funds in all Collection Accounts (other than a Qualified Cash Account). Each Qualified Cash account shall be subject to a “blocked” Account Control Agreement and shall at all times be under the sole dominion and control of the Administrative Agent.

(f) So long as no Full Cash Dominion Period is in effect, any cash or cash equivalents owned by the Company and any Loan Party (other than (x) de minimis cash or cash equivalents from time to time inadvertently misapplied by the Company or any Loan Party or (y) cash or cash equivalents in any Excluded Accounts) that are deposited to any account, or held or invested in any manner, otherwise than in a Controlled Account, shall be transferred to (x) in case of the proceeds of any Accounts or any other asset included in the Borrowing Base, once per Business Day and (y) in all other cases, a Controlled Account no less frequently than once every three (3) Business Days.

(g) [Reserved].

(h) In respect of any deposit or securities accounts that is excluded as a Collection Account pursuant to paragraph (a) of such definition (a “De Minimis Collection Account”), (i) subject to paragraph (ii) and (iii) below, if such De Minimis Collection Account is located an Eligible Jurisdiction and can be automatically secured under any existing Security Document granted by the relevant Loan Party without the execution of any additional Security Document or Account Control Agreement, such De Minimis Collection Account shall be the subject of a Lien in accordance with such Security Document and not excluded from the grant of any Lien therein; (ii) no Account Control Agreements will be required in respect of any De Minimis Collection Account; and (iii) if a De Minimis Collection Account ceases to be a De Minimis Collection Account, the relevant Loan Party shall within 60 days (or such longer period as may be agreed by the Administrative Agent in its Permitted Discretion) of such date (A) if such deposit or securities account is located in an Eligible Jurisdiction or another jurisdiction acceptable to the Administrative Agent in its Permitted Discretion, grant a Lien in favour of the Administrative Agent or Australian Security Trustee (as applicable) pursuant to a Security Document, in form and substance reasonably satisfactory to the Administrative Agent, governed by the laws of the jurisdiction in which such Collection Account is located, ensure such account is subject to an Account Control Agreement and deliver such other ancillary documentation and legal opinions as may be reasonably required by the Administrative Agent; and (B) if such deposit or securities account is located outside of an Eligible Jurisdiction or another jurisdiction acceptable to the Administrative Agent in its Permitted Discretion, redirect its Account Debtors to pay into a Collection Account located in an Eligible Jurisdiction and deliver evidence of the same to the Administrative Agent.

(i) Notwithstanding anything herein to the contrary, it is understood and agreed that no Account Control Agreement shall be required with respect to any Excluded Account.

6.13 Post-Closing. Take all necessary actions to satisfy the items described on Schedule 6.13 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

6.14 Canadian Pension Plans and Canadian MEPPs. The Loan Parties shall promptly, but in any event within ten (10) days (or such greater number of days as the Administrative Agent may agree in its reasonable discretion): (a) except with respect to any Canadian Pension Plan or Canadian MEPP listed on Schedule 6.14, notify the Administrative Agent upon any Loan Party establishing, adopting, acquiring, assuming or registering any Canadian Pension Plan or any Canadian MEPP after the date hereof, (b) notify the Administrative Agent of the occurrence of a Canadian Pension Event, (c) upon filing with the applicable Governmental Authority, provide the Administrative Agent with a copy of each annual information return for each Canadian Pension Plan and each Canadian MEPP that is sponsored or administered by a Loan Party, (d) notify the Administrative Agent of the adoption of any amendment to any Canadian Pension Plan or Canadian MEPP which results in a material increase in contribution obligations of any Loan Party, (e) upon receipt thereof, provide the Administrative Agent with a copy of any statement, direction, order or notice of any investigations, examinations, audits, proceedings, actions, lawsuits or claims by any Governmental Authority or other Person against any Loan Party relating to any

Canadian Pension Plan or Canadian MEPP, and (f) upon written request from the Administrative Agent, provide such additional information and documentation with respect to each Canadian Pension Plan and each Canadian MEPP that the Administrative Agent may reasonably request and that is in the possession of any Loan Party or its agents, or which any Loan Party has a statutory right to obtain. The Loan Parties shall (i) cause each Canadian Pension Plan and Canadian MEPP to be registered, administered and funded in compliance in all material respects with the terms thereof, all applicable laws, and any applicable collective bargaining agreements, and (ii) fulfil all funding and administrative obligations in respect of any Canadian MEPP that is not sponsored or administered by a Loan Party, in compliance in all material respects with the terms thereof, all applicable laws, and any applicable collective bargaining agreements.

6.15 [Reserved].

6.16 Financial Assistance. Each Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, including sections 678 and 679 of the United Kingdom’s Companies Act 2006, and any equivalent legislation in other jurisdictions, including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

6.17 Centre of Main Interest.

(a) No Loan Party incorporated in the European Union shall knowingly and deliberately change its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) from its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(b) Each E&W Guarantor shall ensure that its centre of main interests (as that term is used in Article 3(1) of the Retained Insolvency Regulation) remains in its jurisdiction of incorporation and it shall not take any action to change its centre of main interests. No E&W Guarantor shall create or take any steps to create an “establishment” (as that term is used in Article 2(10) of the Retained Insolvency Regulation) in any other jurisdiction.

6.18 PPSA (Australia) Covenants.

(a) If a Loan Party holds any security interests for the purposes of the PPSA (Australia) and, if failure by the Loan Party to perfect such security interests would materially adversely affect its business, the Loan Party agrees to take (where applicable) all reasonable steps under the PPSA (Australia) to continuously perfect any such security interest including all steps reasonably necessary:

(i). for that Loan Party to obtain the highest ranking priority possible in respect of the security interest (such as perfecting a purchase money security interest or perfecting a security interest by control); and

(ii). to reduce as far as possible the risk of a third party acquiring an interest free of the security interest (such as including the serial number in a financing statement for personal property that may or must be described by a serial number).

(b) Everything that a Loan Party is required to do under this Section 6.18 is at that relevant party’s own expense and such party agrees to pay or reimburse the costs (including in connection with advisers) in connection with anything that party is required to do under this Section 6.18.

SECTION 7. NEGATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (or is otherwise subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Lenders) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted), the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Consolidated Fixed Charge Coverage Ratio. If, at any time on or after the Closing Date, a Financial Covenant Compliance Period is in effect, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 (determined as of the end of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.1(a) or 6.1(b)) until such time as no Financial Covenant Compliance Period is in effect.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness in respect of the Obligations of any Group Member under this Agreement and the other Loan Documents;

(b) [reserved];

(c) Indebtedness of the Borrowers or any Subsidiary owing to the Borrowers or any Subsidiary; provided that any Indebtedness of any Loan Party shall be unsecured and, if owing to a Subsidiary that is not a Loan Party, shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent; provided, further, that any Indebtedness of Subsidiaries that are not Loan Parties under this Section 7.2(c) shall either (i) be Indebtedness incurred for primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation or (ii) be in an aggregate principal amount (at any time outstanding) not exceeding, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.6(a), 7.7(c), 7.7(e), 7.7(g), 7.7(v) and 7.7(w) (without duplication), the Non-Guarantor Sublimit;

(d) Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder;

(e) Indebtedness (i) outstanding on the Closing Date and, in the case of any such Indebtedness exceeding $50,000,000, set forth in Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof and (ii) incurred pursuant to the Existing Notes and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed the greater of (i) $271.5 million and (ii) 2.5% of Consolidated Total Assets (as of the date incurred);

(g) Indebtedness representing deferred compensation to employees or directors of the Borrowers and their Subsidiaries incurred in the ordinary course of business;

(h) Indebtedness incurred in the ordinary course of business or that is consistent with past practice and owed in respect of any cash pooling arrangements, netting services, overdrafts and related liabilities arising from treasury, depository, credit or debit card, purchase card or other cash management services or in connection with any automated clearing-house transfers of funds, in each case that does not constitute Indebtedness for borrowed money;

(i) Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j) Indebtedness (other than Indebtedness for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees, indemnities or similar obligations incurred in the ordinary course of business;

(k) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m) Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(n) Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other similar Investments permitted under Section 7.7 or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m));

(o) (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or amalgamated or consolidated with or into the Borrowers or a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by the Borrowers or any Subsidiary in connection with an acquisition of assets by the Borrowers or such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, amalgamation or consolidation) or such assets being acquired and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided further that the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(o) shall not exceed, together with any utilizations of the Non-Guarantor Debt Limit pursuant to Sections 7.2(w) and 7.3(y) (without duplication), the Non-Guarantor Debt Limit;

(p) a Permitted Securitization (including, for the avoidance of doubt, the Existing Receivables Facility and the Existing Factoring Facility), in an aggregate amount outstanding not to exceed, together with the aggregate amount outstanding under any Permitted Securitizations permitted pursuant to clause (e) above, (x) $975,000,000 plus (y) additional amounts to the extent permitted under clause (w) below;

(q) Attributable Indebtedness arising out of sale and leaseback transactions permitted by Section 7.10;

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) [reserved];

(w) additional Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed the greater of (i) $1,086 million and (ii) 10% of Consolidated Total Assets (as of the date incurred); provided that the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(w) shall not exceed, together with any utilization of the Non-Guarantor Debt Limit pursuant to Section 7.2(o) and 7.3(y) (without duplication), the Non-Guarantor Debt Limit;

(x) [reserved];

(y) unsecured Indebtedness of any Loan Party in an aggregate principal amount not to exceed the net cash proceeds received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Borrowers (other than any such issuance to a Group Member); and

(z) Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture to the extent permitted under Section 7.7(v).

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrowers may, in their sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness (or any portion thereof) in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a).

For the avoidance of doubt, a permitted refinancing in respect of Indebtedness incurred pursuant to a Dollar-denominated or Consolidated Total Assets-governed basket shall not increase capacity to incur Indebtedness under such Dollar-denominated or Consolidated Total Assets-governed basket, and such Dollar-denominated or Consolidated Total Assets-governed basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such permitted refinancing is no longer outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges, deposits or similar Liens in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) (i) deposits to secure (x) the performance of bids, supplier and other trade contracts (including government contracts) (other than for borrowed money), leases, statutory obligations (other than for borrowed money and other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA) and (y) surety and appeal bonds, performance bonds and other obligations of a like nature, in each case (with respect to clauses (x) and (y)) incurred in the ordinary course of business and (ii) Liens on cash earnest money deposits in connection with any letter of intent or purchase agreement permitted under this Agreement;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided, further, that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h) (i) Liens on the Collateral created pursuant to the Security Documents and (ii) Liens on cash granted in favor of any Lenders and/or the Issuing Lender created as a result of any requirement to provide cash collateral pursuant to this Agreement;

(i) to the extent constituting a Lien, any interest or title of a licensor or lessor under any lease or license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j) Liens solely on any cash earnest money deposits made by the Borrowers or any Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k) Liens in favor of any Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l) Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m) any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n) Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o) Liens existing on any asset prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated) to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, amalgamation or consolidation) and (ii) such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such permitted acquisition;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any other Subsidiary in the ordinary course of business and permitted by this Agreement;

(q) to the extent constituting a Lien, (i) licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrowers or any Subsidiary and (ii) Dispositions made in reliance upon Section 7.5(j);

(r) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrowers or any Subsidiary in excess of those required by applicable banking regulations;

(v) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w) [reserved];

(x) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(q);

(y) Liens securing (i) Indebtedness of any Group Member incurred pursuant to Section 7.2(w) and (ii) other obligations; provided, that the aggregate amount of Indebtedness and other obligations secured by Liens incurred pursuant to this clause (y) shall not exceed the greater of (i) $1,086 million and (ii) 10% of Consolidated Total Assets (as of the date incurred); provided further that the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties outstanding under this Section 7.3(y) shall not exceed, together with any utilizations of the Non-Guarantor Debt Limit pursuant to Sections 7.2(o) and 7.2(w) (without duplication), the Non-Guarantor Debt Limit;

(z) (i) Liens arising in connection with any Permitted Securitization and any amendment, renewal, increase or extension thereof; provided that such Liens shall only apply to the receivables of the Company or any Subsidiary, as applicable, subject to the Permitted Securitization, and any assets related thereto (including, without limitation, segregated deposit accounts solely into which the proceeds of such receivables subject to such Permitted Securitization are deposited), as applicable and (ii) Liens that arise or may be deemed to arise pursuant to any supply chain financing;

(aa) [reserved];

(bb) Liens securing Indebtedness permitted by Section 7.2(h);

(cc) [reserved];

(dd) Liens arising in respect of contributions to a Canadian Pension Plan or a Canadian MEPP payable by any Loan Party that are (i) not yet due, or (ii) immaterial and inadvertently delinquent as a result of reasonable error, provided that any contribution arrears described in this (ii) are rectified within thirty (30) days of the applicable Loan Party becoming aware thereof; and

(ee) Liens (i) in respect of personal property which is, or has at any time been, a purchase money security interest (as defined in the PPSA (Australia)) in favour of a seller securing all or part of the purchase price for personal property which is acquired by a Loan Party, provided that such acquisition is otherwise permitted under the terms of the Loan Documents; and (ii) which constitute a “security interest” for the purposes of section 12(3) of the PPSA (Australia) which do not, in substance, secure payment or performance of an obligation.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Company will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Liens securing Indebtedness or other obligations (x) in reliance on the 2014 Indenture Liens Basket, 2024 Supplemental Indentures Liens Basket or the 2025 Indenture Liens Basket if the creation, incurrence, assumption, or existence of any such Lien would require application of any Equal and Ratable Clause (for the avoidance of doubt, without giving effect to Section 10.23 hereto), (y) (excluding, for the avoidance of doubt, any Permitted Encumbrances or Liens permitted pursuant to Sections 7.3(g), 7.3(o) or 7.3(x)) upon any of fee-owned or leased real property, whether now owned or hereafter acquired or (z) (excluding, for the avoidance of doubt, any Permitted Encumbrances or Liens permitted pursuant to Sections 7.3(g), 7.3(o) or 7.3(q)) upon any Intellectual Property that is not a part of the Collateral, whether now owned or hereafter acquired.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Company will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Liens securing Indebtedness in reliance upon Section 7.3(y) that is secured by the Collateral, unless (x) such Indebtedness (and any Permitted Refinancing Indebtedness in respect of the foregoing) shall be secured on a junior basis to the Liens securing the Obligations and (y) subject to an Intercreditor Agreement.

For purposes of determining compliance with this Section 7.3, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (ee) above, the Borrowers may, in their sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents and this Agreement, and, in each case, any Permitted Refinancing Indebtedness thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h).

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrowers may be merged, amalgamated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Subsidiary that is not a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall, substantially simultaneously with such merger, amalgamation or consolidation, become a Subsidiary Guarantor); provided, further, that such continuing surviving person was formed or established in the same jurisdiction, unless in each case such merger, amalgamation or consolidation would not adversely affect the value of the Collateral, the validity and enforceability of the Security Documents in respect of the Collateral or the guarantees provided by the Subsidiary Guarantors and would not result in any materially adverse tax consequences;

(b) any Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Loan Parties) in order to effect an Investment permitted pursuant to Section 7.7; provided that if such Subsidiary is a Loan Party the continuing or surviving Person shall be a Loan Party;

(c) any Subsidiary of the Borrowers may Dispose of any or all of its assets (including by means of any merger, consolidation or amalgamation) (i) to the Borrowers or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(d) any Subsidiary of the Borrowers that is not a Loan Party may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interest of the Loan Parties and is not materially disadvantageous to the Administrative Agent or the Lenders; and

(e) the Company and its Subsidiaries may enter into Permitted Reorganizations.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of surplus, outdated, obsolete or worn out, or no longer used or useable property (other than accounts receivable or inventory) in the ordinary course of business;

(b) Dispositions of Inventory, cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrowers or any Subsidiary Guarantor;

(e) Dispositions of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f) Dispositions of assets other than Accounts or Inventory included in the Borrowing Base (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h) [reserved];

(i) the lapse, abandonment, cancellation, non-renewal or discontinuance of use or maintenance in the ordinary course of business of Intellectual Property that is not Material Intellectual Property or rights relating thereto that the Company determines in its reasonable judgment to be desirable to the conduct of the Group Members’ business and not materially disadvantageous to the interests of the Lenders;

(j) licenses, leases or subleases entered into in the ordinary course of business to the extent that they do not materially interfere with the business of the Borrowers or any Subsidiary;

(k) Dispositions to any Group Member; provided that any such Disposition involving a Subsidiary that is not a Subsidiary Guarantor shall be treated as an Investment made in compliance with Sections 7.7 and 7.9;

(l) (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7, (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6, (iii) Dispositions set forth on Schedule 7.5(l) and (iv) Dispositions made in connection with sale and leaseback transactions permitted under Section 7.10;

(m) Dispositions of Accounts and related assets (or interests therein) in connection with a Permitted Securitization;

(n) other Dispositions of assets (including Capital Stock) (x) in an unlimited amount if the Payment Conditions are satisfied at the time of such Disposition or (y) if the Payment Conditions are not satisfied, in an aggregate amount not to exceed $75,000,000; provided that (A) in each case, such Disposition shall be for fair market value (as determined by the Company in good faith), (B) at least 75% of the total consideration for any such Disposition in excess of the greater of (1) $100,000,000 and (2) 1.0%

of Consolidated Total Assets received by the Borrowers and their Subsidiaries shall be in the form of cash or Cash Equivalents and Designated Non-Cash Consideration, (C) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists), (D) Availability on a Pro Forma Basis for such Disposition is greater than zero, (E) with respect to any such Disposition (or series of related Dispositions) of assets that are included in the determination of the Borrowing Base involving aggregate consideration exceeding (x) in the case of such Disposition (or series of related Dispositions), $10,000,000 or (y) after giving effect to such Disposition (or series of related Dispositions) and any prior Dispositions made pursuant to this clause (n), $20,000,000 in any applicable fiscal year, the Borrowers shall have delivered to the Administrative Agent a pro forma Borrowing Base Certificate on a Pro Forma Basis for such Dispositions so that the Administrative Agent may determine whether any prepayment is necessary to comply with Section 2.11(a) and (F) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith;

(o) Dispositions in connection with Permitted Reorganizations;

(p) the surrender or waiver of contract rights in the ordinary course of business or the surrender or waiver of litigation claims or the settlement, release or surrender of tort or litigation claims of any kind;

(q) the transfer of improvements or alterations in connection with any lease of property upon the termination thereof;

(r) [reserved];

(s) the termination of a lease of real or personal property;

(t) sale and leaseback transactions not prohibited by Section 7.10; and

(u) [reserved].

Notwithstanding anything to the contrary contained in this Section 7.5, in no event shall (x) any Disposition of assets included in the Borrowing Base and contributing more than 2.5% of the Borrowing Base (other than Dispositions permitted pursuant to Section 7.5(b)) be permitted unless the Administrative Agent receives a completed Borrowing Base Certificate concurrently with such Disposition or (y) any Loan Party transfer (by way of Disposition, merger, consolidation, Investment, Restricted Payment, release or otherwise) directly or indirectly any Material Intellectual Property to a Subsidiary or an Affiliate of the Company that is not a Loan Party.

For purposes of clause (B) of Section 7.5(n), the following shall be deemed to be cash: (I) any liabilities (other than liabilities that are by their terms subordinated to the Obligations) of the Borrowers or any Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Borrowers) that are (i) assumed by the transferee of any such assets and for which the Borrowers and/or their Subsidiaries have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (II) any securities received by the Borrowers or such Subsidiary from such transferee that are converted by the Borrowers or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (III) any Designated Non-Cash Consideration received by the Borrowers or any of their Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other

Designated Non-Cash Consideration received pursuant to Section 7.5(n) that is at that time outstanding, not to exceed $175,000,000 (as of the date of such disposition) (or, at the Borrowers’ election, as of the date of entry into a binding agreement with respect to such Disposition) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Borrowers and the other Loan Parties); provided, that any Restricted Payment made by a Loan Party to a Subsidiary that is not a Loan Party made in reliance on this clause (a) shall either (x) be made for primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation or (y) be subject to, and shall not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.2(c), 7.7(c), 7.7(e), 7.7(g), 7.7(v) and 7.7(w) (without duplication), the Non-Guarantor Sublimit; provided, that the amount of any Restricted Payment which is part of a series of related Restricted Payments that are made substantially contemporaneously shall be determined by reference to such series of related Restricted Payments viewed as a whole and not each individual component of such series of related Restricted Payments;

(b) so long as no Event of Default shall have occurred and be continuing, the Borrowers may purchase their common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Closing Date (net of any proceeds received by the Borrowers after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $10,000,000;

(c) the Group Members may declare and pay dividends with respect to their Capital Stock payable solely in shares of Qualified Capital Stock;

(d) the Borrowers may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrowers in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Borrowers;

(e) the Borrowers may acquire their Capital Stock upon the exercise of stock options for such Capital Stock of the Borrowers if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Capital Stock, restricted stock units or similar equity awards held by, any current or former director, officer or employee of any Group Member;

(f) the Group Members may convert or exchange any of their Capital Stock for or into Qualified Capital Stock;

(g) so long as the Payment Conditions are met, the Group Members may make Restricted Payments;

(h) the Group Member may make distributions or payments of securitization fees, sales contributions and other transfers of securitization assets and purchases of securitization assets pursuant to a securitization repurchase obligation, in each case in connection with a Permitted Securitization Financing;

(i) any Group Member may pay any dividend or distribution within 60 days after the date of declaration thereof, if on the date of declaration such payment complied with, and was permitted to be made by, another provision of this Section 7.6; and

(j) subject to no Event of Default existing at the time of declaration, the Company may make Restricted Payments in an amount per fiscal quarter not to exceed an amount equal to $0.07 per share of the Company’s common shares outstanding as of the date of declaration (not to exceed an amount equal to $0.07 per share multiplied by the sum of (x) (1) the number of common shares of the Company outstanding as of the Closing Date) times (2) 1.25 plus (y) the number of common shares of the Company issued after the Closing Date in accordance with and pursuant to any equity incentive compensation plans of the Company.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents at the time such Investment was made;

(c) Guarantee Obligations of any Group Member in respect of Indebtedness or other obligations of the Borrowers or any Subsidiary (including any such Guarantee Obligations arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) any Guarantee Obligations in respect of Subordinated Indebtedness shall be subordinated to the Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness and (ii) any Guarantee Obligations of any Loan Party of Indebtedness (excluding, for the avoidance of doubt, Guarantee Obligations in respect of obligations not constituting Indebtedness) of any Subsidiary that is not a Loan Party made in reliance on this clause (c) shall either be (x) made for primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation or (y) subject to, and shall not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.2(c), 7.6(a), 7.7(e), 7.7(g), 7.7(v) and 7.7(w) (without duplication), the Non-Guarantor Sublimit;

(d) Investments in connection with Permitted Reorganizations;

(e) loans or advances made by the Borrowers or any Subsidiary to any Borrower or any Subsidiary; provided that loans or advances by any Loan Party to any Subsidiary that is not a Loan Party made in reliance on this clause (e) shall either (i) be made for primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation or (ii) not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.2(c), 7.6(a), 7.7(c), 7.7(g), 7.7(v) and 7.7(w) (without duplication), the Non-Guarantor Sublimit;

(f) Investments in assets useful in the business of the Borrowers and their Subsidiaries;

(g) (i) Investments by any Loan Party in any Loan Party, and (ii) Investments (including by way of capital contributions) by any Group Member in Equity Interests in their Subsidiaries; provided, in the case of this clause (ii), that any Investment in reliance on this clause (g) from a Loan Party in a Subsidiary that is not a Loan Party shall either (x) be made for primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation or (y) not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.2(c), 7.6(a), 7.7(c), 7.7(e), 7.7(v) and 7.7(w) (without duplication), the Non-Guarantor Sublimit; provided, further, that for purposes of this clause (ii), the amount of any Investment which is part of a series of related Investments that are made substantially contemporaneously shall be determined by reference to such series of related Investments viewed as a whole and not each individual component of such series of related Investments;

(h) any Permitted Acquisition; provided that if the Payment Conditions are not being satisfied as of the earlier of (x) the date such Permitted Acquisition is consummated and (y) the date the definitive agreement relating to such Permitted Acquisition is executed and delivered, the aggregate amount of consideration paid or payable with respect to such Permitted Acquisition, together with the aggregate amount of consideration paid for all other Permitted Acquisitions consummated in reliance upon this clause (h) does not exceed $100,000,000 in the aggregate;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j) Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k) Investments existing on the Closing Date and, to the extent any such Investment is (or is expected to be pursuant to any such agreement) greater than $50,000,000, set forth on Schedule 7.7(k);

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrowers or merged, amalgamated or consolidated with any Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n) guarantees by the Borrowers or any Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p) Investments of any Group Member in a Swap permitted under Section 7.11;

(q) mergers, amalgamations and consolidations permitted under Section 7.4 that do not involve any Person other than the Borrowers and Subsidiaries that are Wholly Owned Subsidiaries;

(r) Investments of any Group Member in securities or similar Investments the sole purpose of which is to track investment elections made by participants under a non-qualified defined contribution plan;

(s) [reserved];

(t) Investments of any Group Member to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Company;

(u) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their Subsidiaries so long as the Payment Conditions are met;

(v) any Investment in any Joint Venture; provided, that any Investment made by a Loan Party in a Joint Venture that is not a Loan Party in reliance on this clause (v) shall be subject to, and not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.2(c), 7.6(a), 7.7(c), 7.7(e), 7.7(g) and 7.7(w) (without duplication), the Non-Guarantor Sublimit;

(w) to the extent constituting an Investment, the forgiveness’ of any intercompany Indebtedness by or among the Group Members; provided that any Investments made by any Loan Party in any Subsidiary that is not a Loan Party in reliance on this clause (w) shall either (i) be made for primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation or (ii) not exceed, together with any utilizations of the Non-Guarantor Sublimit pursuant to any Permitted Acquisition (in accordance with the terms thereof) and Sections 7.2(c), 7.6(a), 7.7(c), 7.7(e), 7.7(g) and 7.7(v) (without duplication), the Non-Guarantor Sublimit;

(x) (i) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Permitted Securitization and (ii) distributions or payments of securitization fees and purchases of securitization assets pursuant to a repurchase obligation in connection with a Permitted Securitization;

(y) to the extent constituting an Investment, pension fund contributions of any Group Member made in the ordinary course of business; and

(z) Investments by the Group Members which, when added together with all other Investments made under this clause (z), do not exceed in an aggregate amount for all such Group Members 1.0% of Consolidated Total Assets.

7.8 Optional Payments of Certain Debt Instruments. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness with an outstanding principal amount in excess of $150,000,000 in one or a series of related transactions (it being understood that (A) payments of regularly scheduled interest and mandatory prepayments shall be permitted, (B) any “AHYDO” payment in the minimum amount necessary for the purpose of causing such Indebtedness not to be treated as “applicable high yield discount obligation” within the meaning of Code Section 163(i) and (C) any repayments of intercompany Indebtedness among Group Members incurred for the primary purposes relating to tax planning, repatriation of cash, and optimization of cash management and capital allocation shall be permitted) other than:

(a) refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(b) payments of or in respect of Junior Indebtedness made solely with proceeds of Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock; and

(c) prepayments of Junior Indebtedness; provided that no prepayment of any such Indebtedness shall be permitted unless the Payment Conditions are met.

Notwithstanding anything to the contrary contained in this Section 7.8, in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate involving aggregate value in excess of $25,000,000 for each such transaction or series of related transactions (other than (x) transactions between or among the Loan Parties and (y) transactions between or among the Borrowers and their Subsidiaries consistent with past practices or made in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member in any material respect than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate as determined in good faith by the Company; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans; (iv) employment, retention, severance and similar arrangements (including equity or equity based incentive plans, stock ownership plans, compensation or incentive plans and arrangements and employee benefit plans and arrangements) and indemnification arrangements entered into in the ordinary course of business between the Borrowers or any Subsidiary and any employee, officer or director thereof; (v) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d), (vii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrowers and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowers and their Subsidiaries, (viii) transactions in connection with Permitted Reorganizations, (ix) any customary transaction with a Receivables Subsidiary effected as part of a Permitted Securitization and any disposition of securitization assets or related assets in connection with any Permitted Securitization and any repurchase of securitization assets pursuant to a securitization repurchase obligation and (x) transactions disclosed in the Borrowers’ SEC filings made prior to the Closing Date.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless (a) no Event of Default exists both before and after giving effect thereto and (b) the net cash proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the Company or a Responsible Officer of the Company) of such property; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) in respect of transactions permitted under this Section 7.10 shall not exceed the greater of (i) $543 million and (ii) 5.0% of Consolidated Total Assets (as of the date of consummation of such arrangement).

7.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member and (c) Swap Agreements in existence as of the Closing Date and disclosed to the Administrative Agent.

7.12 Changes in Fiscal Periods. Change Borrowers’ fiscal year end or change the Borrowers’ method of determining fiscal quarters (without the consent of the Administrative Agent) except as permitted by GAAP and recommended by Borrowers’ auditors or required by GAAP.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement, the other Loan Documents and the Existing Notes, (ii) agreements related to other Indebtedness permitted by this Agreement to the extent that encumbrances or restrictions imposed by such other Indebtedness are not more restrictive on the Loan Party or any of its applicable Subsidiaries than the encumbrances and restrictions contained in this Agreement, or otherwise are on market terms, in each case as determined by a Financial Officer of the Company in good faith and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans or the Existing Notes, in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, or are otherwise on market terms, in each case as determined by a Financial Officer of the Company in good faith (b) any agreements governing any purchase money Liens, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrowers, so long as such prohibition or limitation applies only to such Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrowers, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions or conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (f) restrictions imposed by applicable law or regulation or license requirements; (g) customary provisions restricting assignment of any agreement, which provisions are entered into in the ordinary course of business; (h) any customary restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3 and (i) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture (and its assets or Capital Stock issued by such Person) entered into in the ordinary course of business.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement, the other Loan Documents and the Existing Notes, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not more restrictive than the documents governing the Indebtedness being refinanced, as applicable, or is otherwise on market terms, in each case as determined by a Financial Officer of the Company in good faith (ii) any encumbrances or restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any encumbrance or restriction applicable to a Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Subsidiary in effect at the time such Person becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrowers, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (vi) restrictions of the nature referred to in clause (c) above under the agreements governing purchase money liens, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby, which restrictions are only effective against the assets financed thereby, (vii) any Requirement of Law, (viii) agreements related to other Indebtedness permitted by this Agreement to the extent that encumbrances or restrictions imposed by such other Indebtedness (x) are (A) customary for financing arrangements of their type or (B) not, when taken as a whole, materially more restrictive on the Loan Party or any of its applicable Subsidiaries than the restrictions contained in this Agreement as determined by a Financial Officer of the Company in good faith and (y) will not materially affect the Loan Parties’ ability to satisfy their obligations hereunder or under the other Loan Documents, (ix) restrictions created in connection with any Permitted Securitization that, in the good faith determination of the Company, are necessary or advisable to effect such Permitted Securitization or (x) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture (and its assets or Capital Stock issued by such Person) entered into in the ordinary course of business.

7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members were engaged on the Closing Date or that are reasonably related, ancillary or complementary thereto.

7.16 Use of Proceeds. Request any Loan or Letter of Credit, and the Loan Parties shall not use, and shall procure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17 [Reserved].

7.18 Australian Tax Matters. No Australian Guarantor will become a member of an Australian Tax Consolidated Group without entering into an Australian TSA and an Australian TFA, unless failure to do so could not reasonably be expected to have a Material Adverse Effect. The Australian TSA and Australian TFA may be amended or replaced from time to time, to the extent necessary, to ensure it remains a valid Australian TSA or an Australian TFA.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a), Section 6.12, Section 7 of this Agreement, Section 4(b) of the U.S. Collateral Agreement or any equivalent provision of any Security Document; or

(d) any Loan Party shall default in the observance or performance of any agreement in Section 6.2(g) and such default shall continue unremedied for a period of 3 Business Days after notice to the Company by the Administrative Agent;

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or

(f) any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice and/or lapse of time if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(g) (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (1) liquidation, reorganization, administration, administrative receivership or other relief in respect of any Group Member (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (2) the appointment of a receiver, examiner, process adviser, trustee, custodian, sequestrator, conservator, monitor, administrator, administrative receiver or similar official for the in respect of any Group Member (other than an Immaterial Subsidiary) or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days (or 21 days with respect to any Group Member organized or incorporated outside of the United States) or an order or decree approving or ordering any of the foregoing shall be entered, (ii) any Group Member (other than an Immaterial Subsidiary) shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief, in each case under any Debtor Relief Law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (3) apply for or consent to the appointment of a receiver, examiner, process adviser, trustee, custodian, sequestrator, conservator, monitor, administrator, administrative receiver or similar official for any Group Member (other than an Immaterial Subsidiary) or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing or (iii) any Group Member (other than an Immaterial Subsidiary) shall become unable to, or shall admit in writing its inability or fail generally to pay its debts as they become due; or

(h) an ERISA Event or Foreign Plan Event shall have occurred that when taken together with all other ERISA Events and Foreign Plan Events that have occurred, would result in a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor) of $125,000,000 or more, and such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded, as applicable, pending appeal within 60 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k) the guarantee contained in Article II of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(l) the subordination provisions contained in any Subordinated Indebtedness shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(m) a Change of Control shall occur; or

(n) a Canadian Pension Event shall occur that, when taken together with all other Canadian Pension Events that have occurred, would result in a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full and no Letters of Credit shall be outstanding, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code, the PPSA, the PPSA (Australia) or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. The Borrowers further agree, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrowers’ or such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Uniform Commercial Code or comparable provisions of the PPSA or the PPSA (Australia), need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the relevant Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder, except to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

8.2 [Reserved].

SECTION 9. THE AGENT

9.1 Appointment.

(a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each Lender and each Secured Party exempts the Administrative Agent from the restrictions pursuant to Section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender and Secured Party. Any Lender and any Secured Party which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or, for matters that require consent of a greater or different number or percentage pursuant to Section 10.1, such other number or percentage of Lenders) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.

(d) Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(e) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(f) No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(g) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.3) allowed in such judicial proceeding; and

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(h) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

(i) For the purposes of holding any Security Document granted by the Loan Parties or any other Person pursuant to the laws of the Province of Quebec to secure payment of the Obligations, each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as hypothecary representative (in such capacity, the “Hypothecary Representative”) pursuant to article 2692 of the Civil Code of Québec and to enter into, take and hold on their behalf, and for their benefit, any Security Document. Each Secured Party will be entitled to the benefits of any Security Document, the whole in accordance with the terms hereof. The Hypothecary Representative shall have the sole and exclusive right and authority to exercise all rights and remedies given to the Hypothecary Representative with respect to the Security Documents. Each Person who is or becomes a Lender shall be deemed to ratify the appointment of the Administrative Agent as the Hypothecary Representative. The Administrative Agent agrees to act in such capacity.

9.2 Administrative Agent’s Reliance, Indemnification, Etc..

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.3 Posting of Communications.

(a) The Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Borrower Portal is secured through a per-deal authorization method whereby each user may access the Approved Borrower Portal only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrowers hereby approves distribution of the Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Borrower Portal shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Lenders and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies, but subject to the requirements of Section 10.15.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender, any Issuing Lender or any Loan Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4 The Administrative Agent Individually. With respect to its Commitment and Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

9.5 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate in New York, New York of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld, conditioned or delayed and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as Administrative Agent, for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.3, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(c) Any successor Administrative Agent appointed pursuant to this Section 9.5 shall deliver to Borrowers, on or before the date on which it becomes the Administrative Agent hereunder, either (i) a duly executed copy of IRS Form W-9 (or any applicable successor form) certifying that the successor Administrative Agent is not subject to backup withholding, or (ii) (A) a duly completed and executed copy of IRS Form W-8ECI to establish that the successor Administrative Agent is not subject to withholding Taxes under the Code with respect to any amounts payable for the account of the successor Administrative Agent under any of the Loan Documents, and (B) a duly executed copy of IRS Form W-8IMY, certifying on Part I and Part VI of such IRS Form W-8IMY (or applicable successor form or Parts) that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from Borrowers for the account of others under the Loan Documents.

(d) The Administrative Agent may resign from its capacity as Australian Security Trustee at any time in accordance with the Australian Security Trust Deed.

9.6 Acknowledgments of Lenders and Issuing Lenders.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender and Issuing Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.6(c) shall be conclusive, absent manifest error.

(ii)

Each Lender hereby further agrees that if it receives a payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)

Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv)

Each party’s obligations under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.7 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.8 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (including in its capacity as the Australian Security Trustee) on behalf of the Secured Parties in accordance with the terms thereof.

(b) The Secured Parties irrevocably authorize the Administrative Agent (including in its capacity as the Australian Security Trustee), at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(c) At least once each calendar year, the Administrative Agent will conduct or caused to be conducted an Annual Field Examination, pursuant to Section 6.6(b), and an Annual Appraisal, pursuant to Sections 6.6(a).

9.8 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.9 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or Administrative Agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10 Flood Insurance Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws. JPMCB, as administrative agent or Administrative Agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

9.11 Administrative Agent as security trustee.

(a) Notwithstanding any other provision of this Agreement, each Lender, each Issuing Lender and the Administrative Agent, in each case, on behalf of itself and its Affiliates as potential counterparties in respect of Secured Swap Obligations and providers of Banking Services irrevocably appoints the Administrative Agent to act as its trustee under and in connection with each E&W Security Document on the terms and conditions set out in any such Security Document to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any such E&W Security Document. Each of the Secured Parties authorizes the Administrative Agent to exercise the rights, remedies, power and discretions, specifically given to the Administrative Agent under or in respect of the E&W Security Documents, together with any rights, remedies, power and discretions, incidental thereto. In addition, when acting in the capacity of trustee for the Secured Parties, the Administrative Agent shall have all the rights, remedies and benefits of and in favor of the Administrative Agent contained in this Section 9.

(b) Any reference in this Agreement to Liens stated to be granted by a Loan Party in favor of the Administrative Agent pursuant to an E&W Security Document shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent in its capacity as security trustee of the Secured Parties.

(c) Nothing in this Section 9 shall require the Administrative Agent to act as a trustee at common law or to hold any property on trust in any jurisdiction outside the United Kingdom that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

9.12 Appointment of the Administrative Agent as Australian Security Trustee for the Australian Security Agreements.

(a) In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of the Administrative Agent (or any other Person acting in such capacity) in its capacity as Australian Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to, the Australian Guarantors, the Australian Security Documents or the security thereby created. Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Administrative Agent in its capacity as Australian Security Trustee or the security thereby created to the extent that such obligations relate to the Australian Security Documents or the security thereby created. Additionally, in its capacity as Australian Security Trustee, the Administrative Agent (or any other Person acting in such capacity) shall have: (i) all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Section 9; (ii) all the powers of an absolute owner of the security constituted by the Australian Security Documents; and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owned by it under the Australian Security Documents.

(b) Each Secured Party appoints the Australian Security Trustee under the terms of the Australian Security Trust Deed to act as its trustee under and in relation to the Australian Security Documents and to hold the assets subject to the security thereby created as trustee for the Secured Parties on trust and on the terms contained in the Australian Security Documents and Agent and each Secured Party authorizes the Australian Security Trustee under the terms of the Australian Security Trust Deed to exercise such rights, remedies, powers and discretions as are specifically delegated to Australian Security Trustee by the terms of the Australian Security Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto and the Australian Security Trustee accepts that appointment.

(c) On and from the date the Australian Security Trust Deed is entered into, each Secured Party hereby: (i) acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed; (ii) agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as that term is defined in the Australian Security Trust Deed); (iii) acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement; and (iv) without limiting the general application of paragraph (a) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed as an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

(d) The laws of Queensland govern this Section 9.12 and is executed as a deed poll in favor of the Australian Security Trustee and the Secured Parties from time to time.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Subject to Section 2.16(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) decrease or forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment of principal, interest, fees or other amounts, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders”, “Supermajority Lenders” or “Majority Facility Lenders” without the written consent of each Lender of the applicable Facility or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of the applicable Facility, as applicable), (iv) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties from their obligations under the Loan Documents in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17 or any other pro rata sharing provision or waterfall in any Loan Document without the written consent of each Lender in respect of each Facility adversely affected thereby; (vi) increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets, without the written consent of the Supermajority Lenders; (vii) modify eligibility criteria, as such eligibility criteria are in effect on the Closing Date (including adding new categories of eligible assets or eliminating any category of the Reserves in effect on the Closing Date; provided, however, that, for the avoidance of doubt, notwithstanding anything in this Section 10.1 to the contrary, the Administrative Agent may, in its Permitted Discretion and without the consent of any other Lenders, eliminate any category of Reserve that was added after the Closing Date by the Administrative Agent or otherwise modify the administration of any Reserve in its Permitted Discretion) in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders; (viii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (ix) subordinate the Lien on all or substantially all of the Collateral securing the Obligations to the Lien securing any other Indebtedness or the payment priority of the Obligations to any other Indebtedness without the written consent of each Lender affected thereby; provided that the consent of each affected Lender pursuant to this clause (ix) shall not be required in connection with any “debtor-in-possession” financing or the use of the Collateral in any insolvency proceeding; provided, further, that, for the avoidance of doubt, no Lender consent shall be required with respect to any subordination of Liens expressly permitted pursuant to Section 9.7(b), in each case, as in effect on the Closing Date; or (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof, in each case, as permitted by this Agreement and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders and (ii) no Lender’s consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement that is not prohibited by this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement and such other amendments reasonably related thereto as the Administrative Agent may determine.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document not materially adverse to any Lender and (ii) the Loan Documents may be amended in accordance with Section 2.24 and Section 2.25.

Furthermore, pursuant to clause (h) of the definition of Eligible Inventory, the Administrative Agent, with the consent of the Borrowers and each Lender, may amend this Agreement in its Permitted Discretion in order to reflect the addition of any Eligible Future Inventory Jurisdiction.

Subject to Section 6.10(e), if any fee-owned or leased real property shall be taken as Collateral then (a) the Lenders shall receive 45 days’ prior notice, (b) each Lender shall confirm to the Administrative Agent that it has completed all flood due diligence, receives copies of all flood insurance documentation and confirmed floor insurance compliance as required by the Flood Insurance Laws or as otherwise satisfactory to such Lender and (c) concurrently with the placement of the initial Lien on real property as Collateral, this Agreement shall be amended (in a manner satisfactory to each federally-regulated Lender) to include provisions regarding on-going compliance with Flood Insurance Laws, including a covenant to maintain appropriate flood insurance and provisions requiring satisfactory completion of flood insurance due diligence by all Lenders prior to taking a new Lien on real property or modifying any Loan Document to add, increase, renew or extend any loan, commitment or credit line hereunder.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Company:	Newell Brands Inc. 5 Concourse Parkway, NE, 8th Floor Atlanta, GA 30328 Attention: Brad Turner, General Counsel

Administrative Agent and Australian Security Trustee:	JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention: Matt Berindei Email: matthew.berindei@jpmorgan.com

Issuing Lender	As notified to the Administrative Agent and Company from time to time

Administrative Agent with respect to Loans or Letters of Credit to the Irish Borrower:

J.P. Morgan SE

Name: Loans Agency Group

Address: 25 Bank Street, Canary Wharf, London, E14 5JP

Telephone number: Switchboard (+1) 212 270 6000

Fax number: +44 (0)20 7777 2360 E-Fax: 12016395145@tls.ldsprod.com

Group email address: emea.london.agency@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent, the Australian Security Trustee or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Limitation of Liability; Payment of Expenses and Taxes.

(a) The Loan Parties agree that the Administrative Agent, Lenders, Arranger, Issuing Lenders, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons, and with respect to Issuing Lenders, correspondents and branches (each such Person being called a “Lender-Related Person”) shall not be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Lender-Related Person (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents. No Lender-Related Person or any Group Member shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) The Borrowers agree (i) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in each applicable jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers at least three (3) Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender, Issuing Lender and the Administrative Agent for all its reasonable and documented costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders (limited to one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively, plus in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person) and including all reasonable and documented costs and expenses incurred during any workout, restructuring or negotiations (it being understood that expenses reimbursed by the Borrowers under this Section 10.5 shall include costs and expenses incurred in connection with (A) appraisals, environmental reviews and insurance reviews, (B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination and (C) forwarding loan proceeds, collecting checks and other items of payment and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral), (iii) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender, each Issuing Lender, the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons, and with respect to Issuing Lenders, correspondents and branches (each, an “Indemnitee”) harmless from and against any and all other liabilities, losses, claims, damages, penalties, actions, judgments, suits, costs or expenses (including the reasonable and documented fees, disbursements and other charges of counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrowers, their equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to any Group Member or its operations or properties and the reasonable and documented fees, disbursements and other charges of legal counsel (limited to reasonable and documented fees, disbursements and other charges of one primary counsel for all Indemnitees (taken together as a single group or client) and, if necessary, one local counsel required in any relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel for all Indemnitees (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in any relevant jurisdiction and applicable special regulatory counsel) for all similarly affected Indemnitees) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons), (y) a material breach by such Indemnitee of its obligations under the Loan Documents or (z) disputes or proceedings that are brought by an Indemnitee against any other Indemnitee (other than any claims against any Arranger or Administrative Agent in its capacity or in fulfilling its roles as an Arranger or Administrative Agent hereunder or any similar role with respect to any Facility) to the extent such disputes do not arise from any act or omission of any Loan Party or any of its Affiliates. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their Subsidiaries not to assert, and hereby waives and agrees to cause their Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.4 shall be payable not later than 10 days after written demand therefor. This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

(c) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a) or (b) of this Section 10.4 to the Administrative Agent, each Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Obligations.

10.6 Successors and Assigns; Participations and Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(a) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)

the Company (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person (other than a Defaulting Lender); and provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)

the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of its Commitment or Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the Issuing Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)	Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000) unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)

(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing, to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee

(b) Any Lender may, without the consent of the Loan Parties or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Loan Parties’ request and expense, to use reasonable efforts to effectuate the provisions of Section 2.22 with respect to any Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that (x) the Loan Parties are notified of the participation sold to such Participant and the sale of the participation to the Participant is made with the Loan Parties’ prior written consent or (y) such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Loan Parties, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(d) For the avoidance of doubt, no Lender may assign or sell participations in or otherwise transfer all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it) to the Company or any of its Affiliates.

(e) The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set-off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Loan Parties, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Loan Parties (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Loan Parties; provided that if any Defaulting Lender shall exercise any such right of setoff (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Loan Parties and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Loan Parties and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Loan Parties or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Loan Parties and each other Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Loan Parties and the other Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Loan Parties and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. SUBJECT TO SECTION 9.12, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Loan Parties and each Credit Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party (other than any Foreign Security Documents), or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York located in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, to the courts of the State of New York located in the Borough of Manhattan), and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties or the applicable Credit Party at its address set forth in Section 10.2 or at such other address of which the applicable party shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages; and

(f) each Loan Party by their execution of this Agreement or another Loan Document hereby appoints the Company as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court of the Southern District of New York, and any appellate court from any thereof and expressly accept the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each Loan Party hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and each Loan Party agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each Loan Party.

10.13 Acknowledgments. The Loan Parties hereby acknowledge and agree that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens.

(a) Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this clause (a), the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, and shall file and record, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release including UCC-3 amendments or termination statements in relation to any UCC-1 financing statements then of record and any PPSA or PPSA (Australia) financing change statements in relation to any PPSA or PPSA (Australia) financing statements then of record, and shall promptly return to the relevant Loan Party any share certificates (and related powers and proxies), instruments, chattel paper, negotiable documents of title and other Collateral theretofore delivered to the Administrative Agent, each in the form in which the same was received, free and clear of all Liens created by and through the Administrative Agent.

(b) At such time as the Loans and the other obligations (other than indemnification or reimbursement obligations under Section 2.18, 2.19(a), 2.19(d) or 2.20 for which the Loan Parties have not been notified and contingent indemnification obligations that are expressly stated to survive repayment of the Facilities) under the Loan Documents shall have been paid in full, no Letters of Credit shall be outstanding (other than Letters of Credit cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender and the Administrative Agent) and the Commitments have been terminated, all Collateral created by the Security Documents and all Guarantees of the Obligations created by the Guarantee Agreements shall automatically be released from the Liens created by the Security Documents and the Guarantees created by the Guarantee Agreements, as applicable, and the Security Documents and Guarantee Agreements and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and the Guarantee Agreements shall automatically terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, and shall file and record, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release, including UCC-3 amendments or termination statements in relation to any UCC-1 financing statements then of record and PPSA or PPSA (Australia) financing change statements in relation to any PPSA or PPSA (Australia) financing statements then of record, and shall promptly return to the relevant Loan Party any share certificates (and related powers and proxies), instruments, chattel paper, negotiable documents and other Collateral theretofore delivered to the Administrative Agent, each in the form in which the same was received, free and clear of all Liens created by and through the Administrative Agent.

(c) If at any time (i) in compliance with the terms and provisions of this Agreement, all or substantially all of the equity interests of any Loan Party (other than a Borrower) are sold, transferred or otherwise disposed of in a transaction expressly permitted hereunder to a Person other than the Company or its Subsidiaries (so that such Loan Party is no longer a “Subsidiary” at such time) or (ii) a Loan Party (other than a Borrower or Discretionary Guarantor) becomes an Excluded Subsidiary, then in each case such Loan Party may, and in the discretion of the Company upon notice in writing to the Administrative Agent specifying the reason for such release shall, so long as no Event of Default is continuing or would result therefrom and such Subsidiary does not owe any amount under the Loan Documents that is due and payable, be released from its Guarantee in respect of the Obligations and all of its obligations under this Agreement and the other Loan Documents to which it is a party (including its obligations to pledge and grant any Collateral owned by it pursuant to the Security Documents) and any Collateral owned by such Loan Party, pursuant to the Security Documents, shall be released, and thereafter such Person shall no longer constitute a Loan Party and such property shall no longer constitute Collateral, in each case, under the Loan Documents; provided, that the automatic release of an Excluded Subsidiary as a result of the applicable Subsidiary ceasing to be a Wholly Owned Subsidiary by virtue of the transfer, contribution, merger or issuance of such Subsidiary’s Equity Interests shall not be permitted pursuant to this clause (c) to the extent (1)(x) the applicable transfer of Equity Interests was to an Affiliate of the Company, (y) the primary purpose of such transfer was to release such Subsidiary as a Loan Party, or (z) such Loan Party owns or is the exclusive licensee of any Material Intellectual Property or (2) such Loan Party continues to be a guarantor or co-borrower, as applicable, in respect of any other Indebtedness for borrowed money, in each case, incurred by Holdings, the Company or another Subsidiary, (3) such release would not be an Investment in such Subsidiary permitted by Section 7.7 or (4) if a Default or an Event of Default is continuing or would result therefrom. At the request of the Company, the Administrative Agent shall, at the Company’s expense, execute such documents as are necessary or appropriate to acknowledge any such release in accordance with this Section 10.14. For the avoidance of doubt, any automatic release of a Loan Party as a result of becoming a non-Wholly Owned Subsidiary shall constitute an Investment by the Company therein in an amount equal to the portion of fair market value of the net assets of such Subsidiary attributable to the Company’s direct or indirect, as applicable, Equity Interest therein. For the avoidance of doubt, no Discretionary Guarantor may be released from the Guarantee of its Obligations without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in any Loan Document, in no event shall any release of any Lien on any Collateral or any release of any guarantee of the Obligations be provided in respect of any Loan Party or any assets contributing more than 2.5% of the Borrowing Base unless the Administrative Agent receives a completed Borrowing Base Certificate concurrently with such release.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Loan Parties having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above.

Notwithstanding anything to the contrary contained herein, to the extent permitted by the PPSA (Australia), the parties agree to keep all information of the kind permitted by section 275(1) of the PPSA (Australia) confidential and not to disclose that information to any other person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective

Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), in each case made expressly for the benefit of the Loan Parties, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, that are advised of the confidential nature of such information and of this Section 10.15, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section 10.15 or any other applicable confidentiality or non-disclosure requirement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent relevant to the proceedings pursuant to which such remedy is being exercised, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (k) if agreed by the Loan Parties in their sole discretion, to any other Person.

Nothing in any Loan Document shall prevent the disclosure of any information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of DAC6.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Loan Parties and their Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Loan Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Loan Parties and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Company hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Approved Borrower Portal.

10.16 WAIVERS OF JURY TRIAL. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

10.18 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement on its behalf, perform such Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of such Intercreditor Agreement.

10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.21 [Reserved].

10.22 Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Loan Parties under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligations of the Loan Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each applicable Loan Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

10.23 Collateral Limitations.

(a) It is the intention of the parties hereto that the provisions whereby the Loan Parties grant Liens to secure Obligations not violate Section 1007 of the 2014 Indenture, Section 4.06 of the 2024 Supplemental Indentures or Sections 4.12 and 4.13 of the 2025 Indenture (in each case, including any Permitted Refinancing Indebtedness thereof, individually or collectively, as the context may require, the “Indenture Liens Covenant”) or require the application of any “equal and ratable” provisions thereunder (individually and collectively, the “Equal and Ratable Clause”) for so long as such provisions are in effect. Notwithstanding anything to the contrary in any Loan Document (but subject to clause (c) below), the Secured Obligation Aggregate Amount shall not exceed the maximum amount of Obligations that may be so secured without violating any Indenture Liens Covenant or requiring application of any Equal and Ratable Clause (the “Secured Obligations Maximum Amount”), and the amount thereof shall be so limited to the Secured Obligations Maximum Amount automatically and without further action by any Person.

(b) To the extent that the Secured Obligation Aggregate Amount is limited by application of the Secured Obligations Maximum Amount, then any amount of Obligations that would otherwise be secured but for application thereof shall be determined in inverse order to the application of payments specified in Section 8.1 and 2.17(b). For the avoidance of doubt, the Obligations included in the last clause of such application of payments shall be the first to be deemed unsecured as a result of the application hereof; and if the remaining amounts to be so secured would still exceed the Secured Obligations Maximum Amount, then the Obligations included in the penultimate clause of such list shall be deemed unsecured, to the extent so required. If, as a result of application of the Secured Obligations Maximum Amount and this clause (b), any Obligations referred to in an item in such application of payments must be unsecured in part and not in whole, then the portion of such Obligations that are not required to be unsecured as a result of application of the Secured Obligations Maximum Amount and this clause (b) shall be deemed to be secured by the Collateral, pro rata among all such Obligations in such item in accordance with the respective amounts of such Obligations.

(c) To the extent that, notwithstanding the requirements of Section 7.3 and the other provisions and requirements of the Loan Documents, any event occurs that triggers application of any Equal and Ratable Clause (an “Indenture Trigger Event”), at the time that the Company or any Subsidiary grants a Lien on its assets to holders of the Existing Notes as to which such Indenture Trigger Event has occurred in order to satisfy the requirements of such Equal and Ratable Clause, the Secured Obligations Maximum Amount shall no longer apply to the Obligations and the full amount of the Obligations shall be secured by all of the Collateral, without any reference to, or application of, the Secured Obligations Maximum Amount. In addition, in the event that 2014 Indenture, the 2024 Supplemental Indentures and the 2025 Indenture are terminated and no Indenture Liens Covenant or Equal and Ratable Clauses is applicable (including through satisfaction of all conditions of satisfaction and discharge), (i) the Secured Obligations Maximum Amount shall no longer apply to limit the Secured Obligation Aggregate Amount, and the full amount of the Obligations shall be secured by all of the Collateral, without any reference to, or application of, the Secured Obligations Maximum Amount and (ii) the definitions and provisions in this Agreement utilizing the term 2014 Indenture, the 2024 Supplemental Indentures or 2025 Indenture shall be interpreted as if neither the 2014 Indenture nor the 2025 Indenture were in effect but with no cap, restriction or limitation on the amount of the Obligations that may be secured by any Collateral. The Company will not enter into any agreement, or amend or modify any existing agreement, including without limitation any amendment or refinancing or replacement of the 2014 Indenture, the 2024 Supplemental Indentures or 2025 Indenture, that would reduce directly or indirectly the Secured Obligations Maximum Amount from the amount so determined in accordance with the Indenture Liens Covenant (including through application of any “equal and ratable” clause) or otherwise limit the amount of Obligations permitted to be secured under the Loan Documents or otherwise amend how such Secured Obligations Maximum Amount is determined.

10.24 Maximum Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

10.25 Interest Act (Canada).

(a) For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

(b) Each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the Loans based on the methodology for calculating per annum rates provided for in this Agreement. Each of the Lenders agree that if requested in writing by any Borrower it will calculate the nominal and effective per annum rate of interest on the Loans outstanding at the time of such request and provide such information to the Borrowers promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrowers or any other Loan Party of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Lenders. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Loan Documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to the Loan Parties.

10.26 Exclusions of the PPSA (Australia)10.27 .

(a) Where any Secured Party has a security interest (as defined in the PPSA (Australia)) under any Loan Document, to the extent the law permits:

(i)	for the purposes of sections 115(1) and 115(7) of the PPSA (Australia):

(i). each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the PPSA (Australia); and

(ii). sections 142 and 143 of the PPSA (Australia) are excluded;

(ii)	for the purposes of section 115(7) of the PPSA (Australia), each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3) of the PPSA (Australia);

(iii)	each Party waives its right to receive from any Secured Party any notice required under the PPSA (Australia) (including a notice of a verification statement); and

(iv)

if a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA (Australia) unless the Secured Party states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the PPSA (Australia).

(b) This does not affect any rights a Person has or would have other than by reason of the PPSA (Australia) and applies despite any other clause in any Loan Document.

10.27 PPSA (Australia) further Assurances. Whenever the Administrative Agent reasonably requests a Loan Party to do anything:

(a) to ensure any Loan Document (or any security interest (as defined in the PPSA (Australia)) is fully effective, enforceable and perfected with the contemplated priority;

(b) for more satisfactorily assuring or securing to the Loan Parties the property the subject of any such security interest or other security in a manner consistent with the Loan Documents; or

(c) for aiding the exercise of any power in any Loan Document,

the Loan Party shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWELL BRANDS INC.,

By:	/s/ Robert Westreich
Name: Robert Westreich
Title: Senior Vice President, Treasurer & Chief Tax Officer

[Signature Page to ABL Credit Agreement]

NEWELL BRANDS IRELAND SERVICES DESIGNATED ACTIVITY COMPANY,

By:	/s/ Robert Westreich
Name: Robert Westreich
Title: Director

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Australian Security Trustee, as a Lender and as an Issuing Lender

By:	/s/ John Morrone
Name: John Morrone
Title: Authorized Officer

[Signature Page to ABL Credit Agreement]

J.P. MORGAN SE., as Administrative Agent

By:	/s/ Suzanne Sambell
Name: Suzanne Sambell
Title: Vice President

[Signature Page to ABL Credit Agreement]

J.P. MORGAN SE., as a Lender and as an Issuing Lender

By:	/s/ Graeme Syme
Name: Graeme Syme
Title: ED

By:	/s/ Richard Johansson
Name: Richard Johansson
Title: Managing Director

[Signature Page to ABL Credit Agreement]

Bank of America N.A, as a Lender, an Issuing Lender, and a Notifying Lender

By:	/s/ Aangi Kothari
Name: Aangi Kothari
Title: SVP

Bank of America Europe DAC, as a Lender and as an EU Lender

By:	/s/ G.A. Bazaz
Name: G.A. Bazaz
Title: Managing Director

[Signature Page to ABL Credit Agreement]

Bank of America N.A., acting through its Canada Branch as a Lender

By:	/s/ Davood Ashrafi
Name: Davood Ashrafi
Title: Assistant Vice President

[For Lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to ABL Credit Agreement]

CITIBANK, N.A. as a Lender and an Issuing Lender

By:	/s/ Michelle Pratt
Name: Michelle Pratt
Title: Vice President & Director

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to ABL Credit Agreement]

ROYAL BANK OF CANADA, as a Lender and an Issuing Lender

By:	/s/ Guido Borrelli
Name: Guido Borrelli
Title: Authorized Signatory

[Signature Page to ABL Credit Agreement]

Wells Fargo Bank, National Association, as a Lender and an Issuing Lender

By:	/s/ Jose I. Escalante
Name: Jose I. Escalante
Title: Authorized Signer

Wells Fargo Capital Finance (UK) Ltd

By:	/s/ Alison Powell
Name: Alison Powell
Title: Authorised Signatory

[Signature Page to ABL Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas A. Getty, Jr.
Name: Thomas A. Getty, Jr.
Title: Director

[Signature Page to ABL Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tony Savage
Name: Tony Savage
Title: Senior Vice President

[Signature Page to ABL Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Donald J. Cavanagh
Name: Donald J. Cavanagh
Title: Senior Vice President

[Signature Page to ABL Credit Agreement]